UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MERGE HEALTHCARE INCORPORATED
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MERGE HEALTHCARE INCORPORATED
350 North Orleans Street
Chicago, Illinois 60654

September 11, 2015

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Merge Healthcare Incorporated, a Delaware corporation (“Merge Healthcare,” the “Company,” “we,” “us” or “our”), to be held on October 13, 2015, at 10:00 a.m., local time, at our offices located at 350 North Orleans Street, First Floor, Chicago, Illinois 60654.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 6, 2015, by and among International Business Machines Corporation (“IBM”), Datong Acquisition Corp. (“merger sub”), a wholly-owned subsidiary of IBM, and Merge Healthcare, as such agreement may be amended from time to time. Pursuant to the merger agreement, merger sub will merge with and into Merge Healthcare and as a result, under Delaware law, Merge Healthcare will become a wholly-owned subsidiary of IBM. We are also asking that you consider and vote upon proposals to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and to approve, on an advisory (non-binding) basis, the compensation arrangements disclosed in the accompanying proxy statement that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

If the merger is completed, Merge Healthcare stockholders will be entitled to receive:

•	$7.13 in cash, without interest and less any applicable withholding taxes, for each share of Merge Healthcare common stock owned by them as of the effective time of the merger (unless they have properly and validly perfected their statutory rights of appraisal with respect to the merger, and except for restricted shares of our common stock held by our or any of our subsidiaries’ employees, who will be entitled to receive the applicable merger consideration for their restricted shares on a deferred basis subject to the conditions described in the accompanying proxy statement), and
•	$1,500.00 in cash, without interest and less any applicable withholding taxes, for each share of Merge Healthcare Series A Convertible Preferred Stock owned by them as of the effective time of the merger (unless they have properly and validly perfected their statutory rights of appraisal with respect to the merger).

Our board of directors has determined that the terms and conditions of the merger and the merger agreement are fair to, and advisable and in the best interests of, Merge Healthcare and our stockholders. Accordingly, our board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby, and recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and “FOR” the approval, on an advisory (non-binding) basis, of certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

Our board of directors considered a number of factors in evaluating the transaction and consulted with our legal and financial advisors. The enclosed proxy statement provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully in its entirety.

Your vote is very important, regardless of the number of shares you own.

The proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and Series A Convertible Preferred Stock, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock. Therefore, if you do not return your proxy card in the mail, submit a proxy via the Internet or telephone or attend the special meeting and vote in person, then your decision not to respond will have the same effect as if you voted “AGAINST” adoption of the merger agreement.

Approval of each of the other proposals (i) to adjourn the special meeting to a later date, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting and (ii) to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of our common stock and Series A Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, assuming a quorum is present. A failure to vote will have no effect on the outcome of the adjournment proposal or the proposal regarding compensation arrangements, assuming a quorum is present.

Only holders who owned shares of our common stock or Series A Convertible Preferred Stock at the close of business on September 10, 2015, the record date for the special meeting, will be entitled to vote at the special meeting. As of the close of business on the record date, our outstanding capital stock was entitled to votes representing the equivalent of 110,810,801 shares of our common stock, including (i) 99,290,064 shares of our common stock and (ii) 50,000 shares of our Series A Convertible Preferred Stock, which entitled the holders of record of such Series A Convertible Preferred Stock to voting rights equal to 11,520,737 shares of our common stock. To vote your shares, you may return your proxy card, submit a proxy via the Internet or telephone or attend the special meeting and vote in person. Even if you plan to attend the meeting, we urge you to promptly submit a proxy for your shares via the Internet or telephone or by completing, signing, dating and returning the enclosed proxy card.

If you sign, date and return your proxy card or submit a proxy via the Internet or telephone without indicating how you wish to vote, your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and “FOR” the approval, on an advisory (non-binding) basis, of certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger. If you fail to submit a proxy, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

Thank you for your continued support of Merge Healthcare.

Sincerely,

Justin C. Dearborn
Chief Executive Officer
President and Corporate Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated September 11, 2015 and is first being mailed to stockholders of Merge Healthcare on or about September 11, 2015.

MERGE HEALTHCARE INCORPORATED
350 North Orleans Street
Chicago, Illinois 60654

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of Merge Healthcare Incorporated:

Merge Healthcare Incorporated (“Merge Healthcare”) will hold a special meeting of stockholders at Merge Healthcare’s offices located at 350 North Orleans Street, First Floor, Chicago, Illinois 60654, at 10:00 a.m., local time, on October 13, 2015 for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of August 6, 2015, by and among International Business Machines Corporation, a New York corporation (“IBM”), Datong Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of IBM, and Merge Healthcare, as such agreement may be amended from time to time;
2.	To consider and vote upon the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting; and
3.	To consider and vote upon the approval, on an advisory (non-binding) basis, of certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

Only record holders of Merge Healthcare common stock or Series A Convertible Preferred Stock at the close of business on September 10, 2015, the record date for the special meeting, are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting. Your vote is important, regardless of the number of shares of Merge Healthcare common stock or Series A Convertible Preferred Stock that you own. At the close of business on September 10, 2015, Merge Healthcare outstanding capital stock was entitled to votes representing the equivalent of 110,810,801 shares of Merge Healthcare common stock, including (i) 99,290,064 shares of Merge Healthcare common stock, and (ii) 50,000 shares of Merge Healthcare Series A Convertible Preferred Stock, which entitle the holders of record of such Series A Convertible Preferred Stock to voting rights equal to 11,520,737 shares of Merge Healthcare common stock.

The proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and Series A Convertible Preferred Stock, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock. Approval of each of the other proposals (i) to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting and (ii) to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of our common stock and Series A Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, assuming a quorum is present.

Under Delaware law, if the merger is completed, holders of our common stock or Series A Convertible Preferred Stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your appraisal rights, you must (i) submit a written demand for an appraisal of your shares prior to the stockholder vote on the merger agreement, (ii) not vote in favor of adoption of the merger agreement and (iii) comply with other Delaware law procedures explained in the accompanying proxy statement. See “The Merger – Appraisal Rights” beginning on page 45 of the proxy statement and Annex D to the proxy statement.

Holders of common stock and Series A Convertible Preferred Stock as of the close of business on September 10, 2015 are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from that record holder. Please note that stockholders who wish to attend the special meeting are encouraged to register no later than October 6, 2015 on our website at http://www.merge.com/SpecialMeeting.aspx.

If you sign, date and return your proxy card or submit a proxy via the Internet or telephone without indicating how you wish to vote, your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and “FOR” the approval, on an advisory (non-binding) basis, of certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger. If you fail to return your proxy card and do not submit your proxy via the Internet or by telephone, your shares will effectively be counted as a vote “AGAINST” the adoption of the merger agreement, will not be counted for purposes of determining whether a quorum is present at the special meeting and will have no effect on either (i) the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to permit solicitations of additional proxies or (ii) the proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger, assuming a quorum is present.

If you do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. You may revoke your proxy in the manner described in the enclosed proxy statement at any time before it has been voted at the special meeting.

In addition, holders of Series A Convertible Preferred Stock are hereby notified that the merger will constitute a Change of Control as defined in the certificate of designation of the Series A Convertible Preferred Stock.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and “FOR” the approval, on an advisory (non-binding) basis, of certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Annex A to the proxy statement.

By Order of the Board of Directors,

Justin C. Dearborn Chief Executive Officer, President and Corporate Secretary

Chicago, Illinois
September 11, 2015

YOUR VOTE IS IMPORTANT.

Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the Internet, as promptly as possible in order to ensure your representation at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from that record holder.

MERGE HEALTHCARE INCORPORATED
SPECIAL MEETING OF STOCKHOLDERS

i

Annex A – Agreement and Plan of Merger

Annex B – Stockholders Agreement

Annex C – Opinion of Goldman, Sachs & Co.

Annex D – Section 262 of the General Corporation Law of the State of Delaware

Merge Healthcare Incorporated
350 North Orleans Street
Chicago, Illinois 60654

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the special meeting of our stockholders and the merger. These questions and answers may not address all questions that may be important to you as a Merge Healthcare stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “Merge Healthcare,” the “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Merge Healthcare Incorporated. In addition, throughout this proxy statement, we refer to Datong Acquisition Corp. as “merger sub” and to International Business Machines Corporation as “IBM.” We refer to our common stock and Series A Convertible Preferred Stock collectively as our “capital stock” in this proxy statement. We refer to holders of our capital stock collectively as our “stockholders” in this proxy statement.

The Special Meeting

Q:	Why did I receive these proxy materials?
A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of our stockholders, or at any adjournments or postponements of the special meeting, at which our stockholders will be asked to vote to adopt the Agreement and Plan of Merger, dated as of August 6, 2015, by and among IBM, merger sub and us, as such agreement may be amended from time to time, which we refer to as the “merger agreement” in this proxy statement, and to approve the other matters that we describe herein.
Q:	Where and when is the special meeting?
A:	The special meeting of our stockholders will be held on October 13, 2015, at 10:00 a.m., local time, at our offices located at 350 North Orleans Street, First Floor, Chicago, Illinois 60654.
Q:	What am I being asked to vote on?
A:	You are being asked to grant the proxies identified in the enclosed proxy card authority to vote to adopt the merger agreement, which provides for the acquisition of Merge Healthcare by IBM. The proposed acquisition would be accomplished through a merger of merger sub, a wholly-owned subsidiary of IBM, with and into Merge Healthcare. As a result of the merger, we will become a wholly-owned subsidiary of IBM, and our common stock will cease to be listed on the NASDAQ Global Select Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Securities Exchange Act” in this proxy statement. In addition, as a result of the merger, all shares of our Series A Convertible Preferred Stock will no longer be issued and outstanding.

In addition, you are being asked to grant to the proxies identified in the enclosed proxy card discretionary authority to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement. If we do not receive proxies from stockholders holding a sufficient number of shares to adopt the merger agreement, we could use the additional time to solicit additional proxies in favor of adoption of the merger agreement.

Additionally, you are being asked to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

Q:	How does Merge Healthcare’s board recommend that I vote?
A:	At a meeting held on August 5, 2015, our board of directors, other than Justin Dearborn, our chief executive officer, who abstained from the vote, unanimously approved the merger agreement and determined that the merger agreement and the terms and conditions of the merger and the merger agreement are fair to and advisable and in the best interests of Merge Healthcare and its stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and “FOR” the approval, on an advisory (non-binding) basis, of certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

The Proposed Merger

Q:	What will I be entitled to receive pursuant to the merger?
A:	As a result of the merger, holders of our common stock will be entitled to receive $7.13 in cash, without interest and less any applicable withholding taxes, for each share of our common stock they own as of the effective time of the merger. For example, if you own 100 shares of our common stock, you will be entitled to receive $713.00 in cash, without interest, less any applicable withholding taxes, in exchange for your 100 shares of common stock upon the effective time of the merger. You will not own shares in the surviving corporation. However, if you are an employee of Merge Healthcare or any of its subsidiaries and you hold restricted shares of our common stock as of the effective time, those shares will be cancelled and you will be entitled to receive the applicable merger consideration (defined below) for those restricted shares on a deferred basis subject to the conditions described in this proxy statement.

As a result of the merger, holders of our Series A Convertible Preferred Stock will be entitled to receive $1,500.00 in cash, without interest and less any applicable withholding taxes, for each share of our Series A Convertible Preferred Stock they own as of the effective time of the merger. The common stock merger consideration and the Series A Convertible Preferred Stock merger consideration are referred to individually and collectively, as applicable, as the “merger consideration” in this proxy statement.

As a result of the merger, outstanding Merge Healthcare equity awards will either be cancelled and converted into a right to receive a cash payment at the effective time of the merger or, in some cases, converted into comparable awards for common stock of IBM or cancelled and converted into a right to potentially receive a cash payment at a later date.

Q:	What regulatory approvals and filings are needed to complete the merger?
A:	The merger is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. See “The Merger—Regulatory Matters” beginning on page 52.
Q:	When do you expect the merger to be completed?
A:	The closing of the transaction is subject to regulatory review, Merge Healthcare stockholder approval, and other customary closing conditions, and is anticipated to occur later this year.
Q:	What rights do I have if I oppose the merger?
A:	Holders of our common stock and Series A Convertible Preferred Stock as of the record date are entitled to appraisal rights under Delaware law by following the procedures and satisfying the requirements specified in Section 262 of the General Corporation Law of the State of Delaware. A copy of Section 262 is attached as Annex D to this proxy statement. See “The Merger—Appraisal Rights” beginning on page 45.
Q:	What will happen to outstanding Merge Healthcare equity compensation awards in the merger?
A:	Under the merger agreement, equity awards will either be cancelled and converted into a right to receive a cash payment at the effective time of the merger or, in some cases, converted into comparable awards for common stock of IBM or cancelled and converted into a right to potentially receive a cash payment at a later date, as described in more detail below. See “The Merger Agreement—Treatment of Outstanding Stock Options, Restricted Shares and Purchase Rights” beginning on page 53.

v

Stock Options

Stock options to acquire Merge Healthcare’s common stock outstanding and unexercised at the effective time of the merger will be treated in one of the following manners:

Cash-Out Options. Each outstanding option to acquire shares of our common stock to the extent (i) vested (or vesting in connection with the merger), or (ii) such option (whether vested or unvested) is held by any of our or our subsidiaries’ non-employee directors, consultants or independent contractors will be cancelled at the effective time of the merger and will be converted into the right of the holder thereof to receive in consideration for such cancellation an amount in cash, without interest and less any applicable withholding taxes, payable at or as soon as practicable following the effective time of the merger, equal to the product of the number of shares of our common stock that are subject to such option and the excess, if any, of the common stock merger consideration of $7.13 per share over the exercise price per share of the common stock subject to such option. Each outstanding option to acquire shares of our common stock (whether vested or unvested) that has an exercise price per share greater than or equal to the common stock merger consideration of $7.13 per share will be cancelled for no consideration.

Rollover Options. Each outstanding option to acquire shares of our common stock that will not be cancelled in the manner described in the preceding paragraph will be converted into an option to acquire, on substantially the same terms and conditions as were applicable to such option prior to the effective time of the merger (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned shares of common stock), the number of shares of IBM’s common stock (rounded down to the nearest whole share) equal to the product of the number of shares of our common stock that are subject to such option and the exchange ratio. The exchange ratio is a fraction, the numerator of which is the common stock merger consideration of $7.13 per share and the denominator of which is the average closing price per share of IBM’s common stock on the New York Stock Exchange Composite Transactions Tape on the 20 trading days immediately prior to the date of the effective time of the merger. The exercise price of such converted option per share of IBM’s common stock as of immediately following such conversion will be equal to the per share exercise price for the shares of our common stock otherwise purchasable pursuant to such option prior to the effective time divided by the exchange ratio, rounded up to the nearest whole cent.

Restricted Shares

Restricted shares that are outstanding at the effective time of the merger will be treated in one of the following manners:

Cash-Out Restricted Shares. Each outstanding restricted share held by any of our or our subsidiaries’ non-employee directors, consultants or independent contractors will be cancelled at the effective time of the merger and will be converted into the right of the holder thereof to receive in consideration for such cancellation an amount in cash, without interest and less any applicable withholding taxes, equal to the common stock merger consideration of $7.13 per share.

Other Restricted Shares. Each outstanding restricted share held by our or any of our subsidiaries’ employees will be cancelled at the effective time of the merger and no consideration will be provided for such restricted shares except as provided further in this paragraph; provided, that, IBM will pay to each holder of restricted shares cancelled in this manner a cash payment equal to $7.13 multiplied by the number of such restricted shares that would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed, with such cash payment to be made on or within 20 business days after the date or dates on which such vesting or lapse of restriction would have occurred had such restricted shares not been cancelled and converted into a right to receive a cash payment; provided further, that in order to receive such cash payment, the holder of restricted shares must be an employee of IBM or any of its affiliates on the applicable date at which such restricted shares would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed.

Treatment of Purchase Rights under Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan

Under the merger agreement, if the Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan, which we refer to as the “ESPP” in this proxy statement, remains in effect on the last trading day before the effective time of the merger, each purchase right outstanding under the ESPP will be terminated in exchange for a cash payment equal to the excess of (A) the common stock merger consideration of $7.13 per share over (B) 85% of the lesser of (i) the closing price of a share of our common stock on the NASDAQ Global Select Market on the last trading day before the commencement of the last offering period and (ii) the closing price of a share of our common stock on the NASDAQ Global Select Market on the last trading day before the effective time of the merger, subject to the limitations under the ESPP regarding the maximum number and value of shares of our common stock purchasable with respect to any offering period.

Q:	Will the merger be taxable to me?
A:	The receipt of cash pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. holder in the merger and the U.S. holder’s adjusted tax basis in the shares of our common stock or Series A Convertible Preferred Stock converted into cash in the merger. If you are a non-U.S. holder, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger —Material United States Federal Income Tax Consequences of the Merger” beginning on page 49.

Voting and Proxy Procedures

Q:	Who is entitled to vote at the special meeting?
A:	Only record holders of our common stock or Series A Convertible Preferred Stock as of the close of business on September 10, 2015 are entitled to receive notice of the special meeting and to vote the shares of our common stock or Series A Convertible Preferred Stock that they held at that time at the special meeting or at any adjournments or postponements of the special meeting.
Q:	How many shares will be entitled to vote at the special meeting?
A:	At the close of business on September 10, 2015, the record date for the special meeting, our outstanding capital stock was entitled to votes representing the equivalent of 110,810,801 shares of our common stock, including (i) 99,290,064 shares of our common stock and (ii) 50,000 shares of our Series A Convertible Preferred Stock, which entitled the holders of record of such Series A Convertible Preferred Stock to voting rights equal to 11,520,737 shares of our common stock.
Q:	What vote is required to adopt the merger agreement?
A:	The proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and Series A Convertible Preferred Stock, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock.
Q:	What vote is required to adjourn the special meeting to a later date, if necessary or appropriate, in order to solicit additional proxies from our stockholders in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting?
A:	Approval of the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting, requires the affirmative vote of the holders of a majority of the shares of our common stock and Series A Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, assuming a quorum is present. In the event that a quorum is not present in person or represented by proxy at the special meeting, it is expected that the special meeting will be adjourned by the chairman of the meeting to solicit additional proxies.

Our bylaws provide that a quorum is present at the special meeting if the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote at such meeting whether present in person or represented by proxy are present at such meeting.

Q:	What vote is required to approve the advisory (non-binding) proposal regarding the compensation arrangements that the named executive officers of Merge Healthcare may receive in connection with the merger?
A:	Approval of the proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of our common stock and Series A Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, assuming a quorum is present. In the event that a quorum is not present in person or represented by proxy at the special meeting, it is expected that the special meeting will be adjourned by the chairman of the meeting to solicit additional proxies.

Our bylaws provide that a quorum is present at the special meeting if the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote at such meeting are present in person or represented by proxy at such meeting.

Q:	Why am I being asked to cast a non-binding, advisory vote to approve the compensation arrangements that the named executive officers of Merge Healthcare may receive in connection with the merger?
A:	Section 14A of the Securities Exchange Act requires us to conduct a vote, on an advisory (non-binding) basis, regarding certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.
Q:	What will happen if our stockholders do not approve the compensation arrangements at the special meeting?
A:	Approval of the compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement and is not a condition to the completion of the merger. The vote with respect to the compensation arrangements is an advisory vote and will not be binding on Merge Healthcare or IBM. Therefore, if the merger is approved by our stockholders and completed, the compensation (if any) will become payable to the named executive officers if and when due, regardless of the outcome of the advisory vote on the compensation arrangements.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted “AGAINST” the adoption of the merger agreement but will have no effect, assuming a quorum is present, on either (i) the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to permit solicitations of additional proxies or (ii) the proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.
Q:	What do I need to do now?
A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or submit a proxy via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders. If you hold your shares of our common stock in “street name,” follow the instructions you receive from your broker or bank. Please do not send your stock certificates with your proxy card.

Q:	May I vote in person?
A:	Yes. If your shares are registered in your name, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or submitting a proxy via the Internet or telephone. If your shares are held in “street name,” you must obtain a proxy from your broker or other nominee in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy card or submit a proxy via the Internet or telephone to ensure that your shares will be represented at the special meeting. In order to attend the Special Meeting in person you are encouraged to register in advance. For further information, please see “How do I register to attend the Special Meeting in person?” below.
Q:	How do I vote my shares of common stock or Series A Convertible Preferred Stock? May I submit a proxy via the Internet or telephone?
A:	If your shares are registered in your name, you may cause your shares of common stock or Series A Convertible Preferred Stock to be voted by returning a signed proxy card or vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet or by telephone. You must have the enclosed proxy card available and follow the instructions on the proxy card in order to submit a proxy via the Internet or telephone.

If your shares are held in “street name” through a broker or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker or nominee, or via the Internet or telephone through your broker or nominee, if such a service is provided. To provide voting instructions via the Internet or telephone through your broker or nominee, you should follow the instructions on the voting form provided by your broker or nominee.

Q:	What happens if I do not return my proxy card, submit a proxy via the Internet or telephone or attend the special meeting and vote in person?
A:	In the event that a quorum is not present in person or represented by proxy at the special meeting, it is expected that the special meeting will be adjourned by the chairman of the meeting to solicit additional proxies. In the event a quorum is present, the proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and Series A Convertible Preferred Stock, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock. Therefore, if you do not return your proxy card, submit a proxy via the Internet or telephone, or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” the adoption of the merger agreement.

Approval of each of the other proposals (i) to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and (ii) to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of our common stock and Series A Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, assuming a quorum is present. Therefore, if you do not vote in person or by proxy, it will have no effect on the outcome of such proposals, assuming a quorum is present.

Q:	May I change my vote after I have mailed my signed proxy card or delivered a proxy via the Internet or telephone?
A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. If you have sent a proxy directly to Merge Healthcare, you may revoke your proxy by:
•	delivering a written revocation of the proxy or a later dated, signed proxy card, to our Assistant Corporate Secretary at our corporate offices at Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029, on or before the business day prior to the special meeting;

•	delivering a new, later dated proxy by telephone or via the Internet until the deadline for voting as provided on the proxy card;
•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or
•	attending the special meeting and voting in person.

If you have instructed a broker or other nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker or nominee to change those instructions.

Revocation of a proxy will not affect any vote taken prior to revocation. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Q:	How do I register to attend the Special Meeting in person?
A:	Please note that stockholders who wish to attend the special meeting are encouraged to register no later than October 6, 2015 on our website at http://www.merge.com/SpecialMeeting.aspx.
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or submit via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.
Q:	What happens if I sell or otherwise transfer my shares of Merge Healthcare common stock or Series A Convertible Preferred Stock before the special meeting?
A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of our common stock or Series A Convertible Preferred Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will transfer the right to receive the common stock or Series A Convertible Preferred Stock merger consideration and lose the right to seek appraisal. Even if you sell or otherwise transfer your shares of our common stock or Series A Convertible Preferred Stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone.
Q:	What happens if the holders of Series A Convertible Preferred Stock exercise their conversion rights before the effective time of the merger?
A:	The holders of Series A Convertible Preferred Stock have the right to convert each share of Series A Convertible Preferred Stock into shares of our common stock equal to the quotient determined by dividing (i) the sum of their $1,000.00 per share liquidation value, plus the unpaid dividends thereon at such time, by (ii) $4.14, as it may be adjusted from time to time pursuant to the certificate of designation of the Series A Convertible Preferred Stock. As of September 10, 2015, the record date for the special meeting, the 50,000 outstanding shares of Series A Convertible Preferred Stock were entitled to be converted into approximately 12,279,796 shares of our common stock. We expect the holders of Series A Convertible Preferred Stock to convert their shares into shares of our common stock before the effective time of the merger, but there is no guarantee that the holders will convert their shares before the effective time of the merger.
Q:	Should I send in my common stock or Series A Convertible Preferred Stock certificates now?
A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the common stock merger consideration of $7.13 per share in cash, or shares of Series A Convertible Preferred Stock for the Series A Convertible Preferred Stock merger consideration of $1,500.00 per share in cash, in each case without interest and less any applicable withholding taxes.

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Q:	Who can help answer my questions?
A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Merge Healthcare Incorporated
Attn: Investor Relations
350 North Orleans Street, First Floor
Chicago, IL 60654
Telephone: (312) 565–6868

Neither the Securities and Exchange Commission, which we refer to as the “SEC” in this proxy statement, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project” “should,” “could” and similar expressions. Factors that may affect those forward-looking statements include, among other things:

•	the risk that the merger may not be consummated in a timely manner, if at all;
•	the risk that the regulatory approvals required to complete the merger will not be obtained in a timely manner, if at all;
•	the risk that the merger agreement may be terminated in circumstances that require us to pay IBM a termination fee of $26.0 million in connection therewith;
•	risks regarding a loss of or a substantial decrease in purchases by our major customers;
•	risks related to diverting management’s attention from our ongoing business operations;
•	risks regarding employee retention; and
•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q, which discuss other important risk factors concerning our operations.

We caution you that reliance on any forward-looking statement involves risks and uncertainties and that, although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” on page 75. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document governing the merger. Each item in this summary references another section of this proxy statement with more detailed disclosure about that item.

The Companies (page 17)

Merge Healthcare Incorporated
Attn: Investor Relations
350 North Orleans Street, First Floor
Chicago, IL 60654
Telephone: (312) 565–6868

We are a Delaware corporation that was founded in 1987. We develop enterprise imaging software solutions that facilitate the sharing of images to create a more effective and efficient electronic healthcare experience for patients and physicians. Our solutions are designed to help solve some of the most difficult challenges in health information exchange today, such as the incorporation of medical images and diagnostic information into broader healthcare IT applications, the interoperability of proprietary software solutions, and the ability to improve the efficiency and cost effectiveness of our customers’ businesses. We believe that our ability to innovate has driven consistent expansion of solutions and services and entry into new markets. Our solutions optimize processes for healthcare providers ranging in size from single provider practices to large health systems, to the sponsors of clinical trials and medical device manufacturers. Our Merge Healthcare segment markets, sells and implements interoperability, imaging and clinical solutions to healthcare providers. It generates revenue from the licensing of software (including upgrades), the sale of hardware, professional services, maintenance and electronic data interchange services. Our Merge DNA (Data and Analytics) segment derives the vast majority of its revenue from licensing our software on a hosted basis and providing professional services.

International Business Machines Corporation
1 New Orchard Road
Armonk, New York 10504
Telephone: (914) 499-1900

IBM, a New York corporation, creates value for clients through integrated solutions and products that leverage: data, information technology, deep expertise in industries and business processes, and a broad ecosystem of partners and alliances. IBM solutions typically create value by enabling new capabilities for clients that transform their businesses and help them engage with their customers and employees in new ways. These solutions draw from an industry-leading portfolio of consulting and IT implementation services, cloud and cognitive offerings, and enterprise systems and software; all bolstered by one of the world’s leading research organizations.

Datong Acquisition Corp.
1 New Orchard Road
Armonk, New York 10504
Telephone: (914) 499-1900

Datong Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of IBM, was organized solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, merger sub will cease to exist, and Merge Healthcare will continue as the surviving corporation.

Merger Consideration (page 53)

As a result of the merger, holders (other than IBM or merger sub) of our common stock will be entitled to receive $7.13 in cash, without interest and less any applicable withholding taxes, for each share of our common stock they own as of the effective time of the merger. However, if you are an employee of Merge Healthcare or any of its subsidiaries and you hold restricted shares of our common stock as of the effective time, those shares will be cancelled and you will be entitled to receive the applicable merger consideration for those restricted shares on a deferred basis subject to the conditions described in this proxy statement and in the merger agreement.

As a result of the merger, holders of Series A Convertible Preferred Stock will be entitled to receive $1,500.00 in cash, without interest and less any applicable withholding taxes, for each share of our Series A Convertible Preferred Stock they own as of the effective time of the merger. However, if prior to the effective time of the merger, the holders of our Series A Convertible Preferred Stock convert their shares into shares of our common stock, such holders will be entitled to receive the common stock merger consideration of $7.13 in cash, without interest and less any applicable withholding taxes, for each share of our common stock they own on an as-converted basis, in accordance with the certificate of designation of the Series A Convertible Preferred Stock, as of the effective time of the merger.

As a result of the merger, outstanding Merge Healthcare equity awards will either be cancelled and converted into a right to receive a cash payment at the effective time of the merger or, in some cases, will be converted into comparable awards for common stock of IBM or cancelled and converted into a right to potentially receive a cash payment at a later date. See “Treatment of Outstanding Stock Options, Restricted Shares and Purchase Rights” below.

After the merger is completed, you will have the right to receive the applicable merger consideration, but you will no longer have any rights as a Merge Healthcare stockholder as a result of the merger. Holders of our common stock will receive the common stock merger consideration in exchange for their shares of common stock and holders of Series A Convertible Preferred Stock will receive the Series A Convertible Preferred Stock merger consideration in exchange for their shares of Series A Convertible Preferred Stock in accordance with the instructions contained in the letter of transmittal to be sent to holders of our common stock and Series A Convertible Preferred Shares, respectively, as soon as reasonably practicable after the closing of the merger (unless such holder has properly demanded appraisal of its shares, and except for holders of restricted shares who are employees of Merge Healthcare or any of its subsidiaries, who will be entitled to receive the applicable merger consideration for their restricted shares on a deferred basis subject to the conditions described in this proxy statement and in the merger agreement).

Treatment of Outstanding Stock Options, Restricted Shares and Purchase Rights (page 48)

Stock Options

Stock options to acquire our common stock outstanding and unexercised at the effective time of the merger will be treated in one of the following manners:

Cash-Out Options. Each outstanding option to acquire shares of our common stock to the extent (i) vested (or vesting in connection with the merger), or (ii) such option (whether vested or unvested) is held by any of our or our subsidiaries’ non-employee directors, consultants or independent contractors will be cancelled at the effective time of the merger and will be converted into the right of the holder thereof to receive in consideration for such cancellation an amount in cash, without interest and less any applicable withholding taxes, payable at or as soon as practicable following the effective time of the merger, equal to the product of the number of shares of our common stock that are subject to such option and the excess, if any, of the common stock merger consideration of $7.13 per share over the exercise price per share of the common stock subject to such option. Each outstanding option to acquire shares of our common stock (whether vested or unvested) that has an exercise price per share greater than or equal to the common stock merger consideration of $7.13 per share will be cancelled for no consideration.

Rollover Options. Each outstanding option to acquire shares of our common stock that will not be cancelled in the manner described in the preceding paragraph will be converted into an option to acquire, on substantially the same terms and conditions as were applicable to such option prior to the effective time of the merger (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned shares of common stock), the number of shares of IBM’s common stock (rounded down to the nearest whole share) equal to the product of the number of shares of our common stock that are subject to such option and the exchange ratio. The exchange ratio is a fraction, the numerator of which is the common stock merger consideration of $7.13 per share and the denominator of which is the average closing price per share of IBM’s common stock on the New York Stock Exchange Composite Transactions Tape on the 20 trading days immediately prior to the date of the effective time of the merger. The exercise price of such converted option per share of IBM’s common stock as of immediately following such conversion will be equal to the per share exercise price for the shares of our common stock otherwise purchasable pursuant to such option prior to the effective time divided by the exchange ratio, rounded up to the nearest whole cent.

Restricted Shares

Restricted shares that are outstanding at the effective time of the merger will be treated in one of the following manners:

Cash-Out Restricted Shares. Each outstanding restricted share held by any of our or our subsidiaries’ non-employee directors, consultants or independent contractors will be cancelled at the effective time of the merger and will be converted into the right of the holder thereof to receive in consideration for such cancellation an amount in cash, without interest and less any applicable withholding taxes, equal to the common stock merger consideration of $7.13 per share.

Other Restricted Shares. Each outstanding restricted share held by our or any of our subsidiaries’ employees will be cancelled at the effective time of the merger and no consideration will be provided for such restricted shares except as provided further in this paragraph; provided, that IBM will pay to each holder of restricted shares cancelled in this manner a cash payment equal to $7.13 multiplied by the number of such restricted shares that would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed, with such cash payment to be made on or within 20 business days after the date or dates on which such vesting or lapse of restriction would have occurred had such restricted shares not been cancelled and converted into a right to receive a cash payment; provided further, that in order to receive such cash payment, the holder of restricted shares must be an employee of IBM or any of its affiliates on the applicable date at which such restricted shares would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed.

Treatment of Purchase Rights under Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan

Under the merger agreement, participation in the ESPP will be limited to those employees who are participants in the ESPP on August 6, 2015, and participants may not generally increase their payroll deduction elections or rate of contributions from those in effect on that date. No offering period under the ESPP will be started after August 6, 2015, and the ESPP will terminate on the earlier of the first purchase date after August 6, 2015 and the last trading day before the effective time of the merger but after the exercise of purchase rights on such purchase date or termination on such last trading day. If the ESPP remains in effect on the last trading day before the effective time of the merger, each purchase right outstanding under the ESPP will be terminated in exchange for a cash payment equal to the excess of (A) the common stock merger consideration of $7.13 per share over (B) 85% of the lesser of (i) the closing price of a share of our common stock on the NASDAQ Global Select Market on the last trading day before the commencement of the last offering period and (ii) the closing price of a share of our common stock on the NASDAQ Global Select Market on the last trading day before the effective time of the merger, subject to the limitations under the ESPP regarding the maximum number and value of shares of our common stock purchasable with respect to any offering period.

Market Prices and Dividend Data (page 14)

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MRGE.” On August 5, 2015, the last full trading day before the public announcement of the merger, the closing price for our common stock was $5.41 per share, and on September 10, 2015, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $7.10 per share.

We have not paid any dividends on our common stock in the 2015, 2014 or 2013 fiscal year.

Our Series A Convertible Preferred Stock is not listed on any exchange or quotation system. There is no established trading price for the Series A Convertible Preferred Stock. We issued the 50,000 shares of Series A

Convertible Preferred Stock on February 25, 2015. We paid dividends of $413,194 on March 31, 2015 and $1,062,500 on June 30, 2015 on our Series A Convertible Preferred Stock.

Material United States Federal Income Tax Consequences of the Merger (page 49)

The conversion of shares of our common stock into the right to receive $7.13 per share in cash and the conversion of shares of our Series A Convertible Preferred Stock into the right to receive $1,500.00 per share in cash will generally be a taxable transaction to our stockholders for U.S. federal income tax purposes. See “The Merger— Material United States Federal Income Tax Consequences of the Merger” beginning on page 49.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of Merge Healthcare’s Board of Directors and Reasons for the Merger (page 25)

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and “FOR” the approval, on an advisory (non-binding) basis, of certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger. At a meeting of our board of directors on August 5, 2015, after consultation with our financial and legal advisors, our board of directors determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of Merge Healthcare and its stockholders for Merge Healthcare to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and that the applicable merger consideration to be paid to the Company’s stockholders in the merger is fair to such stockholders.

In the course of reaching its decision, our board of directors consulted with our senior management, financial advisor and legal counsel, reviewed a significant amount of information and considered a number of factors. For a discussion of the factors considered by our board of directors in reaching its decision to approve the merger agreement and recommend that our stockholders adopt the merger agreement, see “The Merger—Recommendation of Merge Healthcare’s Board of Directors and Reasons for the Merger” beginning on page 25.

Opinion of Merge Healthcare’s Financial Advisor (page 28 and Annex C)

Goldman, Sachs & Co., which we refer to in this proxy statement as “Goldman Sachs”, rendered its oral opinion to our board of directors on August 5, 2015, which was subsequently confirmed by a written opinion to our board of directors that, as of the date of the written opinion and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration of $7.13 per share to be paid to the holders (other than IBM and its affiliates) of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 6, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. The summary of the Goldman Sachs opinion provided in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock or Series A Convertible Preferred Stock should vote with respect to the merger or any other matter.

The Special Meeting of Merge Healthcare’s Stockholders (page 14)

Date, Time and Place. A special meeting of our stockholders will be held on October 13, 2015 at Merge Healthcare’s corporate headquarters, 350 North Orleans Street, First Floor, Chicago, Illinois 60654, at 10:00 a.m., local time, to consider and vote upon:

•	a proposal to adopt the merger agreement,

•	a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting, and
•	a proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock or Series A Convertible Preferred Stock at the close of business on September 10, 2015, the record date for the special meeting. As of the close of business on the record date, our outstanding capital stock was entitled to votes representing the equivalent of 110,810,801 shares of our common stock, including (i) 99,290,064 shares of our common stock and (ii) 50,000 shares of our Series A Convertible Preferred Stock, which entitled the holders of record of such Series A Convertible Preferred Stock to voting rights equal to 11,520,737 shares of our common stock. Holders of shares of our common stock will have one vote per proposal at the special meeting for each share of our common stock owned by such holder at the close of business on the record date. Holders of shares of our Series A Convertible Preferred Stock will have the number of votes per proposal equal to the largest number of full shares of our common stock into which all Series A Convertible Preferred Stock held of record by such holder could then be converted at the close of business on the record date, subject to and in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock.

Quorum. A quorum of stockholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote, whether present in person or represented by proxy, are present at the meeting.

Required Vote. The proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and Series A Convertible Preferred Stock, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock. Approval of each of the other proposals (i) to adjourn the special meeting to a later date, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting and (ii) to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of our common stock and Series A Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, assuming a quorum is present. In the event that a quorum is not present in person or represented by proxy at the special meeting, it is expected that the special meeting will be adjourned by the chairman of the meeting to solicit additional proxies.

Interests of Merge Healthcare’s Executive Officers and Directors in the Merger (page 35)

When considering the recommendation of Merge Healthcare’s board of directors, you should be aware that members of Merge Healthcare’s board of directors and Merge Healthcare’s executive officers have interests in the merger in addition to their interests as Merge Healthcare stockholders generally, as described below. These interests may be different from, or in conflict with, your interests as Merge Healthcare stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Each of Messrs. Dearborn, Oreskovich, Hammond and Tolle and Mses. Koenig and Wells has received and accepted an offer letter from IBM that is conditioned upon the closing of the merger and the executive officer’s continued employment with Merge Healthcare through the closing of the merger. Upon the closing of the merger and the effectiveness of such offer letters, each of the existing employment letter agreements with Merge Healthcare will terminate, and they will no longer be entitled to any payments or benefits under those employment letter agreements, other than as described in their offer letters with IBM. Each executive officer’s employment by IBM is “at will” and may be terminated at any time for any reason, subject to the obligations described below and applicable law.

Pursuant to offer letters between IBM and each of Messrs. Dearborn, Oreskovich, Hammond and Tolle and Mses. Koenig and Wells:

•	each of the executive officers will initially receive the same annual base salary and cash incentives as he or she is currently entitled to receive from Merge Healthcare until they transition to the IBM payroll (their “IBM Hire Date”). Following the IBM Hire Date, each of the executive officers will receive an annual base salary and cash incentives determined in accordance with IBM’s plans and policies, except that during the period each executive officer is eligible for retention payments, as described below, neither the annual base salary nor cash incentive will be reduced from the amounts in effect immediately prior to the closing and except that Mr. Oreskovich will receive a gross monthly salary of $27,354, which amount represents an increase from his current monthly base salary to reflect an amount based on his former Merge Healthcare annual target cash incentive, which reflects the fact that Mr. Oreskovich will not be eligible to participate in IBM’s cash incentive plans;
•	upon the closing of the merger, each executive officer’s vested options (taking into account any acceleration of vesting resulting from the merger pursuant to the terms of the executive officer’s nonqualified stock option agreement) will be cancelled and the executive officer will receive a cash payment equal to the product of the number of shares of our common stock subject to the unexercised portion of such options and the excess, if any, of the merger consideration of $7.13 over the exercise price per share of our common stock subject to such options;
•	upon the closing of the merger, each executive officer’s unvested options (taking into account any acceleration of vesting resulting from the merger pursuant to the terms of the executive officer’s nonqualified stock option agreement) will be converted into options to acquire IBM stock and will continue to vest in accordance with their original vesting schedules;
•	upon the closing of the merger, each executive officer’s unvested restricted shares will be cancelled and converted into the right to receive, within 20 business days after each date after the closing on which such restricted shares would have vested had such restricted shares not been cancelled and converted into a right to receive such cash award, an amount in cash equal to the product of $7.13 and the number of restricted shares that would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed on such date or dates, provided that, except as otherwise set forth in the offer letter, the executive officer is employed by IBM on such date. The general treatment of options and restricted shares in the merger, including such awards held by our executive officers, is described below under “— Treatment of Outstanding Stock Options, Restricted Shares and Purchase Rights” beginning on page 48;
•	if an executive officer’s employment with IBM terminates for any reason, such executive officer will forfeit any unvested options and restricted share payments that relate to restricted shares, except that subject to the execution of IBM’s standard release of claims, if Mr. Oreskovich’s employment is terminated by IBM without “cause” (as such term is defined in the executive officer’s offer letter with IBM), any options or restricted share payments held by Mr. Oreskovich that are unvested as of such termination will vest in full as of such termination. If Mr. Oreskovich’s employment terminates for any reason other than by IBM without “cause”, Mr. Oreskovich will forfeit any unvested options and restricted share payments. In addition, as of the eighteen-month anniversary of the closing of the merger and provided that the performance milestones specified in his transition arrangement are satisfied, any options and restricted share payments that remain unvested will vest in full as of such date;
•	each of Messrs. Dearborn, Hammond and Tolle and Mses. Koenig and Wells will be entitled to participate in a retention program providing for potential cash payments following each of four milestone periods through the third anniversary of the closing of the merger, subject to continued employment through the applicable payment dates and the achievement of specified milestones set forth in the offer letter. The following are the maximum aggregate amounts payable pursuant to this retention program: Mr. Dearborn — $1,200,000; Ms. Koenig — $1,000,000; Mr. Hammond — $450,000; Mr. Tolle — $450,000 and Ms. Wells — $586,170 Canadian. Mr. Oreskovich is entitled to participate in a transition program providing a cash payment of up to $300,000 on the eighteen-month anniversary of the closing of the merger, subject to continued employment through the applicable payment date and the achievement of specified milestones described in his transition agreement; and

•	if any of the executive officers’ employment is terminated by IBM without “cause” (as each such term is defined in the executive officer’s employment arrangement with IBM) or as a result of the executive officer’s death or “disability” (as determined by IBM) prior to the third anniversary of the closing of the merger, the executive officer will be entitled to receive the retention payment described above for the then-applicable milestone period, subject to the execution of IBM’s standard release of claims. If Mr. Oreskovich’s employment is terminated by IBM without “cause” (as such term is defined in Mr. Oreskovich’s employment arrangement with IBM) or as a result of Mr. Oreskovich’s death or “disability” (as determined by IBM) prior to the eighteen-month anniversary of the closing of the merger, he will be entitled to the full amount of his cash payment under the transition program, subject to the execution of IBM’s standard release of claims.

In addition, Merrick Venture Management Holdings, LLC and Merrick Ventures, LLC, which we refer to collectively as the “Merrick Entities” in this proxy statement and which are controlled by or affiliated with Michael W. Ferro, Jr., have executed a holder agreement with IBM which prohibits the Merrick Entities during a specified period from soliciting or hiring certain employees or consultants of Merge Healthcare or IBM. Mr. Ferro has executed a holder agreement with IBM which prohibits Mr. Ferro during a specified period from engaging in certain business activities and from soliciting or hiring certain employees or consultants of Merge Healthcare or IBM.

Each of Mr. Dearborn and Ms. Koenig has executed a holder agreement with IBM which prohibits each of them during a specified period from engaging in certain business activities and from soliciting any customers, clients, employees or consultants of Merge Healthcare or IBM. Additional details about the holder agreements are summarized under the heading “The Merger—Interests of Merge Healthcare Directors and Executive Officers in the Merger—Holder Agreements” beginning on page 39.

The surviving corporation will assume, and IBM will cause the surviving corporation and its successors and assigns to comply with and honor, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our and our subsidiaries’ current or former directors or officers as provided in our and their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements as in effect on the date of the merger agreement and set forth on a schedule to the merger agreement. We have entered into indemnification agreements with each of our directors, the terms of which are summarized under the heading “The Merger – Indemnification and Insurance” beginning on page 69.

In the event the surviving corporation consolidates with or merges into another entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its properties and assets to another entity, or if IBM dissolves the surviving corporation, IBM will cause the successors and assigns of the surviving corporation to comply with and honor the indemnification and other obligations set forth above.

IBM will obtain or will cause to be obtained as of the effective time of the merger a "tail" insurance policy with a claims period of six years from the effective time of the merger with respect to directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, for acts or omissions occurring prior to the effective time of the merger, subject to certain limitations.

Stockholders Agreement (page 71 and Annex B)

As a condition to IBM entering into the merger agreement, the Merrick Entities, which are controlled by or affiliated with Michael W. Ferro, Jr., executed and delivered to IBM a Stockholders Agreement dated August 6, 2015, which we refer to as the “stockholders agreement” in this proxy statement. At the close of business on the record date, the Merrick Entities collectively beneficially owned 26,031,298 shares of our common stock, which represents approximately 23.5% of the voting power of our capital stock (including our Series A Convertible Preferred Stock, which votes with our common stock as a single class on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock). Pursuant to the

stockholders agreement, the Merrick Entities agreed, among other things, to vote or cause to be voted all shares of our capital stock that they own in favor of the merger and the merger agreement; provided that the merger agreement shall not have been amended or modified in a manner adverse to the Merrick Entities. In addition, the Merrick Entities agreed to grant IBM, and certain individuals appointed by IBM, an irrevocable proxy in respect thereof. The stockholders agreement is attached hereto as Annex B.

Legal Proceedings Regarding the Merger (page 44)

Since the announcement of the merger, our directors were named as defendants in a number of putative class actions brought by Merge Healthcare stockholders. These actions also name IBM and merger sub and, in some cases us and Goldman Sachs, as additional defendants.

These actions, purportedly brought on behalf of a class of our stockholders, generally allege that our directors, aided and abetted by IBM and merger sub and, in some cases, us and Goldman Sachs, purportedly breached their fiduciary duties in connection with the proposed merger and failed to maximize stockholder value. Each of the complaints includes requests for declaratory, injunctive and other equitable relief, including to enjoin us and IBM from consummating the merger, in addition to fees and costs. We believe that the claims are without merit.

Conditions to the Closing of the Merger (page 65)

Our, IBM’s and merger sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by our stockholders;
•	the expiration or termination of any waiting period applicable to the merger required under the HSR Act;
•	the receipt of any other approval or the termination or expiration of any waiting period under any other applicable competition, merger control, antitrust or similar law that is applicable to the merger; and
•	the absence of any temporary restraining order, preliminary or permanent injunction, or other judgment, injunction, order, writ or decree issued by a court of competent jurisdiction or other law that restrains, enjoins or otherwise prohibits the consummation of the merger.

IBM’s and merger sub’s obligations to effect the merger are further subject to the satisfaction by us or waiver by them of the following conditions:

•	our representations and warranties contained in the merger agreement that are qualified as to materiality or material adverse effect shall be true and correct as so qualified, and our representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date, in each case other than any failure to be so true and correct that do not make it inadvisable, in the reasonable judgment of IBM, to proceed with the merger, and IBM shall have received a certificate to that effect from us;
•	our performance, in all material respects, of all obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger, and IBM shall have received a certificate to that effect from us;
•	the absence of any claim, suit, action or proceeding brought or threatened by a governmental entity:
•	challenging or seeking to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement;
•	seeking to obtain damages from IBM or its subsidiaries that are material, individually or in the aggregate, in relation to the value of Merge Healthcare and its subsidiaries, taken as a whole;
•	seeking to prohibit or limit in any respect, or place conditions on, the ownership or operation by us, IBM or our or its respective affiliates of all or any portion of the business or assets or any product, or requiring any such party to dispose of, license or hold separate all or any portion of the business or assets or any product of us, IBM or any of our or its subsidiaries, in each case, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement;

•	seeking to directly or indirectly impose limitations on the ability of IBM or any of its affiliates to acquire or hold, or exercise full rights of ownership of our capital stock or the common stock of the surviving corporation or any of IBM’s subsidiaries, in each case, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement;
•	seeking to directly or indirectly prohibit IBM or any of its affiliates from effectively controlling any of the business or operations of us or our or IBM’s subsidiaries, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement; or
•	seeking to directly or indirectly prevent us, or our subsidiaries, or IBM’s subsidiaries, from operating our or their respective businesses in substantially the same manner as operated by us or them prior to the date of the merger agreement, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement;
•	the absence of any temporary restraining order, preliminary or permanent injunction, or other judgment, injunction, order, writ or decree issued by a court of competent jurisdiction that is reasonably likely to result, directly or indirectly, in any of the effects described in the immediate preceding condition;
•	IBM shall have received from us a pay-off letter with respect to our credit agreement entered into on April 29, 2014, by and among us, certain of our subsidiary guarantors, certain lenders party thereto and Guggenheim Corporate Funding, LLC, as administrative agent, as well as executed lien release documents reasonably satisfactory to IBM with respect to all such liens granted or incurred under our credit agreement;
•	IBM shall have received from us evidence reasonably satisfactory to it that certain of our agreements have been terminated, and the Merrick consulting agreement, as amended on August 6, 2015 (as described below under the heading “The Merger—Interests of Merge Healthcare’s Executive Officers and Directors in the Merger – Merrick Consulting Agreement”), shall be in full force and effect and shall not have been further amended; and
•	a material adverse effect has not occurred with respect to us since the date of the merger agreement, and IBM shall have received a certificate to that effect from us.

Our obligations to effect the merger are subject to the further satisfaction by IBM and/or merger sub or waiver by us of the following conditions:

•	IBM’s and merger sub’s representations and warranties contained in the merger agreement that are qualified as to materiality shall be true and correct as so qualified, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date, and we shall have received a certificate to that effect from IBM; and
•	IBM’s and merger sub’s performance, in all material respects, of all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger, and we shall have received a certificate to that effect from IBM.

No Solicitation of Acquisition Proposals by Merge Healthcare (page 61)

We have agreed that we will not, and will not authorize or permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ directors, officers or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any takeover proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a takeover proposal (as defined in the merger agreement and described below under the heading “The Merger Agreement—Covenants—Board Recommendation” beginning on page 62); or
•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person confidential information that could reasonably be expected to lead to, or otherwise knowingly cooperate in any way with any takeover proposal.

Despite these general prohibitions, at any time prior to the adoption of the merger agreement by our stockholders and subject to the conditions described below under the heading “The Merger Agreement—Covenants—No Solicitation of Acquisition Proposals” beginning on page 61, in response to a bona fide written unsolicited takeover proposal that our board of directors determines in good faith is, or could reasonably be expected to lead to, a superior proposal (as defined in the merger agreement and described below under the heading “The Merger Agreement—Covenants—Board Recommendation”) and which did not result from our breach of the merger agreement, we may and may permit and authorize our subsidiaries and our and our subsidiaries representatives to:

•	furnish information with respect to us or our subsidiaries to a person making such a takeover proposal (and its representatives and advisors) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the confidentiality agreement between us and IBM, provided that all such information has been provided or made available, or is substantially concurrently provided or made available, to IBM; and
•	participate in discussions or negotiations with, and only with, the person making such takeover proposal (and its representatives and advisors) regarding such takeover proposal.

Termination of the Merger Agreement (page 67)

The merger agreement may be terminated and the merger abandoned, whether before or after our stockholders approve the merger, under the following circumstances:

•	by our, IBM’s and merger sub’s mutual written consent;
•	by either IBM or us, if:
•	the merger is not consummated by March 31, 2016, but this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;
•	any temporary restraining order, preliminary or permanent injunction, or other judgment, injunction, order, writ or decree issued by a court of competent jurisdiction or other law that restrains, enjoins or otherwise prohibits the consummation of the merger is in effect and has become final and nonappealable; or
•	our stockholders do not adopt the merger agreement at the stockholders meeting (or at any adjournment or postponement thereof) that we have held for such purpose;
•	by us, if IBM breaches a representation or warranty or fails to perform a covenant or other agreement contained in the merger agreement so that the related closing conditions cannot be satisfied and such breach or failure to perform cannot be cured or is not cured by IBM or merger sub within 30 business days after its receipt of written notice from us of such breach or failure to perform, or, if such breach or failure to perform is curable by such date, IBM or merger sub, as the case may be, does not commence to cure such breach or failure to perform within 10 business days after receipt of written notice from us and diligently pursue such cure thereafter; or
•	by IBM, if:
•	prior to our stockholders meeting, we deliver a written notice to IBM that our board of directors is prepared to withdraw or modify its recommendation that the merger agreement or the merger or both are advisable based on (i) the receipt of an unsolicited superior proposal from a third party which in the reasonable good faith judgment of the board provides consideration that is more favorable to our stockholders than the consideration payable in the merger and is reasonably capable of being completed or (ii) an intervening event occurs that would cause our board of directors, after consulting with its outside legal counsel and financial advisor, to reasonably conclude in good faith that the failure to modify or withdraw its recommendation would be reasonably likely to result in a breach of its fiduciary duties;

•	we breach a representation or warranty or fail to perform a covenant or other agreement contained in the merger agreement so that the related closing conditions cannot be satisfied and such breach or failure to perform cannot be cured or is not cured by us within 30 business days after its receipt of written notice from IBM of such breach or failure to perform, or if such breach or failure to perform is curable by such date, we do not commence to cure such breach or failure to perform within 10 business days after receipt of written notice from IBM and diligently pursue such cure thereafter; or
•	any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction or other legal restraint or prohibition is in effect and has become final and nonappealable that has one of the effects set forth in the merger agreement and described below in the last bullet point under the heading “The Merger Agreement—Termination of the Merger Agreement” beginning on page 67.

Termination Fee and Expenses (page 68)

Each party will generally pay its own fees and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is consummated.

We will be required to pay a termination fee of $26.0 million to IBM, if:

•	after the date of the merger agreement, a takeover proposal has been made to us or our stockholders (whether or not conditional and whether or not withdrawn), or any person has announced an intention to make such a takeover proposal, or such a takeover proposal otherwise becomes known to us or generally known to our stockholders and thereafter:
•	the merger agreement is terminated by either us or IBM because the merger has not been consummated by March 31, 2016 or the merger agreement is terminated by either us or IBM because our stockholders did not adopt the merger agreement at the stockholders meeting (or at any adjournment or postponement thereof) that we have held for such purpose; and
•	within 12 months after such termination of the merger agreement, either we or one of our subsidiaries enters into an acquisition agreement with respect to any takeover proposal or any takeover proposal is consummated (solely for purposes of this provision, all references to 10% in the definition of “takeover proposal,” as described below under the heading “The Merger Agreement—Covenants—Board Recommendation” beginning on page 62, in the merger agreement are deemed to be references to 30%); or
•	IBM terminates the merger agreement because, prior to our stockholders meeting, we deliver a written notice to IBM that our board of directors is prepared to withdraw or modify its recommendation that the merger agreement or the merger or both are advisable based on (i) the receipt of an unsolicited superior proposal from a third party which, in the reasonable good faith judgment of the board, provides consideration that is more favorable to our stockholders than the consideration payable in the merger and is reasonably capable of being completed or (ii) an intervening event occurs that would cause our board of directors, after consulting with its outside legal counsel and financial advisor, to reasonably conclude in good faith that the failure to modify or withdraw its recommendation would reasonably be likely to result in a breach of its fiduciary duties.

Regulatory Matters (page 52)

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. The parties filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on August 21, 2015 and received early termination of the waiting period effective September 1, 2015.

Appraisal Rights (page 45 and Annex D)

Record holders of our common stock or Series A Convertible Preferred Stock as of the record date who do not vote in favor of the merger may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the per share merger consideration for the common stock or Series A Convertible Preferred Stock, but only if they comply with the procedures required under Delaware law. For a summary of these Delaware law procedures, see “The Merger— Appraisal Rights” beginning on page 45. An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

A copy of Section 262 of the General Corporation Law of the State of Delaware, or DGCL, is included as Annex D to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. We encourage you to read these provisions carefully and in their entirety.

ANY MERGE HEALTHCARE STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX D CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISORS, SINCE FAILURE TO TIMELY AND FULLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MRGE.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on the NASDAQ Global Select Market.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal Year 2015 (Through September 10, 2015)
High	$4.73	$6.20	$7.13
Low	$3.36	$4.11	$4.45
Fiscal Year 2014
High	$2.84	$2.67	$2.74	$3.68
Low	$1.99	$1.97	$2.20	$2.04
Fiscal Year 2013
High	$3.13	$3.79	$4.71	$2.82
Low	$2.27	$2.81	$2.35	$2.13

The following table sets forth the closing price per share of our common stock, as reported on the NASDAQ Global Select Market on August 5, 2015, the last full trading day before the public announcement of the merger, and on September 10, 2015 the latest practicable trading day before the printing of this proxy statement:

Common Stock Closing Price
August 5, 2015	$5.41
September 10, 2015	$7.10

You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock. If the merger is consummated, there will be no further market for our common stock, and our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act.

Our Series A Convertible Preferred Stock is not listed on any exchange or quotation system. There is no established trading price for the Series A Convertible Preferred Stock.

Dividends

We did not pay any dividends on our common stock in the 2015, 2014 or 2013 fiscal years.

We paid dividends of $413,194 on March 31, 2015, and $1,062,500 on June 30, 2015, on our Series A Convertible Preferred Stock.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Merge Healthcare for use at the special meeting of our stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at Merge Healthcare’s corporate headquarters, 350 North Orleans Street, First Floor, Chicago, Illinois 60654, at 10:00 a.m., local time, on October 13, 2015.

Purpose of the Special Meeting

At the special meeting, we will ask the holders of our common stock and Series A Convertible Preferred Stock to (i) adopt the merger agreement as it may be amended from time to time, (ii) if there are not sufficient votes in favor of adoption of the merger agreement, to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies and (iii) vote on a proposal with respect to the approval, on an advisory (non-binding) basis, of certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Holders of record of our common stock and Series A Convertible Preferred Stock at the close of business on September 10, 2015, the record date, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, our outstanding stock was entitled to votes representing the equivalent of 110,810,801 shares of our common stock, including (i) 99,290,064 shares of our common stock, and (ii) 50,000 shares of our Series A Convertible Preferred Stock, which entitle the holders of record of such Series A Convertible Preferred Stock to voting rights equal to 11,520,737 shares of our common stock. Holders of shares of our common stock will have one vote per proposal at the special meeting for each share of our common stock that such holder owns at the close of business on the record date. Holders of shares of our Series A Convertible Preferred Stock will have the number of votes per proposal equal to the largest number of full shares of our common stock into which all Series A Convertible Preferred Stock held of record by such holder could then be converted at the close of business on the record date, subject to and in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock.

A quorum of stockholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at the special meeting if the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote are present in person or represented by proxy at the meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned by the chairman of the meeting to solicit additional proxies. For purposes of determining the presence of a quorum, abstentions will be counted as shares present and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter), if any, will be counted as shares present.

Vote Required

The proposal to adopt the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock and Series A Convertible Preferred Stock, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock.

Approval of each of the other proposals (i) to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting and (ii) to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of our common stock and Series A Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, assuming a quorum is present.

Voting by Merge Healthcare Directors and Executive Officers

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote shares of our common stock representing approximately 26.5% of the voting power of our capital stock (including our Series A Convertible Preferred Stock, which votes with our common stock as a single class on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock). We expect that these directors and executive officers will vote all of their shares of our common stock “FOR” adoption of the merger agreement, “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal with respect to an approval, on an advisory (non-binding) basis, of certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

In addition, the Merrick Entities, which are controlled by or affiliated with Michael W. Ferro, Jr., entered into a stockholders agreement with IBM pursuant to which such stockholders agreed, among other things, to vote or cause to be voted all shares of common stock and Series A Convertible Preferred Stock that they own in favor of the merger and the merger agreement, provided that the merger agreement shall not have been amended or modified in a manner adverse to such stockholders. The terms of the stockholders agreement are discussed further under the heading “Stockholders Agreement.”

Voting of Proxies

If your shares of common stock or Series A Convertible Preferred Stock are registered in your name and you do not plan to attend the special meeting and vote in person, you may cause your shares to be voted at the special meeting by returning a signed proxy card. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet or by telephone. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If your shares of common stock or Series A Convertible Preferred Stock are registered in your name and you attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares of common stock or Series A Convertible Preferred Stock are registered in your name, you are encouraged to submit a proxy card even if you plan to attend the special meeting in person. Please note that stockholders who wish to attend the special meeting are encouraged to register no later than October 6, 2015 on our website at http://www.merge.com/SpecialMeeting.aspx.

Voting instructions are included on your proxy card. All shares of common stock or Series A Convertible Preferred Stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted “FOR” the adjournment proposal or the proposal regarding the compensation arrangements unless it is specifically marked “FOR” the adjournment proposal and/or “FOR” the proposal regarding the compensation arrangements.

If your shares are not registered in your name and are, instead, held in “street name” through a broker or other nominee, you may provide voting instructions to your broker or nominee by completing and returning the voting form provided by your broker or nominee or via the Internet or by telephone through your broker or nominee, if such a service is provided. To provide voting instructions via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or nominee. If your shares are held in “street name” and you plan to attend the special meeting, you will need a proxy from your broker or nominee in order to be given a ballot to vote the shares. If you do not return your broker’s or nominee’s voting form, provide voting instructions via the Internet or telephone through your broker or nominee, if possible, or attend the special meeting and vote in person with a proxy from your broker or nominee, you will be unable to vote at the special meeting, and it will have the same effect as if you voted “AGAINST” the adoption of the merger agreement.

Revocability of Proxies

Any proxy that you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked as follows:

If you have sent a proxy directly to Merge Healthcare, you may revoke it by:

•	delivering a written revocation of the proxy or a later dated, signed proxy card, to our Assistant Corporate Secretary at our corporate offices at Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029, on or before the business day prior to the special meeting;
•	delivering a new, later dated proxy by telephone or via the Internet until the deadline for voting as provided on the proxy card;
•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or
•	attending the special meeting and voting in person.

If you have instructed a broker or nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker or nominee to change those instructions.

Revocation of a proxy will not affect any vote taken prior to revocation. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Board of Directors’ Recommendations

Our board of directors has approved the merger agreement and determined that the merger agreement and the merger are fair to and advisable and in the best interests of Merge Healthcare and its stockholders. Our board of directors recommends that Merge Healthcare stockholders (i) vote “FOR” the proposal to adopt the merger agreement, (ii) vote “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to permit the solicitation of additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and (iii) vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

Abstentions and Broker Non-Votes

Stockholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter. For purposes of determining the presence of a quorum, abstentions will be counted as shares present, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter), if any, will be counted as shares present. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the adoption of the merger agreement. In addition, abstentions will have the same effect as votes “AGAINST” (i) the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and (ii) the proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger. Assuming a quorum is present, broker non-votes will have no effect on the proposals other than the proposal regarding the adoption of the merger agreement.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Merge Healthcare. We may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Merge Healthcare stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours at our corporate offices located at Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60654.

THE COMPANIES

Merge Healthcare Incorporated

We are a Delaware corporation that was founded in 1987. We develop enterprise imaging software solutions that facilitate the sharing of images to create a more effective and efficient electronic healthcare experience for patients and physicians. Our solutions are designed to help solve some of the most difficult challenges in health information exchange today, such as the incorporation of medical images and diagnostic information into broader healthcare IT applications, the interoperability of proprietary software solutions, and the ability to improve the efficiency and cost effectiveness of our customers’ businesses. We believe that our ability to innovate has driven consistent expansion of solutions and services and entry into new markets. Our solutions optimize processes for healthcare providers ranging in size from single provider practices to large health systems, to the sponsors of clinical trials and medical device manufacturers. Our Merge Healthcare segment markets, sells and implements interoperability, imaging and clinical solutions to healthcare providers. It generates revenue from the licensing of software (including upgrades), the sale of hardware, professional services, maintenance and electronic data interchange services. Our Merge DNA (Data and Analytics) segment derives the vast majority of its revenue from licensing our software on a hosted basis and providing professional services.

Merge Healthcare’s principal executive offices are located at 350 North Orleans Street, First Floor, Chicago, Illinois 60654. Merge Healthcare’s website is located at http://www.merge.com. Additional information regarding Merge Healthcare is contained in our filings with the SEC. See “Where You Can Find More Information” beginning on page 75.

International Business Machines Corporation

IBM, a New York corporation, creates value for clients through integrated solutions and products that leverage: data, information technology, deep expertise in industries and business processes, and a broad ecosystem of partners and alliances. IBM solutions typically create value by enabling new capabilities for clients that transform their businesses and help them engage with their customers and employees in new ways. These solutions draw from an industry-leading portfolio of consulting and IT implementation services, cloud and cognitive offerings, and enterprise systems and software; all bolstered by one of the world’s leading research organizations.

IBM’s principal executive offices are located at 1 New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900. Additional information regarding IBM is contained in IBM’s filings with the SEC.

Datong Acquisition Corp.

Datong Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of IBM, was organized solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger sub’s principal executive offices are located at 1 New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900. Merger sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Upon consummation of the merger, merger sub will cease to exist, and Merge Healthcare will continue as the surviving corporation.

THE MERGER

The following discussion summarizes the material terms of the merger. We urge you to read carefully the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

As part of our regular strategic planning activities, our board of directors and senior management periodically review and assess our business operations, financial performance and competitive position, as well as industry trends and potential strategic initiatives. Over the past several years, we have considered a range of strategic alternatives with a view to increasing stockholder value, including potential commercial and strategic business partnerships, potential acquisitions and other business combination transactions, as well as the possible sale of our company to a third party or in a going private transaction.

In September 2012, as was previously disclosed, our board of directors retained Allen & Company LLC, a New York-based investment bank, which we refer to as “Allen & Co.” in this proxy statement, to assist in exploring and evaluating a broad range of strategic alternatives, including, but not limited to, a sale or a business combination. Among other activities conducted during its engagement, Allen & Co. contacted more than ten potential buyers with respect to their interest in a possible transaction with us. Several parties demonstrated some interest in pursuing a transaction with us, but our discussions with only two of those parties advanced to a stage where the party expressed an interest in acquiring us for a particular price. One interested party expressed interest in acquiring us at a price of $3.50 per share, while another party expressed interest in a transaction at between $3.00 and $3.25 per share. Each of these expressions of interest was conditioned on additional due diligence review, the negotiation of definitive agreements and various other factors. During this period, our common stock was trading in a range between $2.41 per share and $4.05 per share. For a number of reasons, including the fact that these expressions of interest were not meaningfully in excess of the then-current trading price for our common stock, our board of directors decided not to pursue a transaction at that time, and Allen & Co.’s engagement as our financial advisor terminated in February 2013.

During this period, Merrick Ventures, LLC, which we refer to as “Merrick Ventures” in this proxy statement, which is our largest stockholder and is controlled by Michael W. Ferro, Jr., had a consulting agreement with us that, among other things, would have provided for a substantial payment to Merrick Ventures in the event that we consummated a strategic transaction. Mr. Ferro resigned from our board of directors in August 2013. The Merrick Ventures consulting agreement expired by its terms on December 31, 2013.

Since late 2012, we have continued to review and assess our strategic alternatives, and we have met with potential financial and strategic acquirors. During 2013 and early 2014, our senior management and members of our board of directors considered the trading price range for our common stock in relation to their view of the value of our various businesses and assets. Members of our senior management periodically communicated with various third parties, including both strategic and financial investors and potential acquirors, about the possible acquisition of, or investment in, certain of our businesses or our company as a whole. Certain of these discussions related to possible transactions with other healthcare information technology companies whereby the parties’ respective businesses would be combined, either through acquisition or a form of joint venture. Although certain third parties expressed interest in considering such acquisitions, investments or joint ventures, we did not receive any concrete proposals that our senior management and board of directors believed represented an attractive price for the relevant business or assets or would significantly increase stockholder value. Our senior management also continued to consider various other strategic transactions, including possible acquisitions by us that could expand our product portfolio or business operations.

In late October 2014, as part of our ongoing strategic review, we held an introductory meeting with a potential financial investor, which we refer to as “Party A” in this proxy statement. Mr. Dearborn met with representatives of Party A to discuss a potential minority investment in our company. On November 11, 2014, Party A entered into a confidentiality agreement with us to facilitate further discussions, including the sharing of certain limited confidential information. During November, Mr. Ferro, Mr. Dearborn and other Merge personnel engaged in a series of discussions with Party A regarding a transaction pursuant to which Party A would both make a minority investment directly in us and purchase a portion of Merrick Ventures’ interest in us. In early November 2014, Party A expressed interest in a transaction at a price of $2.60 per share. After various meetings and calls with representatives of Party A, we determined that we could not reach mutually satisfactory terms with Party A, including as to price. During that same month, our common stock traded in a range between $2.76 per share and $3.40 per share. In late November 2014, the parties terminated discussions with respect to Party A’s potential investment.

In November 2014, Mr. Ferro rejoined our board of directors and also was appointed as Chairman of our board of directors.

In early 2015, Mr. Ferro and our senior management team began an internal evaluation of future strategic product initiatives for our company. Based on this evaluation, Mr. Ferro and company personnel, including Steve Tolle, Merge Healthcare’s Chief Strategy Officer, and Jon DeVries, Merge Healthcare’s Vice President, Solutions Management, began to formulate a long-term strategy that would seek to utilize our access to millions of medical diagnostic images and the availability of cheaper and faster computing and artificial intelligence capabilities to develop a new business line for our company. We refer to Mr. Ferro, Mr. Tolle and Mr. DeVries as the “Merge eMed Team” in this proxy statement. This effort, code-named “eMed”, involved an internal assessment, as well as evaluations of the addressable market for the contemplated business. The eMed effort also included high-level, confidential, strategic discussions between the Merge eMed Team and selected customers, business partners and other industry participants to gauge their interest in the business line and willingness to participate in the development of the eMed concept, either by contributing strategic business assets or through cash investment. These discussions confirmed that at least certain market participants had interest in the eMed concept, but identified several significant impediments to its development, including large research and development expenditures, potentially exceeding $50 million. The Merge eMed Team reported on the eMed initiative to members of our board of directors, which considered our capital structure and the operating constraints under our existing credit facility on funding the eMed initiative. As a result, our board of directors concluded that it would be difficult for us to commercialize the eMed concept without significant outside investment or partnering with a source of significant capital or other resources. Our board of directors authorized the Merge eMed Team to continue to meet and confer with industry participants, with the goal of identifying potential future business partners for the eMed concept.

As part of these efforts, the Merge eMed Team entered into various discussions with potential business partners with respect to the eMed concept. On April 13, 2015, Mr. Ferro and Mr. DeVries met with representatives of IBM at an industry conference and discussed our eMed concept, IBM’s Watson Health initiative and IBM’s recently-announced acquisitions of other healthcare information technology companies. Mr. Dearborn met with other IBM representatives at the same conference about other potential business relationships. Representatives of IBM expressed an interest in learning more about our eMed concept and invited the Merge eMed Team to Watson Health’s California location for a demonstration of IBM’s healthcare computing capabilities. On May 14, 2015, Mr. Ferro and Mr. Tolle visited IBM’s San Jose, California facility, with Mr. DeVries participating in certain meetings by phone. They viewed a demonstration of Watson Health’s operations and met with various IBM employees involved in the development of healthcare products and services.

Shortly after the meeting at Watson Health’s California location, Mr. Ferro contacted Virginia Rometty, IBM’s Chief Executive Officer, regarding the eMed concept and its potential relevance to IBM’s Watson Health operations. Ms. Rometty expressed IBM’s interest in learning more about our eMed concept and introduced Mr. Ferro to John Kelly, Senior Vice President, Solutions Portfolio and Research of IBM, who is responsible for IBM’s strategic planning related to Watson Health. Mr. Kelly invited the Merge eMed Team to visit IBM’s New York Watson Health facilities. On May 20, 2015, the Merge eMed Team visited IBM’s New York Watson Health office and met in person with Mr. Kelly. Two days later, the Merge eMed Team again met with Mr. Kelly and other IBM personnel in New York. During these meetings, Mr. Kelly told Mr. Ferro that IBM was interested in acquiring Merge. There was no discussion of specific transaction terms, including price, at that time.

In late May 2015, Mr. Ferro requested that our board of directors consider re-establishing a consulting agreement similar to what had been in place prior to his resignation as a director in August 2013. Mr. Ferro and various directors discussed various alternative compensation arrangements, including a potential consulting agreement with Merrick Ventures. On May 26, 2015, our board of directors met to receive a summary of the strategic discussions that had taken place with IBM, as well as to consider a compensation package for Mr. Ferro and/or Merrick Ventures for work on our behalf. Our board of directors also considered the possible engagement of a financial advisor in connection with a possible strategic transaction with IBM. Although our board of directors did not act on either issue, the compensation issue was referred to the Nominating and Governance Committee of our board of directors for further consideration.

On May 28, 2015, our board of directors again met to consider the engagement of a financial advisor and authorized the retention of Goldman Sachs for this role. In determining to retain Goldman Sachs, our board of directors considered Goldman Sachs’ reputation for high-quality investment banking services, Goldman Sachs’ experience in our industry, the positive recommendations about Goldman Sachs received by various members of our board of directors and the fact that a lead banker from Goldman Sachs was based in Chicago. Our board of directors and senior management also understood that, given the size and breadth of operations of both Goldman Sachs and IBM, it was likely that Goldman Sachs had various pre-existing investment banking and other business relationships with IBM that were unrelated to the proposed merger.

At that same May 28, 2015 meeting, our board of directors also concluded that, instead of a compensation package for Mr. Ferro, our board of directors would consider reinstating the prior consulting agreement with Merrick Ventures, an affiliate of Mr. Ferro, with revised economic provisions. Our board of directors then referred the matter to the Audit Committee of our board of directors for further review and consideration, given its charter responsibilities with respect to the review of agreements of this nature.

In recognition of the value of the services that Mr. Ferro and Merrick Ventures were providing and would continue to provide to us, on May 29, 2015, our Audit Committee approved, and recommended to our board of directors the approval of, an amended and restated consulting arrangement providing for the reinstatement and amendment of the consulting agreement between Merrick Ventures and us, which we refer to as the “Merrick consulting agreement” in this proxy statement. Later that day, our board of directors accepted our Audit Committee’s recommendation and approved the Merrick consulting agreement, and Merrick Ventures and we entered into the Merrick consulting agreement. Pursuant to the terms of the Merrick consulting agreement, as reinstated and amended, (i) Merrick Ventures agreed to provide services to us that included, but were not limited to, product development and strategic planning, (ii) we agreed that, if we were to consummate a strategic transaction at an aggregate enterprise value of at least $1 billion, we would pay Merrick Ventures a one-time cash fee of $15 million and (iii) we agreed to reimburse Merrick Ventures’ expenses related to the performance of its services.

On May 29, 2015, we entered into a confidentiality agreement with IBM, and we subsequently made available to IBM certain preliminary due diligence materials.

From late May through early July, 2015, we regularly communicated with IBM regarding a possible strategic transaction. In particular, on June 4, 2015, Mr. Ferro met with Ms. Rometty and Mr. Kelly regarding a possible acquisition. At a meeting of our board of directors on June 17, 2015, Mr. Ferro updated our board of directors about our eMed initiatives and the discussions with IBM regarding a possible acquisition proposal. Mr. Ferro noted that there had been no discussions regarding the price of such a proposal.

On June 18 and 19, 2015, the Merge eMed Team met in person with Mr. Kelly and various other industry participants to discuss the market opportunity envisioned by the eMed concept and future product development possibilities. At this meeting, the Merge eMed Team discussed our eMed initiative and inquired as to whether the other companies participating in the meeting would consider investing in Merge or a possible new Merge subsidiary to fund our eMed initiative or entering into a joint venture arrangement with Merge and other possible joint venture participants. While some interest was expressed, none of the participants (other than IBM) made a specific proposal or requested further meetings to discuss our eMed initiative. At these meetings, Mr. Kelly reiterated IBM’s interest in acquiring us, but, again, price was not discussed.

During late May and June, our senior executives, including the Merge eMed Team, met and participated in numerous calls with IBM personnel responsible for IBM’s due diligence review, transaction evaluation process and integration planning activities. We provided IBM access to certain limited Merge business and financial information pursuant to the confidentiality agreement. These meetings and calls reflected IBM’s interest in acquiring the company, although the price of any proposal was not discussed.

On July 7, 2015, Leigh Price, Vice President, Mergers & Acquisitions of IBM, submitted to Mr. Dearborn a draft exclusivity agreement that reflected a proposed purchase price of $5.65 per share in cash for all of our outstanding common stock. IBM indicated that its willingness to continue its consideration of a transaction with us was conditioned on entry into such an exclusivity agreement effective through September 8, 2015. IBM also indicated that its willingness to enter into a definitive agreement with respect to its acquisition of us was subject both to its satisfactory completion of its due diligence review and to the parties reaching mutual agreement on acceptable definitive agreements, including customary employment and retention arrangements with certain members of our senior management team.

On July 8 and 9, 2015, our board of directors held meetings to consider, among other things, IBM’s draft exclusivity agreement, its proposed price for our outstanding common stock and other terms and conditions related to the possible transaction. Our management and representatives of Goldman Sachs reported on their respective discussions with IBM representatives. After discussion at its July 9, 2015 meeting, our board of directors instructed Mr. Ferro and Mr. Dearborn to convey to IBM that we were unwilling to enter into an exclusivity agreement at the proposed $5.65 per share price. Our board of directors then authorized Mr. Ferro and our senior management to enter into an appropriate exclusivity agreement with IBM if IBM responded with a higher proposed purchase price that better reflected our board of directors’ view of our value and provided an appropriate basis on which to negotiate the definitive agreements related to the possible transaction.

Later, on July 9, 2015, Mr. Dearborn called Mr. Price, and Mr. Ferro called Mr. Kelly, to discuss IBM’s draft exclusivity agreement and IBM’s indicated price of $5.65 per share. Mr. Ferro and Mr. Dearborn explained why our board of directors did not believe that the price was adequate. They also indicated that, if IBM substantially raised its proposed price, we would be willing to grant IBM exclusivity for a limited time to facilitate IBM’s due diligence and negotiation of a potential transaction with IBM at the raised purchase price. Representatives of IBM stated that they would consider our comments and respond as soon as they could. The IBM representatives also requested that we promptly provide our other comments on the draft exclusivity agreement.

On July 10, 2015, we sent to IBM a revised draft of the exclusivity agreement, reflecting our comments and proposing, among other changes, that the exclusivity period would expire on July 23, 2015. Later that day, IBM responded to our comments on the exclusivity agreement, indicated that IBM had increased its view of the enterprise value of our company to $1 billion, and provided a proposed calculation of the enterprise value which would result in a $6.75 per share purchase price. Mr. Dearborn then spoke with Mr. Price to discuss IBM’s methodology for calculating our enterprise value and indicated that we believed that at a $1 billion enterprise value, the purchase price would be $7.00 per share. Mr. Ferro then spoke with Mr. Kelly, and indicated that we would grant exclusivity to IBM, if IBM’s proposed purchase price was $7.00 per share. After further discussions between Mr. Dearborn and Mr. Price, we agreed with IBM to an exclusivity agreement that included an exclusivity period continuing through August 27, 2015 and reflected a proposed purchase price of $7.00 per share. On July 10, 2015, we signed the proposed exclusivity agreement and delivered it to IBM, and IBM returned a signed copy to us on July 13, 2015.

On July 13, 2015, Goldman Sachs and we executed a formal engagement letter setting forth, among other things, the terms of Goldman Sachs’ services for us and its compensation. The engagement letter noted that Goldman Sachs regularly engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research and investment management activities with a variety of clients and counterparties, that Goldman Sachs’ clients and counterparties may include persons and entities in our sector, or with which we have a relationship or that may be involved in our merger transaction, and that Goldman Sachs may be, may have been or may become involved in transactions and assignments with these clients and counterparties, which transactions or assignments are unrelated to Goldman Sachs’ work for us. Members of our board of directors and senior executives were aware that a prominent investment banking and financial services firm like Goldman Sachs would have relationships of this nature with such persons or entities.

On July 14, 2015, our board of directors met and discussed the progress of our negotiations with IBM, including IBM’s proposed increase of the price per share to $7.00. Representatives of our legal counsel, Jenner & Block LLP, which we refer to as “Jenner” in this proxy statement, reviewed for the directors their fiduciary duties generally and in connection with proposed transactions of this type. During the meeting, our board of directors (i) discussed various alternatives that we could consider with respect to a potential sale, (ii) reviewed the possibility of interest levels of other potential buyers of our company, (iii) considered the potential harm to our company if the possibility of a sale of our company became known to the public or to our customers and competitors, and (iv) considered the risk of jeopardizing IBM’s offer by soliciting other potential buyers. At the meeting, Goldman Sachs delivered a presentation providing a preliminary summary of (a) the historical stock price performance of our common stock, (b) the trading multiples of certain public companies and (c) certain research analyst perspectives and such analysts’ projections as to the future performance of our stock price. During the meeting, our management also presented our management’s projections as to our future operating performance.

On July 15, 2015, IBM commenced its formal legal, financial, technical and business due diligence review. IBM’s review continued through August and included various in-person IBM diligence meetings and company management presentations. We responded to numerous IBM requests for additional information as part of its review.

On July 21, 2015, our board of directors met to discuss our second quarter 2015 financial results and review a draft of our proposed earnings release, which was subsequently issued on July 23, 2015. During this meeting, Mr. Dearborn also updated our board of directors on the general status of the proposed transaction, including IBM’s due diligence review.

On July 24, 2015, Cravath, Swaine & Moore LLP, which we refer to as “Cravath” in this proxy statement, legal counsel to IBM, sent Jenner an initial draft of the merger agreement relating to the proposed transaction. Cravath also sent to Jenner an initial draft of a form of stockholders agreement that IBM requested from each of Merrick Ventures (and certain of its affiliates) and Guggenheim (and certain of its affiliates). IBM indicated that the execution of the stockholders agreements, as well as other restrictive covenant agreements that had not yet been provided, by Merrick Ventures and entities affiliated with Guggenheim Partners Investment Management, LLC, which we collectively refer to as “Guggenheim” in this proxy statement, would be a precondition to it entering into any definitive merger agreement. IBM also indicated that a separate restrictive covenant agreement with Mr. Ferro, personally, would be a further precondition, and that no additional consideration would be paid to Merrick Ventures, Guggenheim or Mr. Ferro for or pursuant to any of these contemplated agreements.

On July 26, 2015, representatives of IBM, Jenner, Cravath, Goldman Sachs and us held a telephonic discussion regarding the draft of the merger agreement and other related topics. During the call, Jenner indicated to IBM and its counsel that our board of directors was considering the formation of a special committee to negotiate the proposed merger with IBM in light of the fact that, with the changed price in the transaction, the Merrick consulting agreement would provide for a $15 million payment to Merrick Ventures. Jenner also raised with IBM and Cravath a number of questions regarding the proposed transaction and issues with the merger agreement. Jenner noted that the draft merger agreement (i) did not include a “go-shop” provision that would allow us to solicit alternative acquisition proposals for a period of time after signing, (ii) would not allow us to terminate the merger agreement in order to accept a superior proposal or if our board of directors changed its recommendation of the merger, and required us to submit the merger agreement to a vote of our stockholders even if our board of directors changed its recommendation, (iii) required the payment of a $35 million termination fee upon termination of the merger agreement under certain circumstances, and (iv) included an extensive set of company representations and warranties and a related closing condition that required our representations and warranties to be true and correct in all material respects at the time of closing. Jenner also noted that IBM had requested stockholders agreements from holders of a significant percentage of our voting equity securities, including Merrick Ventures and Guggenheim. In response, Cravath indicated that IBM’s $7.00 per share proposed price represented an attractive price for our company and that, as a result, IBM viewed such deal protection mechanisms as both necessary and appropriate from IBM’s perspective and reasonable to all parties under the circumstances.

During the week of July 24, representatives of Jenner, Cravath and Kirkland & Ellis LLP (counsel to Merrick Ventures and Mr. Ferro, personally), which we refer to as “Kirkland” in this proxy statement, held a number of telephone conferences and exchanged correspondence regarding the terms and conditions of the draft agreements. During this time, Cravath provided a draft of a form holders agreement, which included noncompetition provisions that IBM required from certain of our stockholders, including Merrick Ventures (and certain of its affiliates) and Guggenheim (and certain of its affiliates). During this time, members of our board of directors, senior management and Jenner discussed various considerations regarding the potential formation and use of a special committee that would not include Mr. Ferro to negotiate the merger with IBM in light of the payment that would become due under the Merrick consulting agreement.

On July 29, 2015, Mr. Ferro called Mr. Kelly to discuss whether IBM would be willing to increase its proposed price for the transaction. Mr. Ferro also suggested that if IBM were willing to increase the price paid to all stockholders, Merrick Ventures would consider waiving the contemplated consulting fee of $15 million. Mr. Kelly indicated that IBM would consider the request, and, later that evening, Mr. Price sent an e-mail to Mr. Dearborn indicating that IBM would raise its price to $7.13 per share if Merrick Ventures would waive the consulting fee. The additional $0.13 per share price represents an aggregate increase in total consideration to our stockholders of approximately $15 million, of which Merrick Ventures would only receive its pro rata share, or approximately $3.5 million.

On July 30, 2015, Jenner delivered a revised draft of the merger agreement to Cravath. The draft reflected a revised purchase price of $7.13 per share and contained various changes to IBM’s proposed deal protection provisions, including among other things, our request for (i) a “go-shop” provision, (ii) the ability to terminate the merger agreement to accept a superior proposal or if our board of directors changed its recommendation of the merger, (iii) a lower termination fee (as compared to the $35 million termination fee proposed by IBM), (iv) more limited representations and warranties and (v) modifications to the related closing conditions. Jenner also delivered a revised draft of the form of stockholders agreement, which included comments from Kirkland on behalf of Merrick Ventures.

On July 31, 2015, Jenner and Cravath discussed the revised draft of the merger agreement. Cravath indicated that IBM would not accept our proposed changes to various deal protection provisions of the merger agreement, including our requests for a “go-shop” provision and for the ability to terminate the merger agreement to accept a superior proposal or if our board of directors changed its recommendation. Cravath did indicate, however, that IBM would be willing to consider a lower termination fee. Jenner and Cravath then discussed the comments on the stockholders agreement, along with the status of the various holders agreements that IBM wanted certain of our stockholders (including Merrick Ventures and Guggenheim) and certain individuals affiliated with our company (including Mr. Ferro, Mr. Dearborn and Ms. Koenig) to sign as a precondition to the execution of the merger agreement.

On August 1, 2015, Cravath sent Jenner revised drafts of the merger agreement and the stockholders agreements. On August 2 and 3, 2015, counsel to the parties continued to negotiate the various definitive agreements in preparation for a final decision by each party as to whether to proceed.

On August 3, 2015, our board of directors met to review the then-current draft of the merger agreement and our proposed revisions to the merger agreement. Our senior management, a representative of Jenner and a representative of Goldman Sachs reviewed the status of negotiations with IBM with our board of directors. A representative of Jenner further reviewed various terms of the merger agreement, including, among other things, our representations, warranties and covenants in the merger agreement, the circumstances under which IBM would not be required to complete the acquisition, the ability of our board of directors to respond to a superior acquisition proposal by withdrawing its recommendation to stockholders, our inability to terminate the merger agreement to accept a superior proposal or if our board of directors changed its recommendation and our continuing obligation to submit the merger agreement to a vote of our stockholders, and the termination fee payable by us under various circumstances, including if IBM terminated the merger agreement after our board of directors withdrew or gave notice of its intent to withdraw its recommendation of the merger. A representative of Jenner also reviewed the terms of the proposed stockholders agreements. Our board of directors also discussed the process to date regarding the negotiations of the merger agreement, including IBM’s increase in the per share purchase price from $7.00 to $7.13 in exchange for Merrick Ventures’ waiver of the consulting fee. A representative of Jenner also reviewed with our directors their fiduciary duties under applicable Delaware corporate law in a transaction of this type. After further discussion, our board of directors authorized our senior management and Jenner to continue to negotiate with respect to the deal protections in the merger agreement, including requesting the ability to terminate the merger agreement in order to accept a superior proposal or if our board of directors changed its recommendation, the elimination of IBM’s requirement that Guggenheim execute a stockholders agreement with IBM and a reduced termination fee.

Later that day, representatives of IBM, Jenner, Cravath and us discussed various issues relating to the merger agreement, including the issues our board of directors had instructed Jenner to raise. Jenner also indicated that we believed that the termination fee should be reduced to $18 million. IBM and Cravath indicated that IBM would not agree to most of our requests, including a “go-shop” provision and an ability to terminate the merger agreement in order to accept a superior proposal or if our board of directors changed its recommendation. In addition, IBM and Cravath stated that IBM would require a stockholder’s agreement from Guggenheim and a termination fee substantially greater than our proposed amount.

From August 3, 2015 to August 5, 2015, representatives of IBM, Jenner, Cravath and us continued to finalize various matters, including our disclosure letter, in anticipation of a potential signing of the merger agreement. In addition, IBM, Cravath, Merrick Ventures and Kirkland continued to finalize the terms of the stockholders agreements and holders agreements that IBM also sought to have in place before it signed the merger agreement.

On August 4, 2015, a representative of IBM sent Mr. Dearborn a form of offer letter to be entered into between IBM and certain of our key executives. The form offer letter for each key executive included a proposed retention arrangement and was conditioned upon IBM completing the proposed acquisition. Our senior executives and IBM worked to finalize and execute the various offer letters with respect to post-closing employment that IBM sought to have completed prior to IBM’s signing of the merger agreement.

On August 5, 2015, our board of directors met to consider and, if appropriate, vote to approve the merger with IBM. At the meeting, representatives of Goldman Sachs presented certain financial analyses and then rendered Goldman Sachs’ oral opinion (which was subsequently confirmed in writing), to our board of directors that, as of the date of the written opinion and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration of $7.13 per share to be paid to holders (other than IBM and its affiliates) of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The representatives of Goldman Sachs also indicated that Goldman Sachs’ written fairness opinion would be delivered promptly after receipt of a copy of an executed merger agreement, and that written opinion was subsequently delivered to us on August 6, 2015. The full text of the opinion of Goldman Sachs, dated August 6, 2015, is attached to this proxy statement as Annex C and is incorporated by reference in this proxy statement in its entirety. See also, “The Merger—Opinion of Merge Healthcare’s Financial Advisor” beginning on page 28.

At the August 5, 2015 meeting of our board of directors, representatives of Jenner also reviewed the proposed terms and conditions of the merger agreement, including our representations, warranties and covenants in the merger agreement, the circumstances under which IBM would not be required to complete the acquisition after entering into the merger agreement, the ability of our board of directors to respond to a superior acquisition proposal by withdrawing its recommendation to stockholders, our inability to terminate the merger agreement to accept a superior proposal or if our board of directors changed its recommendation and our continuing obligation to submit the merger agreement to a vote of our stockholders, and the termination fee payable by us under certain circumstances, including if IBM were to terminate the merger agreement after our board of directors withdrew or gave notice of its intent to withdraw its recommendation of the merger. A representative of Jenner reviewed our directors’ fiduciary duties under applicable Delaware corporate law in connection with the proposed transaction and then reviewed the proposed resolutions to be considered by our board of directors for approval. A representative of Jenner also noted that Goldman Sachs had provided an excerpt from its draft fairness opinion, which excerpt provided additional details regarding investment banking and other financial services that Goldman Sachs had previously performed for IBM. After further review and discussion, our board of directors concluded that in its view such prior relationships with IBM had not affected Goldman Sachs’ independence or its ability to provide an appropriate fairness opinion to us. After further review and discussion, our board of directors resolved to approve the merger agreement and related matters and resolved to recommend that our stockholders adopt the merger agreement, which is attached hereto as Annex A. Mr. Dearborn recused himself from the vote with respect to the merger agreement, because, earlier that day, he had reached agreement with IBM, at IBM’s insistence, regarding his offer letter for post-closing employment by IBM. During the meeting of our board of directors, our compensation committee also met to consider the treatment of various outstanding stock options and shares of restricted stock in the merger agreement and unanimously resolved to approve the treatment of various outstanding options and shares of restricted stock contemplated by the merger agreement.

On August 5 and 6, 2015, the parties continued to finalize the merger agreement and other agreements. The merger agreement was finalized, executed and delivered by IBM and us early on August 6, 2015. At that time, (i) Merrick Ventures and certain of its affiliates had executed a stockholders agreement, and Merrick Ventures and Mr. Ferro had each executed a holders agreement with IBM; (ii) Merrick Ventures and we had amended the Merrick consulting agreement to waive payment of Merrick Ventures’ $15 million fee in connection with the merger; and (iii) ten of our senior executives, only one of whom is also a director, had entered into their respective offer letters for post-merger employment with IBM. Neither Merrick Ventures nor Mr. Ferro received or are to receive any additional consideration for or under the agreements that they signed with IBM. When the merger agreement was executed and delivered, Guggenheim had not executed a stockholders agreement or other agreement with IBM, and no such agreements were subsequently finalized. The signing of the merger agreement was publicly announced on the morning of August 6, 2015.

Recommendation of Merge Healthcare’s Board of Directors and Reasons for the Merger

At a meeting of our board of directors held on August 5, 2015, our board of directors determined that the merger agreement and the merger are fair to, advisable and in the best interests of Merge Healthcare and its stockholders. Accordingly, our board of directors approved the merger agreement, the merger and the other transactions contemplated thereby. Our board of directors recommends that you vote (i) “FOR” the adoption of the merger agreement, (ii) “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger.

In the course of reaching its decision to approve the merger agreement, to declare that the merger agreement and the merger are fair to, advisable and in the best interests of Merge Healthcare and its stockholders and to recommend that Merge Healthcare’s stockholders vote to adopt the merger agreement, our board of directors consulted with our senior management and Goldman Sachs. Our board of directors also consulted with outside legal counsel regarding its fiduciary duties, the terms of the merger agreement and related matters. The following discussion includes the material reasons and factors considered by our board of directors in making its decision and recommendation, but is not, and is not intended to be, exhaustive.

Factors considered by our board of directors weighing in favor of the merger included:

Merger Consideration. Our board of directors considered the following with respect to the merger consideration to be received by the Company’s stockholders:

•	that holders of common stock will be entitled to receive merger consideration of $7.13 per share in cash and holders of Series A Convertible Preferred Stock will be entitled to receive $1,500.00 per share in cash upon the closing of the merger, providing liquidity and certainty of value as compared to the uncertain future long-term value to stockholders that might or might not be realized if we remained independent;
•	the fact that the $7.13 per share value of the cash common stock merger consideration represents an 18.0% premium over the highest closing price of our common stock on the NASDAQ Global Select Market over the 52-week and 3-year periods ending on August 5, 2015 (the last trading day prior to our board of directors’ approval of the merger agreement) and represents a 31.8% premium over the closing price of our common stock on the NASDAQ Global Select Market on August 5, 2015 (the last trading day prior to our board of directors’ approval of the merger agreement), and the levels of those premiums as compared to the premiums in other comparable merger transactions;
•	the then-current financial market conditions and the recent and historical market prices of our common stock, including the market price performance of our common stock relative to those of other industry participants since August 3, 2012. See “Market Prices and Dividend Data” for information about our common stock prices since the first quarter of fiscal year 2013; and
•	the determination, based on discussions with management and Goldman Sachs, that IBM was the party most likely to have the most interest in acquiring us at the highest price.

Prospects in Remaining Independent. Our board of directors considered the possibility of continuing to operate the Company as an independent public company, including the perceived risks and uncertainties of remaining an independent public company. In considering the alternative of pursuing growth as an independent company, our board of directors considered the following factors:

•	the need to successfully develop and introduce new product and service offerings and expand our customer base and geographic scope of operations;
•	the risks associated with the need to expand our product and service offerings, customer base and geographic scope of operations;
•	the constraints on our ability to raise additional capital to develop and introduce new product and service offerings resulting from our existing credit facility and the terms of our Series A Convertible Preferred Stock;
•	the fact that even if the Company achieves its operating objectives, which contemplate significantly improved financial performance, there is no assurance that the implied present value of its stock price would exceed the price offered by IBM; and
•	the potential for increased competition, particularly from larger competitors, that have greater financial resources, larger sales forces with lower effective selling costs and the ability to bundle services which compete with our product and service offerings.

Potential Alternative Acquisition by IBM. Our board of directors considered the possibility that, if we were not to combine with IBM at this time, IBM would acquire another company in the industry and, in such event, there would be less likelihood that IBM would be an interested acquirer of us in the future.

Opinion of Goldman Sachs. Our board of directors considered the financial analyses presented by representatives of Goldman Sachs, as well as the oral opinion of Goldman Sachs rendered to our board of directors on August 5, 2015 (subsequently confirmed in writing) in connection with its consideration of the merger to the effect that, as of the date of the written opinion and subject to the factors, assumptions and limitations set forth in Goldman Sachs’ written opinion (attached as Annex C to this proxy statement), the merger consideration of $7.13 per share to be paid to the holders (other than IBM and its affiliates) of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the caption “—Opinion of Merge Healthcare’s Financial Advisor” beginning on page 28.

Financial Forecasts. Our board of directors considered the financial forecasts provided by management and summarized below under “—Financial Forecasts” beginning on page 33. These financial forecasts were also provided to Goldman Sachs for purposes of the opinion described in the preceding paragraph.

Terms of the Merger Agreement. Our board of directors considered the terms and conditions of the merger agreement and the course of negotiations thereof, including:

•	the conditions to IBM’s obligation to complete the merger, including the absence of a financing condition, the absence of a need for a vote of IBM’s stockholders, and the ability of IBM to terminate the merger agreement under certain specified circumstances;
•	the structure of the transaction as a merger, requiring approval by our stockholders, which would provide a period of time prior to the closing of the merger during which an unsolicited superior proposal could be made;
•	our ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if our board of directors determines in good faith that the third party has made a takeover proposal that is, or could reasonably be expected to lead to, a superior proposal;
•	the ability of our board of directors, in connection with a superior proposal and under certain other circumstances, to change its recommendation that our stockholders adopt the merger agreement, if our board of directors determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, that the failure to do so is reasonably likely to result in a breach of our board of directors’ fiduciary duties to our stockholders;
•	the requirement that we pay to IBM a termination fee of $26.0 million if the merger agreement is terminated under certain specified circumstances;
•	the belief of our board of directors that, based upon information provided by the Company’s legal counsel and financial advisor, the termination fee would not preclude or substantially impede a possible superior proposal; and
•	that the Company’s stockholders will be entitled to appraisal rights under Delaware law.

In the course of its deliberations, our board of directors also considered a variety of risks and factors weighing against the merger, including:

Risks of Announcement and Closing. Our board of directors considered:

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact on our employees and our relationships with existing and prospective customers and business partners, as well as other third parties;
•	the conditions to IBM’s obligation to complete the merger and the right of IBM to terminate the merger agreement under certain specified circumstances;
•	the risks of a delay in receiving, or a failure to receive, the necessary antitrust approvals and clearances necessary to complete the merger; and
•	the risks and costs to the Company if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, the potential impact on our stock price and the effect on our business relationships.

Limitations on Our Business. Our board of directors considered the potential limitations on our pursuit of business opportunities due to pre-closing covenants in the merger agreement whereby the Company agreed that it will carry on its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, will not take certain actions related to the conduct of its business without the prior written consent of IBM.

Cash Transaction. Our board of directors considered that the merger consideration is cash and, as a result, our stockholders will forego any potential future increase in our value that might result from our possible growth, and that income realized as a result of the merger will generally be taxable to our stockholders.

Stockholder Vote. Our board of directors considered the requirement that the merger agreement obligates the Company to submit the merger agreement for adoption by the Company’s stockholders even if our board of directors withdraws its recommendation to our stockholders to adopt the merger agreement.

Termination Fee and Other Alternative Acquirers. Our board of directors considered the possibility that the $26.0 million termination fee payable to IBM under the circumstances set forth in the merger agreement might discourage a competing proposal to acquire the Company or reduce the price of any such proposal.

Interests of Directors and Officers. Our board of directors considered the interests that certain of our directors and executive officers may have with respect to the merger (including any compensation payable or to be paid in connection with the merger) in addition to their interests as stockholders generally, as described in “—Interests of Merge Healthcare’s Executive Officers and Directors in the Merger” on page 35.

The Independence of Goldman Sachs. Our board of directors considered the various relationships between IBM and Goldman Sachs that Goldman Sachs disclosed in its fairness opinion (including its representation of IBM in connection with certain securities offerings and acquisition transactions) and determined that such interests were not material and did not diminish the independence of Goldman Sachs in rendering its fairness opinion.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and principal factors considered by our board of directors in its consideration of the merger.

In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors. In addition, our board of directors did not reach any specific conclusions with respect to any of the factors or reasons considered. Instead, our board of directors conducted an overall analysis of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and accordingly recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Merge Healthcare’s Financial Advisor

Goldman Sachs rendered its oral opinion, which was subsequently confirmed by a written opinion on August 6, 2015, to our board of directors that, as of the date of the written opinion and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration of $7.13 per share to be paid to the holders (other than IBM and its affiliates) of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 6, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. The summary of the Goldman Sachs opinion provided in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock or Series A Convertible Preferred Stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of Merge Healthcare for the five fiscal years ended December 31, 2014;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Merge Healthcare;
•	certain other communications from Merge Healthcare to its stockholders;

•	certain internal financial analyses and forecasts for Merge Healthcare prepared by our management, as approved for Goldman Sachs’ use by us (the “Forecasts”), including a summary analysis of our net operating losses prepared by our management, as approved for Goldman Sachs’ use; and
•	certain publicly available research analyst reports for Merge Healthcare.

Goldman Sachs held discussions with members of our senior management regarding our assessment of our past and current business operations, financial condition and future prospects; reviewed the reported price and trading activity for our common stock; compared certain financial and stock market information for Merge Healthcare with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare information software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with our consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs has assumed, with our consent, that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Merge Healthcare, and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address our underlying business decision to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to us; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Merge Healthcare or any alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders of our common stock (other than IBM and its affiliates), as of the date of the opinion, of the merger consideration of $7.13 per share to be paid to such holders of our common stock pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any other consideration received in connection therewith by, the holders of restricted shares who, as of immediately prior to the effective time of the merger are not non-employee directors, consultants or independent contractors of Merge Healthcare or any of its subsidiaries, or any other class of securities, creditors, or other constituencies of Merge Healthcare; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Merge Healthcare, or class of such persons, in connection with the merger, whether relative to the consideration to be paid to the holders (other than IBM or merger sub) of our common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of Merge Healthcare or IBM or the ability of Merge Healthcare or IBM to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger and its opinion does not constitute a recommendation as to whether or not any holder of our common stock or Series A Convertible Preferred Stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion to our board of directors described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 5, 2015 and is not necessarily indicative of current market conditions.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed illustrative analyses of the present value of the potential future price per share of our common stock at the year-end of each of the fiscal years 2015 to 2018 using one-year forward earnings before interest, tax, depreciation and amortization (“EBITDA”) estimates per the Forecasts for the calendar years 2016 through 2019, respectively. Goldman Sachs first calculated illustrative enterprise values of Merge Healthcare at the year-end of each of the calendar years 2015 through 2018 by multiplying the respective one-year forward EBITDA estimates for the calendar years 2016 through 2019 by one-year forward enterprise value to EBITDA multiples ranging from 12.0x to 14.0x. Respective year-end debt and value of preferred equity were then subtracted from this implied enterprise value and year-end cash was added to calculate the implied future equity values. The implied future equity values in turn were divided by the projected year-end fully diluted shares of our common stock outstanding which included dilution from vested options and, for any future value of future stock price equal to or above $6.21 per share, from the assumed conversion of Series A Convertible Preferred Stock, calculated using data provided by us and the treasury stock method we approved, which resulted in an illustrative per share future value for our common stock ranging from $5.28 to $10.93. For any future value of future stock price less than $6.21 per share, Goldman Sachs, at our direction, assumed that the Series A Convertible Preferred Stock would not be converted to our common stock, and was treated as debt of $50 million. Goldman Sachs then calculated the present values of the implied per share future values of our common stock by discounting these implied future values to present values as of June 30, 2015 using an illustrative discount rate of 13.3%, reflecting an estimate of the cost of our equity. The following table presents the results of Goldman Sachs’ analysis:

Fiscal Year	Implied Present Value Per Share of Common Stock Based on Illustrative Enterprise Value to EBITDA Multiples of 12.0x to 14.0x
FY 2015E	$4.96 - $5.89
FY 2016E	$5.39 - $6.45
FY 2017E	$5.95 - $7.03
FY 2018E	$6.03 - $7.07

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on Merge Healthcare using the Forecasts. Utilizing illustrative discount rates ranging from 10.0% to 12.0%, which reflect estimates of our weighted average cost of capital, Goldman Sachs derived a range of implied enterprise values for Merge Healthcare by discounting to June 30, 2015 (i) estimates of the unlevered free cash flows for Merge Healthcare for the six months ending December 31, 2015 and the four years ending December 31, 2019 per the Forecasts, and (ii) illustrative terminal values for Merge Healthcare as of December 31, 2019 derived by applying illustrative terminal year EBITDA exit multiples, ranging from 11.0x to 15.0x, and illustrative discount rates, which implied perpetuity growth rates ranging from 4.4% to 7.8%. Goldman Sachs then added the assumed amount of net cash and cash equivalents, and the present value of net operating losses, including a partial year credit for the 2015 fiscal year, and deducted the value of debt and Series A Convertible Preferred Stock in order to calculate the implied equity values. The present value of net operating losses was calculated using a discount rate of 7.0%, which reflects our cost of debt. The implied equity values per fully diluted outstanding share of our common stock were then derived using the projected year-end fully diluted shares of our common stock outstanding, including dilution from options and Series A Convertible Preferred Stock (based on a conversion price equal to $4.14 per share plus applicable unpaid dividends when the price per share is equal to or above $6.21), calculated using data we provided and the treasury stock method we approved. Based on these assumptions, Goldman Sachs calculated a range of implied equity values per fully diluted outstanding share of our common stock of $5.87 to $8.24.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected transactions in the healthcare information software industry and in other industries since 2005:

•	GE / IDX Systems (2005)
•	McKesson / Per-Se (2006)
•	Apax / TriZetto (2008)
•	Allscripts / Eclipsys (2010)
•	Oracle / Phase Forward (2010)
•	Roper / Sunquest (2012)
•	Blackstone / Emdeon (2011)
•	General Atlantic and Hellman & Friedman / Emdeon (2008)

For each of the selected transactions, Goldman Sachs calculated and compared the target’s total enterprise value (“EV”), as implied by the precedent transaction, to the target’s EBITDA for the most recently reported latest 12-month period ending prior to the announcement of the transaction.

While none of the companies that participated in the selected transactions are directly comparable to us, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of our results, market size and product profile. The following table presents the results of this analysis:

Transaction	EV / LTM EBITDA
GE / IDX Systems (2005)	20.8x
McKesson / Per-Se (2006)	15.6x
Apax / TriZetto (2008)	15.0x
Allscripts / Eclipsys (2010)	13.7x
Oracle / Phase Forward (2010)	12.6x(a	)
Roper / Sunquest (2012)	12.2x
Blackstone / Emdeon (2011)	11.9x
General Atlantic and Hellman & Friedman / Emdeon (2008)	11.6x
(a)	Following our board of directors’ meeting on August 5, 2015, it was discovered that the EV / LTM EBITDA multiple for one of the selected transactions included in the selected transactions analysis, the Oracle / Phase Forward (2010) transaction, should have been 13.1x rather than 12.6x. Goldman Sachs has confirmed to us that had Goldman Sachs used the corrected multiple, it would not have changed the range of multiples used in its selected transactions analysis or the conclusion set forth in its fairness opinion.

Based on a range of 12.0x to 21.0x for EV/LTM EBITDA, Goldman Sachs calculated a range of implied equity values per fully diluted outstanding share of our common stock of $3.55 to $7.94.

Selected Historical Premia Analysis

Goldman Sachs reviewed and analyzed the acquisition premia for all announced and completed all-cash and cash and stock transactions between $500 million and $2 billion involving United States acquirers and target companies from January 1, 2010 to August 5, 2015. Announced premia were calculated relative to the target’s closing share price one day prior to announcement.

The following table presents the results of this analysis:

	Year	Average Acquisition Premia to Undisturbed Price
Average Premia for Historical Transactions	2015 (through August 5, 2015)	28.0%
	2014	38.8%
	2013	31.0%
	2012	43.9%
	2011	35.5%
	2010	31.0%

By applying a range of 25% to 45% acquisition premia to the closing price per share of our common stock on August 5, 2015 of $5.41, Goldman Sachs calculated a range of implied equity values per outstanding share of our common stock of $6.76 to $7.84.

Historical Stock Price Performance

Goldman Sachs reviewed the historical trading prices for our common stock for the period beginning on August 3, 2012 and ending on August 5, 2015. In addition, Goldman Sachs compared the merger consideration of $7.13 per share of our common stock in relation to the closing price for our common stock as of August 5, 2015, the highest closing prices of our common stock for the three-year period ended August 5, 2015 and the 52-week period ended August 5, 2015, and the volume-weighted average closing prices of our common stock for the 30-day, three-month and six-month periods ended August 5, 2015, respectively.

The merger consideration represented:

•	a premium of 31.8% to the closing price of $5.41 per share of our common stock as of August 5, 2015;
•	a premium to the volume-weighted average closing price of $5.13 per share of our common stock for the 30-day period ended on August 5, 2015;
•	a premium to the volume-weighted average closing price of $4.75 per share of our common stock for the three-month period ended on August 5, 2015;
•	a premium to the volume-weighted average closing price of $4.73 per share of our common stock for the six-month period ended on August 5, 2015;
•	a premium of 18.0% to the highest closing price of $6.04 per share of our common stock during the 52-week period ended on August 5, 2015; and
•	a premium of 18.0% to the highest closing price of $6.04 per share of our common stock during the 3-year period ended on August 5, 2015.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to our board of directors as to the fairness from a financial point of view of the consideration to be paid to the holders (other than IBM and its affiliates) of our common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results, including estimates of achievable synergies, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Merge Healthcare, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The consideration to be paid to the holders (other than IBM and its affiliates) of our common stock pursuant to the merger agreement was determined through arm’s-length negotiations between us and IBM and was approved by our board of directors. Goldman Sachs provided advice to us during these negotiations. Goldman Sachs did not, however, recommend any amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate amount of consideration for the merger.

As described above, Goldman Sachs’ opinion to our board of directors was one of a number of factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Merge Healthcare, IBM, any of their respective affiliates and third parties, including Merrick Ventures, a significant shareholder of Merge Healthcare, or any currency or commodity that may be involved in the merger. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to IBM and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as a joint bookrunner with respect to public offerings of IBM’s Floating Rate Notes due 2016 (aggregate principal amount $1,000,000,000), Floating Rate Notes due 2019 (aggregate principal amount $750,000,000), 1.95% Notes due 2019 (aggregate principal amount $750,000,000), and 3.625% Notes due 2024 (aggregate principal amount $2,000,000,000), each in February 2014, and 1.875% Notes Due November 6, 2020 (aggregate principal amount €1,500,000,000), and 2.875% Notes Due November 7, 2025 (aggregate principal amount €1,000,000,000), each in October 2013, as an active commercial paper dealer on IBM’s commercial paper program since January 2013, and as financial advisor to IBM on the divestiture of its Microelectronics business to GlobalFoundries in July 2015. During the two year period ended August 6, 2015, the Investment Banking Division of Goldman Sachs has received, or become entitled to receive, compensation for financial advisory and/or underwriting services provided to IBM and/or its affiliates of approximately $10 million. Goldman Sachs may in the future provide financial advisory and/or underwriting services to Merge Healthcare, IBM, Merrick Ventures and their respective affiliates for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Merrick Ventures and its affiliates from time to time and may have invested in limited partnership units of affiliates of Merrick Ventures from time to time and may do so in the future.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated July 13, 2015, we engaged Goldman Sachs to act as our financial advisor in connection with the evaluation of strategic opportunities available to us, including a business combination with a third party. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a transaction fee of approximately $13 million, all of which is payable upon consummation of the merger. In addition, we have agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities that may arise out of its engagement.

Financial Forecasts

We do not make public forecasts as to future performance or earnings beyond the current fiscal year due to the inherent unpredictability of the underlying assumptions and estimates. For internal planning purposes but not for public disclosure, our management team periodically prepares a long-term financial plan, which is presented to our board. Our current internal financial plan, which we refer to as the “company projections” in this proxy statement, was reviewed by our board of directors, used by Goldman Sachs in connection with its financial analysis of the merger consideration (see “—Opinion of Merge Healthcare’s Financial Advisor” beginning on page 28) and provided to IBM (except unlevered free cash flow and non-GAAP earnings per share). The company projections consist of financial forecasts for the fiscal years ending December 31, 2015, 2016, 2017,

2018 and 2019. The company projections did not give effect to the merger. The company projections, while presented with numerical specificity necessarily, were based on numerous estimates, variables and assumptions that are inherently uncertain and many of which are beyond our control. Because the company projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the company projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

A summary of the company projections for the 2015 through 2019 fiscal years follows:

	Fiscal Years Ending December 31,
	2015	2016	2017	2018	2019
	(In millions, except per share amounts)
Non-GAAP Revenue	$260.8	$301.4	$333.5	$366.1	$393.1
Non-GAAP Gross Profit	$164.6	$189.1	$210.2	$231.9	$250.2
Non-GAAP EBITDA	$53.2	$63.7	$73.8	$85.5	$93.5
Non-GAAP EBIT	$36.8	$46.7	$58.0	$70.7	$79.2
Non-GAAP Net Income	$19.2	$31.5	$46.2	$44.9	$49.9
Non-GAAP Earnings Per Share	$0.19	$0.31	$0.45	$0.44	$0.49
Unlevered Free Cash Flow	$40.4	$39.1	$46.9	$53.3	$59.7

Non-GAAP revenue consists of GAAP revenue and the effect of the write down of the deferred revenue associated with purchase accounting for certain acquisitions. This effect is added back to GAAP revenue because we believe its inclusion provides a more accurate depiction of total revenue. Furthermore, non-GAAP revenue for 2015 includes revenue from DR Systems, Inc., which we acquired on February 25, 2015, as if we had owned it for the entire year. Non-GAAP gross profit was calculated by subtracting from non-GAAP revenue the cost of goods sold (including, for 2015, the cost of goods sold from DR Systems, Inc. as if we had owned it for the entire year). Non-GAAP EBITDA consists of GAAP earnings before interest, taxes, depreciation and amortization plus restructuring and acquisition-related charges. Non-GAAP EBIT consists of GAAP earnings before interest and taxes plus restructuring and acquisition-related charges. Restructuring and acquisition-related charges were only expected for 2015. Non-GAAP net income refers to non-GAAP net income available to common stockholders. Non-GAAP net income consists of GAAP net income plus restructuring and acquisition-related charges. Non-GAAP earnings per share refers to non-GAAP net income divided by shares of common stock outstanding. Unlevered free cash flow was calculated by adding back to tax-effected non-GAAP EBIT depreciation and amortization, adding or subtracting changes in working capital and subtracting capital expenditures and capitalized software.

Non-GAAP revenue, non-GAAP gross profit, non-GAAP EBITDA, non-GAAP EBIT, non-GAAP net income, non-GAAP earnings per share and unlevered free cash flow are non-GAAP measures that are used by our management as supplemental financial measurements to evaluate our operational trends and should not be considered as alternatives to revenue, gross profit, net income, earnings per share or cash flow as indicators of our operating performance. Non-GAAP revenue, non-GAAP gross profit, non-GAAP EBITDA, non-GAAP EBIT, non-GAAP net income, non-GAAP earnings per share and unlevered free cash flow are not defined under generally accepted accounting principles in the United States, which we refer to as “GAAP” in this proxy statement. Further, the items comprising these measures may differ from similarly named measures we publicly disclose in our quarterly earnings press releases, which we file on Form 8-K, and related conference calls. Accordingly, they have limitations in that they do not reflect all of the amounts associated with our company’s results of operations, as determined in accordance with GAAP, and may not be comparable measurements to those used by other companies or those we have previously used.

The summary of company projections above is included in this proxy statement to provide our stockholders access to certain nonpublic information considered by our board of directors in connection with its evaluation of the merger, provided to Goldman Sachs in connection with its opinion to our board of directors, as more fully described in the section entitled “—Opinion of Merge Healthcare’s Financial Advisor” beginning on page 28, and provided to IBM (except for unlevered free cash flow) for the purpose of allowing it to evaluate the merger.

The company projections stated above were prepared for internal use in connection with the merger and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The company projections included in this proxy statement were prepared by, and are the responsibility of, our management. We do not assume any responsibility to update these company projections. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the company projections contained herein, nor have they expressed any opinion or any other form of assurance on such forecasts or their achievability, and assume no responsibility for, and disclaim any association with, the company projections. Furthermore, the company projections do not take into account any circumstances or events occurring after the date the company projections were prepared that were unforeseen by our management at the time of preparation. We have made publicly available our actual results of operations for the quarter ended June 30, 2015. Our stockholders should review our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 to obtain this information. See “Where You Can Find More Information” beginning on page 75.

The inclusion of this information should not be regarded as an indication to any stockholder that our board of directors or any other recipient of this information considered, or now considers, it to be predictive of actual future results, and they should not be relied on as such. The company projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than such forecasts. As the company projections cover multiple years, such information by its nature becomes less predictive with each successive year. Also, the economic and business environments can and do change quickly, which adds a significant level of unpredictability, unreliability and execution risk. These factors create significant doubt as to whether the forecasts for fiscal years ended December 31, 2015 and beyond are likely to be achieved. As a result, the company projections are not necessarily indicative of future results. In addition, our management prepared the company projections prior to the execution of the merger agreement and, accordingly, the company projections do not reflect the effects of the merger, which may cause results to differ materially. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the company projections.

None of our company or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of our company compared to the information contained in the company projections or that forecasted results will be achieved.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF OUR COMPANY PROJECTIONS, WE UNDERTAKE NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE COMPANY PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE COMPANY PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE COMPANY PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Interests of Merge Healthcare’s Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that members of our board of directors and our executive officers have interests in the merger in addition to their interests as Merge Healthcare stockholders generally, pursuant to certain agreements between such directors and executive officers and us and, in the case of certain of the executive officers, pursuant to offer letters with IBM. These interests are described below and may be different from, or in conflict with, your interests as a Merge Healthcare stockholder. The members of our board of directors were aware of the material facts as to these additional interests, and considered them, when they approved the merger agreement.

Pursuant to the SEC’s reporting rules, we are reporting the interests held by each of our current executive officers (Messrs. Dearborn, Oreskovich and Hammond and Mses. Koenig and Wells), a named executive officer and former executive officer who continues to be an employee of Merge Healthcare (Mr. Tolle), our current directors (Messrs. Cole, Devers Jr., Ferro, Jr., Maloney, Reck and Stearns, Jr.) and one former director (Mr. Brown).

Treatment of Equity Awards Held by Our Non-Employee Directors

Pursuant to the terms of the merger agreement and agreements evidencing equity awards granted to each of our non-employee directors, at the effective time of the merger, all of the then-unvested options and restricted shares held by our non-employee directors will be converted to receive the common stock merger consideration of $7.13 over the strike price of the applicable stock option and the common stock merger consideration of $7.13 per restricted share. All of the unvested stock options and restricted shares owned by non-employee directors will be vested and paid out pursuant to the preceding sentence.

The general treatment of options and restricted shares in the merger, including such awards held by our non-employee directors, is described below under “—Treatment of Outstanding Stock Options, Restricted Shares and Purchase Rights” beginning on page 48.

Merrick Consulting Agreement

We are party to a consulting agreement with Merrick Ventures, which was amended and restated on May 29, 2015 and amended further on August 6, 2015 in connection with our execution of the merger agreement. Merrick Ventures is controlled by and affiliated with Michael W. Ferro, Jr., a director of Merge Healthcare. Pursuant to the terms of the Merrick consulting agreement, as amended, Merrick Ventures will provide services to Merge Healthcare that include, but are not limited to, product development, strategic planning, industry marketing, investor relations, turn around management and various business relationship introductions.

Under the Merrick consulting agreement as amended prior to August 6, 2015, in consideration for Merrick Ventures’ services, if Merge Healthcare were to consummate, or enter into a definitive agreement to consummate and subsequently consummate, a merger, consolidation, business combination, sale or other disposition of all or substantially all of the equity interests or assets of Merge Healthcare in one transaction or a series of transactions, at a transaction value of at least $1 billion, then Merge Healthcare would have been required to pay Merrick Ventures a one-time cash fee of $15 million.

In connection with our execution of the merger agreement, on August 6, 2015, we entered into an amendment to the Merrick consulting agreement to provide that, notwithstanding anything in the consulting agreement to the contrary, the one-time cash fee of $15 million contemplated by the Merrick consulting agreement will not be paid or become payable in connection with the merger; provided that the waiver of the fee will only be effective with respect to the merger and not with respect to any other transactions. Pursuant to that amendment, we also agreed to pay Merrick Ventures’ and its affiliates’ reasonable expenses in connection with the negotiation of the merger agreement and other matters. As of the date of this proxy statement, the Merrick consulting agreement, as so amended on August 6, 2015, is still in effect.

Merge Healthcare Employment Letter Agreements

In June 2008, we entered into employment letter agreements with each of Messrs. Dearborn and Oreskovich and Mses. Koenig and Wells; in April 2010, we entered into an employment letter agreement with Mr. Hammond and in November 2012, we entered into an employment letter agreement with Mr. Tolle. Under these agreements (other than Ms. Wells’ agreement), if the executive officer’s employment is terminated by Merge Healthcare without “cause” or due to death or disability, then the executive officer would receive his or her base salary for a 12-month period following termination of employment; provided, however, that if the executive officer is a specified employee within the meaning of Internal Revenue Code Section 409A on the date of his or her separation from service and if, during the first six months severance, his or her severance payments will exceed two times his or her prior year’s base salary or two times the compensation limit in effect for the year of his or her separation, whichever is less, then the severance payments in excess of such limit that would have otherwise been paid during the first six months following the executive officer’s separation will instead be accumulated and paid in a lump sum on the first day of the seventh month following the month of his or her separation from service. Under her employment letter agreement, Ms. Wells will receive the greater of the minimum notice and severance as prescribed by the Ontario Employment Standards Act, 2000 or base salary for a 12-month period following termination of employment for any other reason than “just cause”. Ms. Wells will also be entitled to benefit continuation for the minimum period under the Ontario Employment Standards Act, 2000 or the 12-month period following termination of employment.

IBM Offer Letters

Each of Messrs. Dearborn, Oreskovich, Hammond and Tolle and Mses. Koenig and Wells has received and accepted an offer letter from IBM that is conditioned upon the closing of the merger and the executive officer’s continued employment with Merge Healthcare through the closing of the merger. Upon the closing of the merger and the effectiveness of such offer letters, each of the existing employment letter agreements between the executive officers and Merge Healthcare will terminate, and the executive officers will no longer be entitled to any payments or benefits under those employment letter agreements, other than as described in their offer letters with IBM. Each executive officer’s employment may be terminated at any time for any reason, subject to the obligations described below and applicable law.

Salary and Incentive Compensation. The offer letter provided by IBM to each executive officer, other than Mr. Oreskovich, provides that the base salary and target cash incentive opportunity to which he or she will be entitled upon his or her transition to IBM’s payroll will be determined by IBM following the closing of the merger; however, during the 3-year period following such closing, neither his or her base salary nor his target total cash opportunity will be reduced from the amounts in effect with Merge Healthcare as of immediately prior to the closing. The offer letter provided by IBM to Mr. Oreskovich provides that he will receive a gross monthly salary of $27,354, which amount represents an increase from his current monthly base salary to reflect an amount based on his former Merge Healthcare annual target cash incentive, which reflects the fact that Mr. Oreskovich will not be eligible to participate in IBM’s cash incentive plans. Pursuant to his IBM offer letter, Mr. Oreskovich is eligible for a bonus under Merge Healthcare’s incentive plans in place through the date of his transition to IBM’s payroll. The bonus, if any, is to be determined by IBM.

Treatment of Merge Healthcare Equity Awards. The general treatment of options and restricted shares in the merger, including such awards held by our executive officers, is described below under “—Treatment of Outstanding Stock Options, Restricted Shares and Purchase Rights” beginning on page 48. Unvested stock options held by Messrs. Dearborn and Oreskovich and Mses. Koenig and Wells have change in control provisions whereby such stock options will automatically vest in the event of a change in control of Merge Healthcare. Certain unvested stock options of Mr. Tolle will vest upon a change in control and none of Mr. Hammond’s unvested stock options will vest upon a change in control. The stock options that will vest and the value of such vested options are set forth below under “—Compensation Summary.” Pursuant to his offer letter with IBM, if Mr. Oreskovich’s employment is terminated by IBM without “cause” (as such term is described in his offer letter with IBM) prior to the 18-month anniversary of the closing of the merger and subject to execution of IBM’s standard release of claims or Mr. Oreskovich remains employed by IBM on the 18-month anniversary of the closing of the merger and certain milestones described in his offer letter with IBM have been satisfied, all of the converted Merge Healthcare options and restricted share payments held by Mr. Oreskovich that are unvested as of such date will vest in full.

Retention Program. Each executive officer, other than Mr. Oreskovich, will be entitled to participate in a retention program under the terms of the offer letter provided by IBM to each such executive officer, pursuant to which he or she will be eligible to receive the total payment disclosed below following each of four milestone periods, subject to continued employment through the applicable milestone period and the achievement of certain milestones set forth in his or her offer letter. The first milestone period begins on the closing date of the merger and ends on the 6-month anniversary of the closing date; the second milestone period begins on the 6-month anniversary of the closing date and ends on the 1-year anniversary of the closing date; the third milestone period begins on the 1-year anniversary of the closing date and ends on the 2-year anniversary of the closing date and the fourth milestone begins on the 2-year anniversary of the closing date and ends on the 3-year anniversary of the closing date. Up to 10% of the aggregate bonus may be paid at the end of the first milestone period; up to 10% may be paid at the end of the second milestone period; up to 30% may be paid at the end of the third milestone period and up to 50% may be paid at the end of the fourth milestone period. If the employment of any of the executive officers listed below (other than Ms. Wells) is terminated by IBM without “cause” (as such term is described in his or her offer letter with IBM) or due to his or her death or disability prior to the 3-year anniversary of the closing of the merger, he or she will be entitled to receive the retention payment for the then-applicable milestone period, subject to his or her execution of IBM’s standard release of claims.

Name of Executive Officer	Milestone 1 ($)	Milestone 2 ($)	Milestone 3 ($)	Milestone 4 ($)	Total ($)
Justin C. Dearborn	120,000	120,000	360,000	600,000	1,200,000
Nancy J. Koenig	100,000	100,000	300,000	500,000	1,000,000
Kurt R. Hammond	45,000	45,000	135,000	225,000	450,000
Steven F. Tolle	45,000	45,000	135,000	225,000	450,000
Antonia A. Wells(1)	44,777	44,777	134,330	223,883	447,767
(1)	The amounts above are translated from Canadian dollars to U.S. dollars at the noon spot rate of US$1:CDN$1.3091 as set by the Bank of Canada on August 17, 2015. The actual amounts paid in US$ will depend on the exchange rate in effect on the date of the payment. If Ms. Wells dies during the 3-year period for which she is eligible for a retention payment, then the next scheduled retention payment will be payable to her estate subject to a release of claims. However, the actual amount could be higher based on the terms of Ms. Wells’ offer letter, which is described in more detail below. If Ms. Wells is no longer a full-time employee of IBM due to a legislated leave of absence, she will be eligible for a pro-rated payment for the period for which she was a full-time employee covering such period.

Transition Program. Under the terms of the offer letter provided by IBM to Mr. Oreskovich, Mr. Oreskovich will be entitled to participate in a transition program pursuant to which he will be eligible to receive a cash payment equal to $300,000 payable on the 18-month anniversary of the closing of the merger, subject to continued employment through such date and the achievement of certain milestones set forth in his IBM offer letter. If Mr. Oreskovich’s employment is terminated by IBM without “cause” (as such term is described in his offer letter with IBM), or if his employment is terminated due to his death or disability, prior to the 18-month anniversary of the closing of the merger, he will be entitled to the full amount of his cash payment under the transition program, subject to the execution of IBM’s standard release of claims.

Severance Payment. The IBM offer letter with each executive officer, other than Messrs. Oreskovich and Hammond and Ms. Wells, provides that if his or her employment is terminated by IBM without “cause” (as such term is described in his or her offer letter with IBM) on or prior to the 2-year anniversary of the closing of the merger, he or she will be entitled to a lump-sum cash payment equal to the amount below, less any amounts received or receivable under the retention program described above as of the date of his or her termination. The severance payment is contingent on executing IBM’s standard release of claims. Mr. Hammond will not be entitled to any severance payment in connection with a termination.

Name of Executive Officer	Total Severance Payment ($)
Justin C. Dearborn	500,000
Nancy J. Koenig	355,000
Steven F. Tolle	260,000

The IBM offer letter with Ms. Wells provides that if her employment is terminated without cause at any point during the 3-year anniversary of closing, IBM will be obligated to provide Ms. Wells through its subsidiary IBM Canada Ltd. with a severance payment that is the greater of (i) the next scheduled milestone award under the retention program discussed above; (ii) the severance payment and benefits that Ms. Wells would be entitled to under the Ontario Employment Standards Act (or the applicable employment/labor standards legislation of the province in which Ms. Wells is working on the date of the termination of her employment with IBM); or (iii) a separation payment in lieu of notice of termination of employment equivalent to one week’s base salary for each fully completed six months of service based on Ms. Wells’ service reference date up to a maximum of 52 weeks of base salary pursuant to IBM’s separation policy. Notwithstanding the severance provided for in the preceding sentence, if Ms. Wells’ employment is terminated by IBM without “cause” (as such term is described in her offer letter with IBM) on or prior to the 1-year anniversary of the closing of the merger, she will be entitled to a lump-sum cash payment equal to CDN$226,000, less any amounts received under the retention program described above as of the date of her termination. The severance payment is contingent on executing IBM’s standard release of claims.

Definition of “Cause.” “Cause” is described in each IBM offer letter as cause, as determined by IBM in accordance with its standard policies and procedures, which includes, among other things, any violation of IBM policy and/or failure to perform satisfactorily, and without regard to how “cause” is defined in any plan, policy or program, any offer letter, any agreement between the executive and Merge Healthcare or any of its affiliates or any amendment thereto.

Non-Competition. The IBM offer letter provides that until the later of one year following termination of employment and two years following the closing of the merger, Messrs. Hammond and Tolle and Ms. Wells will be subject to restrictive covenants that generally prohibit them, in any capacity, directly or indirectly, from having any relationship with a business that involves engaging or assisting in medical imaging systems or radiology systems, including any aspect of handling, storing, archiving, printing, communication, analysis and transmitting medical information, clinical trials, or study planning, study or trial management or analytics relating to healthcare organizations. Mr. Dearborn and Ms. Koenig have non-competition provisions as set forth in their respective holder agreements, which are described in more detail below.

Holder Agreements

The Merrick Entities have executed a holder agreement, dated August 6, 2015, with IBM which prohibits the Merrick Entities from, directly or indirectly, during the four-year period following the closing of the merger, soliciting or hiring certain employees or consultants of Merge Healthcare or the IBM business unit into which Merge Healthcare will be integrated.

Mr. Ferro has executed a holder agreement, dated August 6, 2015, with IBM which provides that for one year following the closing of the merger, Mr. Ferro will be subject to restrictive covenants that generally prohibit him, in any capacity, directly or indirectly, from having any relationship with a business that involves engaging or assisting in medical imaging systems or radiology systems for deployment or use by healthcare organizations, or founding or owning more than 50% of the voting equity of a business that engages in clinical trial systems. Such agreement also prohibits Mr. Ferro from, directly or indirectly, during the four-year period following the closing of the merger, soliciting or hiring certain employees or consultants of Merge Healthcare or the IBM business unit into which Merge Healthcare will be integrated.

Each of Mr. Dearborn and Ms. Koenig has executed a holder agreement, dated August 6, 2015, with IBM, which provides that until the later of two years following the closing of the merger and one year following termination of his or her association with IBM or its subsidiaries or affiliates as an employee, consultant, contractor, officer and/or director, each will be subject to restrictive covenants that generally prohibit them, in any capacity, directly or indirectly, from having any relationship with a business that involves engaging or assisting in medical imaging systems or radiology systems, for deployment or use by healthcare organizations or clinical trial systems. During the restricted period, each such agreement also prohibits each executive from soliciting any customers, clients, employees or consultants of Merge Healthcare or the IBM business unit into which Merge Healthcare will be integrated.

Compensation Summary

The following table sets forth the following cash compensation for each of our executive officers:

•	the annual base salary each are expected to receive from IBM following the closing of the merger; and
•	the aggregate cash retention or transition bonus each will be eligible to receive following the closing of the merger
Name of Executive Officer	Annual IBM Base Salary ($)	Retention Bonus or Transition Bonus ($)
Justin C. Dearborn	500,000	1,200,000
Nancy J. Koenig	355,000	1,000,000
Steven M. Oreskovich	328,250	300,000
Kurt R. Hammond	250,000	450,000
Steven F. Tolle	260,000	450,000
Antonia A. Wells(1)	173,096	447,767
(1)	The amounts above are translated from Canadian dollars to U.S. dollars at the noon spot rate of US$1:CDN$1.3091 as set by the Bank of Canada on August 17, 2015. The actual amounts paid in US$ will depend on the exchange rate in effect on the date of the payment.

The table below sets forth, as of August 17, 2015 (which is the assumed date of the closing of the merger solely for purposes of presenting this transaction-related compensation disclosure), for each of our directors and executive officers, the total number of all vested and unvested, in-the-money stock options held and the dollar value of such stock options.

Name	Total Number of Options Which Will Accelerate at the Closing (1)	Dollar Value of Accelerated Options($)(2)	Total Number of All Options(3)	Dollar Value of All Options ($)(4)
Directors:
Dennis Brown	0	0	433,750	1,449,500
Michael P. Cole	0	0	0	0
William J. Devers Jr.	168,750	783,000	225,000	1,044,000
Michael W. Ferro, Jr.	0	0	0	0
Matthew M. Maloney	112,500	433,125	225,000	866,250
Richard A. Reck	56,250	45,000	480,000	1,478,400
Neele E. Stearns, Jr.	75,000	60,000	600,000	1,938,000

Executive Officers:
Justin C. Dearborn	75,000	334,500	700,000	3,190,000
Nancy J. Koenig	25,000	20,000	200,000	543,000
Steven M. Oreskovich	75,000	334,500	375,000	1,685,250
Kurt R. Hammond	0	0	125,000	564,000
Steven F. Tolle	47,500	43,850	215,000	276,400
Antonia A. Wells	25,000	20,000	150,000	311,500
(1)	Only includes currently unvested options that will be accelerated at the closing of the merger and cancelled for a cash payment at the closing.
(2)	The dollar value of options is calculated by subtracting the per share exercise price of the options from $7.13 per share and multiplying the amount of this difference by the number of shares subject to the options.
(3)	The number of all options includes (i) currently unvested options that will be accelerated at closing of the merger and cancelled for a cash payment at the closing, (ii) in-the-money, vested options that will be cancelled for a cash payment at the closing of the merger and (iii) unvested options that will be converted into options for IBM’s common stock.
(4)	This column includes, for Mr. Hammond, 12,500 options with a current value of $50,500, and for Mr. Tolle, 12,500 options with a current value of $50,500, that will remain unvested as of the closing and will be converted into options for IBM’s common stock.

The table below sets forth, as of August 17, 2015 (which is the assumed date of the closing of the merger solely for purposes of presenting this transaction-related compensation disclosure), for each of our directors and executive officers, the number of restricted shares to be paid out at the effective time of the merger and the dollar value of such restricted shares, as well as the number of all restricted shares held (including those paid out at the effective time of the merger and those restricted shares which will not be paid out at the effective time of the merger) and the dollar value of such restricted shares.

Name	Total Number of Accelerated Restricted Shares Paid Out at Effective Time of Merger(1)	Dollar Value of Paid Out Restricted Shares ($)(2)	Total Number of All Restricted Shares(1)	Dollar Value of All Restricted Shares ($)(2)
Directors:
Dennis Brown	0	0	0	0
Michael P. Cole	23,585	168,161	23,585	168,161
William J. Devers Jr.	25,943	184,974	25,943	184,974
Michael W. Ferro, Jr.	0	0	0	0
Matthew M. Maloney	23,585	168,161	23,585	168,161
Richard A. Reck	25,943	184,974	25,943	184,974
Neele E. Stearns, Jr.	28,302	201,793	28,302	201,793
Executive Officers:
Justin C. Dearborn	0	0	234,500	1,671,985
Nancy J. Koenig	0	0	234,500	1,671,985
Steven M. Oreskovich	0	0	117,250	835,993
Kurt R. Hammond	0	0	150,750	1,074,848
Steven F. Tolle	0	0	117,250	835,993
Antonia A. Wells	0	0	117,250	835,993
(1)	The total dollar value of each non-employee director’s restricted share is calculated by multiplying the number of restricted shares by $7.13.
(2)	The total number of restricted shares includes (i) restricted shares that will accelerate vesting and be paid out at the effective time of the merger and (ii) restricted shares that will continue to vest and be paid out on their scheduled vesting dates.

Potential Payments in Connection with a Change in Control

The following table is intended to comply with Item 402(t) of Regulation S-K and sets forth the amount of payments and benefits that may be paid or become payable to each named executive officer of Merge Healthcare in connection with the merger pursuant to the Merge Healthcare employment and consulting arrangements and the IBM offer letters described above, assuming (i) the consummation of the merger occurred on August 17, 2015 and (ii) for purposes of estimating severance and equity acceleration benefits, that the service of the named executive officer also terminated on such date or under the circumstances described below immediately following the two-year anniversary of the closing of the merger and that all applicable retention milestones were met.

Merger-Related Compensation

Name of Named Executive Officer	Cash ($)	Equity ($)(1)		Perquisites/ Benefits ($)	Other ($)	Total* ($)
Justin C. Dearborn	0(2)	334,500		0	1,200,000(3)	1,534,500
Nancy J. Koenig	0(4)	20,000		0	1,000,000(5)	1,020,000
Steven M. Oreskovich	195,000(6)	1,170,493	(7)	0	300,000(8)	1,665,493
Steven F. Tolle	35,000(9)	43,850		0	450,000(10)	528,850
Antonia A. Wells	127,861(11)	20,000		0	447,767(12)	595,628
*	The total amount is an estimate based on multiple assumptions that may or may not occur. The actual total amount received by a named executive officer may differ in material respects from the amount reflected in this column depending on future circumstances.

(1)	As set forth in the table above in “—Compensation Summary”, unvested stock options held by Messrs. Dearborn and Oreskovich and Mses. Koenig and Wells and certain unvested stock options held by Mr. Tolle will vest upon a change in control of Merge Healthcare and be paid at the effective time of the merger as set forth in the merger agreement. The value of vesting acceleration has been calculated in accordance with SEC rules by multiplying the number of unvested options by the excess of the per share common stock merger consideration of $7.13 over the option exercise price. This is a “single trigger” benefit since no termination of employment is required.
(2)	As described above in “—IBM Offer Letters”, pursuant to his IBM offer letter, Mr. Dearborn has waived any rights to the severance benefits he was eligible to receive pursuant to his Merge Healthcare employment arrangement. Pursuant to his IBM offer letter, Mr. Dearborn is eligible for a severance payment equal to $500,000 (less any amounts received or receivable pursuant to the retention program described in footnote 3 below) if his employment is terminated by IBM without cause within two years after the closing of the merger and subject to his execution of IBM’s release of claims. However, as described in footnote 3 below, in the event of such a termination, Mr. Dearborn would be entitled to receive a portion of the retention payment in the “Other” column, and his severance payment would be reduced by an equal amount, in addition to any amounts previously received pursuant to the retention program. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Mr. Dearborn’s employment following the merger.
(3)	As described above in “—IBM Offer Letters”, pursuant to his IBM offer letter, Mr. Dearborn is eligible to receive up to $1,200,000 in retention payments, based on the completion of each of four milestone periods ending on the six-month, 1-year, 2-year and 3-year anniversaries of the closing of the merger and the achievement of certain milestones for such periods. This is a “single trigger” benefit since no termination of employment is required; however, Mr. Dearborn will not be entitled to such payment unless the conditions described in the preceding sentence have been satisfied. If Mr. Dearborn’s employment is terminated by IBM without cause or due to his death or disability, in each case prior to the 3-year anniversary of the closing of the merger, he will be entitled to the amount of the retention payment that would otherwise have been payable for the then-applicable milestone period, subject to the execution of IBM’s standard release of claims. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Mr. Dearborn’s employment following the merger.
(4)	As described above in “—IBM Offer Letters”, pursuant to her IBM offer letter, Ms. Koenig has waived any rights to the severance benefits she was eligible to receive pursuant to her Merge Healthcare employment arrangement. Pursuant to her IBM offer letter, Ms. Koenig is eligible for a severance payment equal to $335,000 (less any amounts received or receivable pursuant to the retention program described in footnote 5 below) if her employment is terminated by IBM without cause within two years after the closing of the merger and subject to her execution of IBM’s release of claims. However, as described in footnote 5 below, in the event of such a termination, Ms. Koenig would be entitled to receive a portion of the retention payment in the “Other” column, and her severance payment would be reduced by an equal amount, in addition to any amounts previously received pursuant to the retention program. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Ms. Koenig’s employment following the merger.
(5)	As described above in “—IBM Offer Letters”, pursuant to her IBM offer letter, Ms. Koenig is eligible to receive up to $1,000,000 in retention payments, based on the completion of each of four milestone periods ending on the six-month, 1-year, 2-year and 3-year anniversaries of the closing of the merger and the achievement of certain milestones for such periods. This is a “single trigger” benefit since no termination of employment is required; however, Ms. Koenig will not be entitled to such payment unless the conditions described in the preceding sentence have been satisfied. If Ms. Koenig’s employment is terminated by IBM without cause or due to her death or disability, in each case prior to the 3-year anniversary of the closing of the merger, she will be entitled to the amount of the retention payment that would otherwise have been payable for the then-applicable milestone period, subject to the execution of IBM’s standard release of claims. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Ms. Koenig’s employment following the merger.
(6)	As described above in “—IBM Offer Letters”, pursuant to his IBM offer letter, Mr. Oreskovich is eligible for a bonus under Merge Healthcare’s incentive plans in place as of the date of his transition to IBM’s payroll. The bonus, if any, is to be determined by IBM. Mr. Oreskovich’s target, non-prorated bonus for the 2015 year is 75% of his $260,000 annual salary, or $195,000. The actual amount determined by IBM may be less than the amount reported. This would constitute a “single trigger” benefit because no termination of employment is required. If Mr. Oreskovich’s employment is terminated by IBM without cause or due to his death or disability, in each case prior to the 18-month anniversary of the closing of the merger, he will be entitled to receive the full amount of the transition payment set forth in the “Other” column, subject to execution of IBM’s standard release of claims. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Mr. Oreskovich’s employment following the merger.
(7)	As described above in “—Treatment of Outstanding Restricted Shares” the 117,250 restricted shares held by Mr. Oreskovich will be cancelled at the effective time of the merger and no consideration will be provided for such restricted shares except as provided further in this paragraph; provided, that IBM will pay to Mr. Oreskovich a cash payment in the amount of $835,993 which equals the number of restricted shares multiplied by $7.13 on or within 20 business days of the date at which such restricted shares would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed; provided further that Mr. Oreskovich is an employee of IBM on such date. However, pursuant to his offer letter, Mr. Oreskovich is now eligible for acceleration of vesting of such restricted share payments if his service is terminated without cause or on account of death or disability prior to the applicable lapse dates. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Mr. Oreskovich’s employment following the merger.
(8)	As described above in “—IBM Offer Letters”, pursuant to his offer letter, Mr. Oreskovich is eligible to receive a transition payment of $300,000 on the 18-month anniversary of the closing of the merger, subject to his continued employment through such date and the achievement of certain transition milestones. This is a “single trigger” benefit because no termination of employment is required; however, Mr. Oreskovich will not be entitled to such payment unless the conditions described in the preceding sentence have been satisfied. If Mr. Oreskovich’s employment is terminated by IBM without cause or due to his death or disability, in each case prior to the 18-month anniversary of the closing of the merger, he will be entitled to the full amount of this payment, subject to the execution of IBM’s standard release of claims. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Mr. Oreskovich’s employment following the merger.
(9)	As described above in “—IBM Offer Letters”, pursuant to his IBM offer letter, Mr. Tolle has waived any rights to the severance benefits he was eligible to receive pursuant to his Merge Healthcare employment arrangement. Pursuant to his IBM offer letter, Mr. Tolle is eligible for a severance payment equal to $260,000 (less any amounts received or receivable pursuant to the retention program described in footnote 10 below) if his employment is terminated by IBM without cause within two years after the closing of the merger and subject to his execution of IBM’s release of claims. However, as described in footnote 10 below, in the event of such a termination, Mr. Tolle would be entitled to receive a portion of the retention payment in the “Other” column, and his severance payment would be reduced by an equal amount, in addition to any amounts previously received pursuant to the retention program. In such a situation Mr. Tolle would receive $35,000 as a result of such severance payment. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Mr. Tolle’s employment following the merger.

(10)	As described above in “—IBM Offer Letters”, pursuant to his IBM offer letter, Mr. Tolle is eligible to receive up to $450,000 in retention payments, based on the completion of each of four milestone periods ending on the six-month, 1-year, 2-year and 3-year anniversaries of the closing of the merger and the achievement of certain milestones for such periods. This is a “single trigger” benefit since no termination of employment is required; however, Mr. Tolle will not be entitled to such payment unless the conditions described in the preceding sentence have been satisfied. If Mr. Tolle’s employment is terminated by IBM without cause or due to his death or disability, in each case prior to the 3-year anniversary of the closing of the merger, he will be entitled to the amount of the retention payment that would otherwise have been payable for the then-applicable milestone period, subject to the execution of IBM’s standard release of claims. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Mr. Tolle’s employment following the merger.
(11)	As described above in “—IBM Offer Letters”, pursuant to her IBM offer letter, Ms. Wells has waived any rights to the severance benefits she was eligible to receive pursuant to her Merge Healthcare employment arrangement. Pursuant to her IBM offer letter, Ms. Wells is eligible for a severance payment equal to CDN$226,000 (less any amounts received or receivable pursuant to the retention program described in footnote 12 below) if her employment is terminated by IBM without cause within one year after the closing of the merger and subject to her execution of IBM’s release of claims. However, as described in footnote 12 below, in the event of such a termination, Ms. Wells would be entitled to receive a portion of the retention payment in the “Other” column, and her severance payment would be reduced by an equal amount, in addition to any amounts previously received pursuant to the retention program. In such a situation Ms. Wells would receive CDN$167,383 as a result of such severance payment. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Ms. Wells’ employment following the merger. The amount above is translated from Canadian dollars to U.S. dollars at the noon spot rate of US$1:CDN$1.3091 as set by the Bank of Canada on August 17, 2015. The actual amounts paid in US$ will depend on the exchange rate in effect on the date of the payment.
(12)	As described above in “—IBM Offer Letters”, pursuant to her IBM offer letter, Ms. Wells is eligible to receive up to CDN$586,170 in retention payments, based on the completion of each of four milestone periods ending on the six-month, 1-year, 2-year and 3-year anniversaries of the closing of the merger and the achievement of certain milestones for such periods. This is a “single trigger” benefit since no termination of employment is required; however, Ms. Wells will not be entitled to such payment unless the conditions described in the preceding sentence have been satisfied. The IBM offer letter with Ms. Wells also provides that if her employment is terminated without cause at any point during the 3-year anniversary of closing, IBM will be obligated to provide Ms. Wells through its subsidiary IBM Canada Ltd. with a severance payment that is the greater of (i) the next scheduled milestone award under the retention program discussed above; (ii) the severance payment and benefits that Ms. Wells would be entitled to under the Ontario Employment Standards Act (or the applicable employment/labor standards legislation of the province in which Ms. Wells is working on the date of the termination of her employment with IBM); or (iii) a separation payment in lieu of notice of termination of employment equivalent to one week’s base salary for each fully completed six months of service based on Ms. Wells’ service reference date up to a maximum of 52 weeks of base salary pursuant to IBM’s separation policy. This amount assumes that the retention payment would be the greatest amount of the potential three severance options. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Ms. Wells’ employment following the merger. This would constitute a “double trigger” benefit as it is contingent on a qualifying termination of Ms. Wells’ employment following the merger. The amount above is translated from Canadian dollars to U.S. dollars at the noon spot rate of US$1:CDN$1.3091 as set by the Bank of Canada on August 17, 2015. The actual amounts paid in US$ will depend on the exchange rate in effect on the date of the payment.

Indemnification and Insurance

The surviving corporation will assume, and IBM will cause the surviving corporation and its successors and assigns to comply with and honor, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our and our subsidiaries’ current or former directors or officers as provided in our and their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements as in effect on the date of the merger agreement and set forth on a schedule to the merger agreement.

We have entered into indemnification agreements with each of our directors. Each indemnification agreement provides that we will indemnify the director to the fullest extent permitted by applicable law against (i) all liabilities and expenses actually incurred by or on behalf of such director in connection with a proceeding other than proceedings by or in the right of Merge Healthcare or any claim, issue or matter therein, if such director acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of Merge Healthcare and, with respect to any criminal proceeding, had no reasonable cause to believe such director’s conduct was unlawful and (ii) all liabilities and expenses actually incurred by or on behalf of such director in connection with a proceeding by or in the right of Merge Healthcare if such director acted in good faith and in a manner that such director reasonably believed to be in or not opposed to the best interests of Merge Healthcare; provided, however, if applicable law so provides, no indemnification against such liabilities or expenses shall be made in respect of any claim, issue or matter in such proceeding as to which such director shall have been adjudged to be liable to Merge Healthcare, unless and to the extent that a Delaware court shall determine that such indemnification may be made.

In the event the surviving corporation consolidates with or merges into another entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its properties and assets to another entity, or if IBM dissolves the surviving corporation, IBM will cause the successors and assigns of the surviving corporation to comply with and honor the indemnification and other obligations set forth above.

IBM will obtain or will cause to be obtained as of the effective time of the merger a “tail” insurance policy with a claims period of six years from the effective time of the merger with respect to directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, for acts or omissions occurring prior to the effective time of the merger, on terms that are no less favorable than our policies in effect on the date of the merger agreement. Prior to the closing of the merger, IBM will prepay such insurance for the six-year period, but in no event will IBM or the surviving corporation be required to pay, with respect to the entire six-year period following the effective time of the merger, premiums for insurance which in the aggregate exceed 300% of the aggregate premiums paid by us for the period from June 4, 2015 to, and including, June 4, 2016.

Legal Proceedings Regarding the Merger

Since the announcement of the merger, our directors were named as defendants in a number of putative class actions brought by Merge Healthcare stockholders. The first, which names us, IBM and merger sub as additional defendants, was filed on August 12, 2015 in the Circuit Court of Cook County, Illinois County Department, Chancery Division and is captioned Shawn Hazen v. Merge Healthcare Incorporated, et al., Case No. 2015CH12090. The second, which names us, IBM and merger sub as additional defendants, was filed on August 13, 2015 in the Court of Chancery of the State of Delaware and is captioned Steven Merola v. Merge Healthcare Incorporated, et al., Case No. 11388-VCG. The third, which names IBM and merger sub as additional defendants, was filed on August 14, 2015 in the Circuit Court of Cook County, Illinois County Department, Chancery Division and is captioned, Michael Cohn v. Justin C. Dearborn, et al., Case No. 2015CH12218. The fourth, which names IBM and merger sub as additional defendants, was filed on August 19, 2015 in the Circuit Court of Cook County, Illinois County Department, Chancery Division and is captioned Andrei Savu v. Michael P. Cole, et al., Case No. 2015CH12408. The fifth, which names us, IBM and merger sub as additional defendants, was filed on August 20, 2015 in the Circuit Court of Cook County, Illinois County Department, Chancery Division and is captioned, Monique Lozoya v. Merge Healthcare Incorporated, et al., Case No. 2015CH12493. The sixth, which names IBM, merger sub and Goldman Sachs as additional defendants, was filed on August 25, 2015 in the Court of Chancery of the State of Delaware and is captioned Mathias Turtz v. Michael W. Ferro, Jr., et al., Case No. 11426-VCG. The seventh, which names us, IBM and merger sub as additional defendants, was filed on August 25, 2015 in the Circuit Court of Cook County, Illinois County Department, Chancery Division, and is captioned Howard Gerard, Sr. v. Merge Healthcare, Inc., et al., Case No. 2015CH12740. The eighth, which names us, IBM and merger sub as additional defendants, was filed on August 25, 2015 in the Circuit Court of Cook County, Illinois County Department, Chancery Division and is captioned Monte Montierth v. Merge Healthcare Incorporated, et al., Case No. 2015CH12749. The ninth, which names IBM, merger sub and Goldman Sachs as additional defendants, was filed on August 26, 2015 in the Court of Chancery of the State of Delaware and is captioned Monique Lozoya v. Michael W. Ferro, Jr., et al., Case No. 11433-VCG. The tenth, which names us, IBM and merger sub as additional defendants, was filed on August 28, 2015 in the Court of Chancery of the State of Delaware and is captioned William Federman v. Merge Healthcare Incorporated, et al., Case No. 11445-VCG. The eleventh, which names us, IBM and merger sub as additional defendants, was filed on September 2, 2015 in the Court of Chancery of the State of Delaware and is captioned Susan Molinaro v. Merge Healthcare Incorporated, et al., Case No. 11458-VCG.

These actions, purportedly brought on behalf of a class of our stockholders, generally allege that our directors, aided and abetted by IBM and merger sub and, in some cases, us and Goldman Sachs, purportedly breached their fiduciary duties in connection with the proposed merger and failed to maximize stockholder value. Each of the complaints includes requests for declaratory, injunctive and other equitable relief, including to enjoin us and IBM from consummating the merger, in addition to fees and costs. We believe that the claims are without merit.

On August 20, 2015, the plaintiff in the Hazen case moved to consolidate the Illinois cases. On August 31, 2015, the Circuit Court of Cook County, Illinois County Department, Chancery Division entered an order consolidating the other pending Illinois cases (the Cohn, Savu, Lozoya, Gerard, Sr. and Montierth cases) with the Hazen case.

On September 8, 2015, the plaintiff in the Illinois Hazen case filed a motion for expedited discovery. On September 8, 2015, the plaintiff in the Delaware Molinaro case filed a motion for expedited proceedings and a motion for preliminary injunction.

Appraisal Rights

If you do not vote for the adoption of the merger agreement at the special meeting and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock or Series A Convertible Preferred Stock must follow the steps prescribed in Section 262 of the DGCL and summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL and the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our common stock and/or Series A Convertible Preferred Stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

ANY MERGE HEALTHCARE STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX D CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISORS, SINCE FAILURE TO TIMELY AND FULLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Under the DGCL, holders of our common stock or Series A Convertible Preferred Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery, which we refer to as the “Delaware Court” in this proxy statement, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, on the amount determined to be the fair value.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to the shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to our stockholders and Section 262 of the DGCL is attached to this proxy statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully and should consult his, her or its legal advisors, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Merge Healthcare, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of our common stock or Series A Convertible Preferred Stock. If you sign and return a proxy card or vote by submitting a proxy by telephone, through the Internet or by fax, without expressly directing that your shares of our common stock or Series A Convertible Preferred Stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock or Series A Convertible Preferred Stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person or by submitting a proxy by telephone, through the Internet or by fax, in favor of the proposal to adopt the merger agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone, through the Internet or by fax, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs Merge Healthcare of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock or Series A Convertible Preferred Stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock or Series A Convertible Preferred Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our common stock or Series A Convertible Preferred Stock on September 10, 2015, the record date for the special meeting, is entitled to assert appraisal rights for such shares of our common stock or Series A Convertible Preferred Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock or Series A Convertible Preferred Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock or Series A Convertible Preferred Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029, Attention: Merge Equities Director & Assistant Corporate Secretary.

Within ten days after the effective time of the merger, we will notify each stockholder who properly asserted appraisal rights under Section 262 and has not voted for the adoption of the merger agreement of the effective time of the merger. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock or Series A Convertible Preferred Stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days after such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court shall take into account all relevant factors. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL.

The Delaware Court will direct the payment of the fair value of the shares of our stock to those stockholders who have perfected appraisal rights, together with interest, if any. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our common stock or Series A Convertible Preferred Stock have been appraised. The costs of the action (which do not include attorneys or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his, her or its shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock or Series A Convertible Preferred Stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the cash payment for his, her or its shares pursuant to the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he, she or it will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement, as if he, she or it had not demanded appraisal of his, her or its shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger.

If you properly demand appraisal of your shares of our common stock or Series A Convertible Preferred Stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL GOVERN.

Treatment of Outstanding Stock Options, Restricted Shares and Purchase Rights

Stock Options

Stock options to acquire Merge Healthcare’s common stock outstanding and unexercised at the effective time of the merger will be treated in one of the following manners:

Cash-Out Options. Each outstanding option to acquire shares of our common stock to the extent (i) vested (or vesting in connection with the merger), or (ii) such option (whether vested or unvested) is held by any of our or our subsidiaries’ non-employee directors, consultants or independent contractors will be cancelled at the effective time of the merger and will be converted into the right of the holder thereof to receive in consideration for such cancellation an amount in cash, without interest and less any applicable withholding taxes, payable at or as soon as practicable following the effective time of the merger, equal to the product of the number of shares of our common stock that are subject to such option and the excess, if any, of the common stock merger consideration of $7.13 per share over the exercise price per share of the common stock subject to such option. Each outstanding option to acquire shares of our common stock (whether vested or unvested) that has an exercise price per share greater than or equal to the common stock merger consideration of $7.13 per share will be cancelled for no consideration.

Rollover Options. Each outstanding option to acquire shares of our common stock that will not be cancelled in the manner described in the preceding paragraph will be converted into an option to acquire, on substantially the same terms and conditions as were applicable to such option prior to the effective time of the merger (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned shares of common stock), the number of shares of IBM’s common stock (rounded down to the nearest whole share) equal to the product of the number of shares of our common stock that are subject to such option and the exchange ratio. The exchange ratio is a fraction, the numerator of which is the common stock merger consideration of $7.13 per share and the denominator of which is the average closing price per share of IBM’s common stock on the New York Stock Exchange Composite Transactions Tape on the 20 trading days immediately prior to the date of the effective time of the merger. The exercise price of such converted option per share of IBM’s common stock as of immediately following such conversion will be equal to the per share exercise price for the shares of our common stock otherwise purchasable pursuant to such option prior to the effective time divided by the exchange ratio, rounded up to the nearest whole cent.

Restricted Shares

Restricted shares that are outstanding at the effective time of the merger will be treated in one of the following manners:

Cash-Out Restricted Shares. Each outstanding restricted share held by any of our or our subsidiaries’ non-employee directors, consultants or independent contractors will be cancelled at the effective time of the merger and will be converted into the right of the holder thereof to receive in consideration for such cancellation an amount in cash, without interest and less any applicable withholding taxes, equal to the common stock merger consideration of $7.13 per share.

Other Restricted Shares. Each outstanding restricted share held by our or any of our subsidiaries’ employees will be cancelled at the effective time of the merger and no consideration will be provided for such restricted shares except as provided further in this paragraph; provided, that, IBM will pay to each holder of restricted shares cancelled in this manner a cash payment equal to $7.13 multiplied by the number of such restricted shares that would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed, with such cash payment to be made on or within 20 business days after the date or dates on which such vesting or lapse of restriction would have occurred had such restricted shares not been cancelled and converted into a right to receive a cash payment; provided further, that in order to receive such cash payment, the holder of restricted shares must be an employee of IBM or any of its affiliates on the applicable date at which such restricted shares would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed.

Treatment of Purchase Rights under Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan

Under the merger agreement, participation in the ESPP will be limited to those employees who are participants in the ESPP on August 6, 2015, and participants may not generally increase their payroll deduction elections or rate of contributions from those in effect on that date. No offering period under the ESPP will be started after August 6, 2015 and the ESPP will terminate on the earlier of the first purchase date after August 6, 2015 and the last trading day before the effective time of the merger, but after the exercise of purchase rights on such purchase date or termination. If the ESPP remains in effect on the last trading day before the effective time of the merger, each purchase right outstanding under the ESPP will be terminated in exchange for a cash payment equal to the excess of (A) the common stock merger consideration of $7.13 per share over (B) 85% of the lesser of (i) the closing price of a share of our common stock on the NASDAQ Global Select Market on the last trading day before the commencement of the last offering period and (ii) the closing price of a share of our common stock on the NASDAQ Global Select Market on the last trading day before the effective time of the merger, subject to the limitations under the ESPP regarding the maximum number and value of shares of our common stock purchasable with respect to any offering period.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by IBM and us and specified in such certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing, which will take place on a date to be specified by IBM, merger sub and us and which will be no later than the fifth business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, unless IBM and we agree to hold the closing at a different time. We currently anticipate the merger to be completed in the fourth quarter of 2015.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act. Following the closing of the merger, we will no longer be an independent public company.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Merge Healthcare common stock and Series A Convertible Preferred Stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code” in this proxy statement, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Merge Healthcare common stock and Series A Convertible Preferred Stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Merge Healthcare common stock or Series A Convertible Preferred Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our common stock or Series A Convertible Preferred Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Merge Healthcare common stock or Series A Convertible Preferred Stock through the exercise of options or otherwise as compensation, holders who hold their Merge Healthcare common stock or Series A Convertible Preferred Stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar and holders who exercise appraisal rights. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Merge Healthcare common stock and Series A Convertible Preferred Stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, no assurance can be given that the Internal Revenue Service will not assert, or that a court could not sustain, a position contrary to the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Merge Healthcare common stock or Series A Convertible Preferred Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Merge Healthcare common stock or Series A Convertible Preferred Stock, you should consult your own tax advisor.

All holders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Merge Healthcare common stock or Series A Convertible Preferred Stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Merge Healthcare common stock or Series A Convertible Preferred Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Merge Healthcare common stock that is not a U.S. holder.

U.S. Holders

The conversion of shares of Merge Healthcare common stock or Series A Convertible Preferred Stock into cash pursuant to the merger will be a taxable transaction to a U.S. holder for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Merge Healthcare common stock or Series A Convertible Preferred Stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Merge Healthcare common stock or Series A Convertible Preferred Stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder will generally not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder will generally be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or
•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or
•	Merge Healthcare is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorted of the five-year period ending on the date of the merger and the non-U.S. holder’s holding period in the Merge Healthcare common stock or Series A Convertible Preferred Stock, as applicable. Although there can be no assurances in this regard, Merge Healthcare does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently, at a rate of 28%) will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO MERGE HEALTHCARE

STOCKHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Matters

HSR Act

The closing of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the merger may not be completed unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. The HSR Act requires the parties to observe a 30-day waiting period (the “initial 30-day waiting period”), during which time the merger may not be consummated, unless that initial 30-day waiting period is terminated early. If, before the expiration of the initial 30-day waiting period, the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information, the parties may not consummate the transaction until 30 days after Merge Healthcare and IBM have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). Merge Healthcare and IBM filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on August 21, 2015 and received early termination of the waiting period effective September 1, 2015.

At any time before the effective time of the merger, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, state attorneys general or private parties can file suit under the antitrust laws to enjoin consummation of the merger or to impose conditions on the merger. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The merger agreement and the following description have been included to provide you with information regarding the terms of the merger agreement. It is not intended to provide any other factual information about Merge Healthcare or IBM. Such information can be found elsewhere in this proxy statement and in the other public filings we and IBM make with the SEC, which are available, without charge, at http://www.sec.gov.

The representations and warranties described below and included in the merger agreement were made for the purposes of the merger agreement by Merge Healthcare and IBM to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Merge Healthcare and IBM in connection with negotiating the terms of that agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been made for the purpose of allocating risk between Merge Healthcare and IBM rather than establishing the matters addressed by such representations and warranties as facts. The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Merge Healthcare and IBM or their respective businesses.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, merger sub, a wholly owned subsidiary of IBM and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned subsidiary of IBM, and the separate corporate existence of merger sub will cease.

Effective Time; Closing

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by IBM and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the date of closing, which will take place on a date to be specified by IBM, merger sub and us and which will be no later than the fifth business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by IBM and us. Although we expect to complete the merger as soon as possible following the special meeting of our stockholders (if our stockholders adopt the merger agreement), we cannot specify when or assure that we and IBM will satisfy or waive all of the conditions to the closing of the merger. See “—Conditions to the Closing of the Merger” beginning on page 65.

Merger Consideration

As a result of the merger, our holders of common stock will be entitled to receive $7.13 in cash, without interest and less any applicable withholding taxes, for each share of our common stock they own as of the effective time of the merger. However, if you are an employee of Merge Healthcare or any of its subsidiaries and you hold restricted shares of our common stock as of the effective time, those shares will be cancelled and you will be entitled to receive the applicable merger consideration for those restricted shares on a deferred basis subject to the conditions described in this proxy statement.

As a result of the merger, holders of Series A Convertible Preferred Stock will be entitled to receive $1,500.00 in cash, without interest and less any applicable withholding taxes, for each share of our Series A Convertible Preferred Stock they own as of the effective time of the merger.

As a result of the merger, outstanding Merge Healthcare equity awards will either be cancelled and converted into a right to receive a cash payment at the effective time of the merger or, in some cases, converted into comparable awards for common stock of IBM or cancelled and converted into a right to potentially receive a cash payment at a later date, as described under “Treatment of Outstanding Stock Options, Restricted Shares and Purchase Rights” below.

If any of our stockholders perfect appraisal rights with respect to any of our shares of common stock or Series A Convertible Preferred Stock, we will treat those shares as described under “The Merger—Appraisal Rights” beginning on page 45.

Treatment of Outstanding Stock Options, Restricted Shares and Purchase Rights

Stock Options

Stock options to acquire Merge Healthcare’s common stock outstanding and unexercised at the effective time of the merger will be treated in one of the following manners:

Cash-Out Options. Each outstanding option to acquire shares of our common stock to the extent (i) vested (or vesting in connection with the merger), or (ii) such option (whether vested or unvested) is held by any of our or our subsidiaries’ non-employee directors, consultants or independent contractors will be cancelled at the effective time of the merger and will be converted into the right of the holder thereof to receive in consideration for such cancellation an amount in cash, without interest and less any applicable withholding taxes, payable at or as soon as practicable following the effective time of the merger, equal to the product of the number of shares of our common stock that are subject to such option and the excess, if any, of the common stock merger consideration of $7.13 per share over the exercise price per share of the common stock subject to such option. Each outstanding option to acquire shares of our common stock (whether vested or unvested) that has an exercise price per share greater than or equal to the common stock merger consideration of $7.13 per share will be cancelled for no consideration.

Rollover Options. Each outstanding option to acquire shares of our common stock that will not be cancelled in the manner described in the preceding paragraph will be converted into an option to acquire, on substantially the same terms and conditions as were applicable to such option prior to the effective time of the merger (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned shares of common stock), the number of shares of IBM’s common stock (rounded down to the nearest whole share) equal to the product of the number of shares of our common stock that are subject to such option and the exchange ratio. The exchange ratio is a fraction, the numerator of which is the common stock merger consideration of $7.13 per share and the denominator of which is the average closing price per share of IBM’s common stock on the New York Stock Exchange Composite Transactions Tape on the 20 trading days immediately prior to the date of the effective time of the merger. The exercise price of such converted option per share of IBM’s common stock as of immediately following such conversion will be equal to the per share exercise price for the shares of our common stock otherwise purchasable pursuant to such option prior to the effective time divided by the exchange ratio, rounded up to the nearest whole cent.

Restricted Shares

Restricted shares that are outstanding at the effective time of the merger will be treated in one of the following manners:

Cash-Out Restricted Shares. Each outstanding restricted share held by any of our or our subsidiaries’ non-employee directors, consultants or independent contractors will be cancelled at the effective time of the merger and will be converted into the right of the holder thereof to receive in consideration for such cancellation an amount in cash, without interest and less any applicable withholding taxes, equal to the common stock merger consideration of $7.13 per share.

Other Restricted Shares. Each outstanding restricted share held by our or any of our subsidiaries’ employees will be cancelled at the effective time of the merger and no consideration will be provided for such restricted shares except as provided further in this paragraph; provided, that, IBM will pay to each holder of restricted shares cancelled in this manner a cash payment equal to $7.13 multiplied by the number of such restricted shares that would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed, with such cash payment to be made on or within 20 business days after the date or dates on which such vesting or lapse of restriction would have occurred had such restricted shares not been cancelled and converted into a right to receive a cash payment; provided further, that in order to receive such cash payment, the holder of restricted shares must be an employee of IBM or any of its affiliates on the applicable date at which such restricted shares would have vested or in respect of which Merge Healthcare’s right to repurchase such restricted shares would have lapsed.

Treatment of Purchase Rights under Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan

Under the merger agreement, participation in the ESPP will be limited to those employees who are participants in the ESPP on August 6, 2015, and participants may not generally increase their payroll deduction elections or rate of contributions from those in effect on that date. No offering period under the ESPP will be started after August 6, 2015, and the ESPP will terminate on the earlier of the first purchase date after August 6, 2015 and the last trading day before the effective time of the merger but after the exercise of purchase rights on such purchase date or termination on such last trading day. If the ESPP remains in effect on the last trading day before the effective time of the merger, each purchase right outstanding under the ESPP will be terminated in exchange for a cash payment equal to the excess of (A) the common stock merger consideration of $7.13 per share over (B) 85% of the lesser of (i) the closing price of a share of our common stock on the NASDAQ Global Select Market on the last trading day before the commencement of the last offering period and (ii) the closing price of a share of our common stock on the NASDAQ Global Select Market on the last trading day before the effective time of the merger, subject to the limitations under the ESPP regarding the maximum number and value of shares of our common stock purchasable with respect to any offering period.

Surrender of Stock Certificates; Payment of Merger Consideration; Lost Certificates

Prior to the effective time of the merger, IBM will designate a paying agent and, from time to time after the effective time of the merger, IBM will make available to the paying agent funds in amounts as necessary for the payment of the merger consideration.

As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each person who was a holder of record of our common stock or Series A Convertible Preferred Stock immediately prior to the effective time of the merger a letter of transmittal containing instructions for exchanging certificates representing such shares of our common stock or Series A Convertible Preferred Stock. Such letter of transmittal will be accompanied by a substitute IRS Form W-9 or the applicable IRS Form W-8. After the effective time of the merger, each holder of a certificate previously representing such shares of our common stock or Series A Convertible Preferred Stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $7.13 in cash, less any applicable withholding taxes, for each share of our common stock represented by such certificate and $1,500.00 in cash, less any applicable withholding taxes, for each share of our Series A Convertible Preferred Stock represented by such certificate.

No interest will be paid or shall accrue on the cash payable upon surrender of any such certificate. The cash paid upon surrender of any such certificate will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock formerly represented by such certificate.

If any such certificate has been lost, stolen, defaced or destroyed, the paying agent or the surviving corporation, as the case may be, will pay the applicable merger consideration with respect to each share of our common stock or Series A Convertible Preferred Stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, defaced or destroyed and, if required by the surviving corporation, the posting by such person of a bond in an amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such certificate.

At any time following the six-month anniversary of the closing date of the merger, the surviving corporation may require the paying agent to deliver to it any funds previously made available to the paying agent that have not been disbursed to holders of certificates that formerly represented shares of our common stock or Series A Convertible Preferred Stock. After that point, stockholders will no longer be able to receive the merger consideration from the paying agent. Instead, they will be required to seek to obtain the merger consideration only from IBM and the surviving corporation and in so doing will be treated as general creditors with respect to the payment of any such merger consideration, without any interest thereon.

Directors and Officers

The merger agreement provides that merger sub’s directors and officers immediately prior to the effective time of the merger will be the directors and officers, respectively, of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Representations and Warranties

We have made a number of representations and warranties to IBM and merger sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification and similar corporate matters;
•	our subsidiaries;
•	our and our subsidiaries’ capital structure and indebtedness;
•	our corporate power and authority to execute and deliver the merger agreement, to consummate the merger and the other transactions contemplated by the merger agreement and to comply with the terms of the merger agreement;
•	the enforceability of the merger agreement against us;
•	our board of directors’ approval of the merger agreement;
•	our board of directors’ recommendation that our stockholders vote to adopt the merger agreement;
•	the absence of any violation of our charter documents, certain contracts or laws or judgments to which we are subject as a result of our execution and delivery of the merger agreement and our consummation of the merger;
•	the consents, approvals, notices and other similar actions with respect to governmental entities and other third parties required as a result of our execution and delivery of the merger agreement and our consummation of the merger;

•	the filing of required reports and other documents by us with the SEC, the compliance of such reports and documents with the applicable requirements of the federal securities laws, rules and regulations, the compliance of our financial statements included in such reports and documents with applicable accounting requirements and the rules and regulations of the SEC, the absence of any outstanding or unresolved comments received by us from the SEC and the absence of certain types of undisclosed liabilities;
•	compliance with the Sarbanes-Oxley Act of 2002;
•	the preparation of our financial statements included in our reports and documents filed with the SEC in accordance with GAAP;
•	the absence of any joint venture, off-balance sheet partnership or other similar arrangement entered into for the purpose of, intended to, or with the known result of, avoiding the disclosure of any material transaction or liability;
•	the maintenance by us of internal control over financial reporting and disclosure controls and procedures designed to ensure timely and adequate reporting;
•	the accuracy of the information supplied by us in connection with this proxy statement;
•	the conduct of our and our subsidiaries respective businesses in the ordinary course consistent in all material respects with past practice, in each case from December 31, 2014 to the date of the merger agreement;
•	the absence, in each case from December 31, 2014 to the date of the merger agreement, of:
•	any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect (as defined in the merger agreement);
•	certain dividends or other distributions on our or our subsidiaries’ capital stock;
•	any splits, combinations or reclassifications of, or issuances of securities in respect of, our or our subsidiaries’ capital stock;
•	any repurchase, redemption or other acquisition by us or any of our subsidiaries of any shares of our capital stock or any other of our securities or any of our subsidiaries’ securities or any options, warrants, calls or rights to acquire such shares or other securities;
•	any grants by us or our subsidiaries to our or our subsidiaries’ personnel of any bonus or award opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base cash compensation, in each case, in the ordinary course of business consistent with past practice;
•	any grant of any severance, separation, change in control, retention, termination or similar compensation or benefits;
•	any adoption or establishment of, or entry into, any amendment of, modification to or termination of, any employee benefit;
•	any grants or amendments of any award under any benefit plan or benefit agreement;
•	any payment of any compensation or benefit not provided for under any benefit plan or benefit agreement other than payment of base cash compensation or incentive or bonus payments made in the ordinary course of business consistent with past practice;
•	any action that is reasonably likely to result in the acceleration of vesting or payment of any rights, compensation, benefits or funding obligations, or in the making of any material determinations, under any benefit plan or benefit agreement;
•	any material change in financial or tax accounting methods, principles or practices, except as required by GAAP or applicable law;
•	any material tax election or change in any material tax election;

•	any settlement of material tax liabilities;
•	any material write-down of material assets; and
•	any licensing or other agreement with regard to the acquisition or disposition of any material intellectual property or rights to material intellectual property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;
•	the continuation of pricing, sales, receivables and payables practices in the ordinary course of business consistent with past practice and the absence of any promotional sales or discount activity, except in the ordinary course of business consistent with past practice, in each case since December 31, 2014;
•	certain pending and threatened litigation;
•	specified and material contracts;
•	our possession of all permits necessary to operate our business in all material respects as currently conducted;
•	our compliance with all applicable laws and judgments, including health care laws and privacy laws;
•	our rights to certain de-identified user data;
•	the absence, since December 31, 2014, of changes in our benefit plans or employment agreements;
•	the absence, since December 31, 2012 of certain labor organization activities and labor law compliance issues;
•	labor relations and employee benefits matters;
•	tax matters;
•	title to our material properties and tangible assets, the sufficiency of such material properties and tangible assets to operate our and our subsidiaries’ respective businesses in substantially the same manner as they are currently conducted and our rights to use our leased tangible properties and assets;
•	our intellectual property;
•	our products’ compliance with applicable laws and fitness for their ordinary purposes;
•	the condition of our inventory;
•	our receivables;
•	our insurance policies;
•	the absence of unlawful payments and compliance with bribery, campaign finance and lobbying laws;
•	environmental matters;
•	our government contracts and relationships;
•	the inapplicability of any state takeover or similar statute or regulation to the merger agreement and the merger;
•	the required vote of our stockholders;
•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger;
•	our receipt of a fairness opinion from Goldman Sachs; and
•	the absence of any relationship with PricewaterhouseCoopers LLP.

Some of our representations and warranties are qualified by a material adverse effect standard. The merger agreement provides that a material adverse effect means:

•	a material adverse effect on the business, assets, properties, financial condition or results of operations of us and our subsidiaries, taken as a whole;

•	a prohibition of, material impediment to or material delay in the consummation by us of the merger or the other transactions contemplated by the merger agreement; or
•	a material impairment on the ability of IBM and its subsidiaries to continue operating our business and our subsidiaries’ businesses after the closing of the merger in substantially the same manner as they were operated immediately prior to the date of the merger agreement;

provided that in no event will any of the following events, effects or circumstances be deemed, either alone or in combination, to constitute or be taken into account in determining whether there has been or would be, a material adverse effect:

•	any change in general, economic, business, financial, credit or market conditions that does not disproportionately affect us and our subsidiaries, taken as a whole, relative to other participants in our industry;
•	any change in GAAP or applicable law or the interpretation thereof that does not disproportionately affect us and our subsidiaries, taken as a whole, relative to other participants in our industry in the United States;
•	any act of terrorism, war (whether or not declared), natural disaster or any national or international calamity affecting the United States that does not disproportionately affect us and our subsidiaries, taken as a whole, relative to other participants in our industry in the United States;
•	our failure to meet internal or published projections, forecasts, or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been, or is reasonably likely to be, a material adverse effect);
•	any change in the price or trading volume of our company capital stock in and of itself (provided that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or is reasonably likely to be, a material adverse effect);
•	the announcement of the merger agreement or the transactions contemplated therein, including any loss of employees or customers resulting from the publication of the merger agreement or IBM’s identity or any of IBM’s affiliates as our acquirer; or
•	any action or omission by us or any of our subsidiaries taken with the prior written consent of IBM.

IBM and merger sub have made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their organization and good standing;
•	their corporate power and authority to execute and deliver the merger agreement, to consummate the merger and the other transactions contemplated by the merger agreement and to comply with the terms of the merger agreement;
•	the absence of any violation of IBM’s or merger sub’s charter documents, certain contracts or laws and judgments applicable to IBM or merger sub as a result of IBM’s execution and delivery of the merger agreement and the consummation of the merger;
•	the consents, approvals, notices and other similar actions with respect to governmental entities and other third parties required as a result of IBM’s and merger sub’s execution and delivery of the merger agreement and the consummation of the merger;
•	the enforceability of the merger agreement against them;
•	the accuracy of information supplied by IBM and merger sub for inclusion in this proxy statement;
•	merger sub’s lack of prior operating activity; and
•	that none of IBM, merger sub or any other IBM affiliate is an “interested stockholder” under Delaware’s takeover statute.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that before the effective time of the merger, subject to certain exceptions, we will carry on our, and we will cause each of our subsidiaries to carry on their, business in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of present officers, software developers and other employees, to preserve assets and technology and relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with us and our subsidiaries and to maintain franchises, rights and permits.

In addition, we have agreed, with specified exceptions, to various restrictions, including restrictions on our and our subsidiaries ability to:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, capital stock or other equity or voting interests;
•	split, combine or reclassify capital stock or other equity or voting interests, or issue any other securities in respect of, in lieu of or in substitution for, capital stock or other equity or voting interests;
•	purchase, redeem or otherwise acquire any capital stock, other equity or voting interests or any other of our or our subsidiaries’ securities, or any options, warrants, restricted shares, calls or rights to acquire any such capital stock or other securities;
•	take any action that would result in any amendment, modification or change of any of our or our subsidiaries’ material indebtedness;
•	issue, deliver, sell, pledge or otherwise encumber any capital stock, other equity or voting interests or equity equivalents, subject to certain exceptions, or securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or equity equivalents;
•	amend or propose to amend our or our subsidiaries’ organizational documents;
•	acquire, or agree to acquire, any business or division thereof, or any assets other than assets purchased for resale by us in the ordinary course of business and assets with a purchase price not in excess of $500,000 in the aggregate and acquired in the ordinary course of business consistent with past practice;
•	sell, lease, license, sell and lease back, mortgage or otherwise encumber any of our material properties or assets, subject to certain exceptions for actions in the ordinary course of business consistent with past practice;
•	repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person, or issue and sell any rights to acquire any debt securities, subject, in each case, to certain exceptions for actions in the ordinary course of business consistent with past practice;
•	make any loans, advances or capital contributions to, or investments in, any person, other than us or any of our direct or indirect wholly owned subsidiaries or advances of travel and similar expenses to employees in the ordinary course of business consistent with past practice;
•	incur or commit to incur any capital expenditures that individually are in excess of $100,000 or in the aggregate are in excess of $500,000;
•	pay, discharge, settle or satisfy any claims (including any claims of stockholders or stockholder litigation relating to the merger agreement), liabilities or obligations, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms on the date of the merger agreement, of claims, liabilities or obligations reserved against in our most recent audited financial statements or incurred after the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than paying money) to be performed by us or our subsidiaries following the closing of the merger;

•	waive, relinquish, release, grant, transfer or assign any right of material value;
•	waive any material benefit of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matters to which our consent is required under, any confidentiality, standstill or similar contract to which we or our subsidiaries are a party or bound unless the failure to grant any such waiver, modification or consent or any action to enforce would reasonably be likely to result in a breach of the fiduciary duties of our board of directors under applicable law and we have given prior written notice of such to IBM;
•	enter into, modify or amend in any material respect or exercise any right to renew, any lease or sublease of real property;
•	acquire any interest in real property;
•	modify or amend in any material respect, or accelerate, terminate or cancel, any material contract or waive any right to enforce, relinquish, release, transfer or assign any rights or claims thereunder, other than immaterial modifications or amendments made in the ordinary course of business consistent with past practice;
•	enter into any contract that is not in the ordinary course of business or that is inconsistent with past practice;
•	take any of the following actions relating to benefit plans or benefit agreements:
•	adopt, establish, enter into, terminate, amend or modify any benefit plan or benefit agreement;
•	increase the compensation or benefits of our or our subsidiaries’ personnel, other than as required pursuant to the terms of any applicable benefit plans or benefit agreements in effect as of the date of the merger agreement;
•	make any payments not provided for under the benefit plans and benefit agreements in effect on the date of the merger agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice;
•	grant or amend any award under any benefit plan or remove or modify existing restrictions in any benefit plan or benefit agreement or award made thereunder;
•	grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner such compensation or benefits of, any of our or our subsidiaries’ personnel, other than payments required pursuant to the terms of any applicable benefits plan or benefits agreement as in effect as of the date of the merger agreement;
•	enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or secure the payment of compensation or benefits under any benefit plan or benefit agreement;
•	take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the timing of payment or vesting of any rights, compensation, benefits or funding obligations under any benefit plan or benefit agreement or otherwise; or
•	make any material determination under any benefit plan or benefit agreement that is inconsistent with the ordinary course of business or past practice;
•	form any subsidiary;
•	enter into any contract containing any provisions providing that the consummation of the merger or the other transactions contemplated by the merger agreement or compliance by us with the provisions of the merger agreement will conflict with, would be violated or breached by, constitute a default under, such contract, or give rise to a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, loss of material benefit under, material lien upon properties or assets of us, IBM or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights to any person except, in each case, as required by applicable law;

•	enter into any contract containing any restriction on our or our subsidiaries ability to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to IBM following the consummation of the merger and the other transactions contemplated by the merger agreement;
•	except as required by law, adopt or enter into any collective bargaining agreement or other labor union contract applicable to our employees or the employees of any of our subsidiaries;
•	write-down any of our material assets, including any intellectual property, or make any change in any financial or tax accounting principle, method or practice other than as required by GAAP or applicable law;
•	engage in any of the following activities:
•	trade loading practices or any other promotional sales or discount activities with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales that would otherwise be expected to occur in subsequent fiscal quarters;
•	any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters;
•	any practice which would have the effect of postponing to subsequent fiscal quarters payments by us that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter); or
•	any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity in a manner outside the ordinary course of business or inconsistent with past practice;
•	take any action or fail to take any action with the knowledge that such action or failure to act would reasonably be likely to result in the material loss or reduction of value of our and our subsidiaries’ intellectual property, taken as a whole;
•	enter into, extend or renew certain types of specified contracts;
•	amend, modify or waive any of our existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the merger; and
•	authorize, commit, resolve or agree to take any of the foregoing actions.

No Solicitation of Acquisition Proposals

We have agreed that we will not, and will not authorize or permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ directors, officers or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any takeover proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a takeover proposal (as defined in the merger agreement and described below under the heading “— Covenants—Board Recommendation” beginning on page 62); or
•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information that could reasonably be expected to lead to, or otherwise knowingly cooperate in any way with any takeover proposal.

Despite these general prohibitions, at any time prior to the adoption of the merger agreement by our stockholders and subject to the conditions described below, we may, and may permit and authorize our subsidiaries and our and our subsidiaries representatives to:

•	furnish information with respect to us or our subsidiaries to a person making a bona fide unsolicited written takeover proposal (and its representatives and advisors) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the confidentiality agreement between us and IBM, provided that all such information has been provided or made available, or is substantially concurrently provided or made available, to IBM; and
•	participate in discussions or negotiations with, and only with, the person making such takeover proposal (and its representatives and advisors) regarding such takeover proposal.

We may only take these actions if:

•	our board of directors determines in good faith that such takeover proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined in the merger agreement and described below);
•	the unsolicited takeover proposal did not result from our breach of the merger agreement;
•	we comply with our obligations to advise IBM, orally and in writing, as promptly as possible and in any event within 24 hours of receipt of:
•	any takeover proposal or request for information or inquiry that we reasonably believe could lead to or contemplates a takeover proposal; and
•	the identity of the person making the takeover proposal, request or inquiry and the terms and conditions of such takeover proposal, request or inquiry (or any modification thereof);
•	we comply with our obligations to provide to IBM promptly upon receipt or delivery thereof, copies of all documents and written or electronic communications relating to any such takeover proposal, request or inquiry exchanged between us, our subsidiaries or any of our or our subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, on the one hand, and the person making the takeover proposal or any of its affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors and representatives, on the other hand; and
•	we comply with our obligations to (on a daily basis at mutually agreeable times) advise and confer with IBM (or its outside counsel) regarding the progress of negotiations concerning any takeover proposal, the material resolved and unresolved issues related thereto and any other matters that are related to the takeover proposal identified with reasonable specificity by IBM (or its outside counsel) and the material details of any takeover proposal, request or inquiry (or any subsequent modification thereof).

Board Recommendation

The merger agreement provides that neither our board of directors nor any committee of our board will, or will agree or resolve to:

•	withdraw or modify in a manner adverse to IBM or merger sub, or propose publicly to withdraw or modify in a manner adverse to IBM or merger sub, the recommendation or declaration of advisability by our board of directors or any committee of our board of the merger agreement or the merger (any such action, resolution or agreement to take such action being referred to as an “adverse recommendation change”);
•	recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any takeover proposal, or resolve or agree to take any such action;
•	adopt or approve any takeover proposal; or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any takeover proposal (other than a confidentiality agreement, as discussed above).

Notwithstanding the foregoing or any other provision of the merger agreement to the contrary, our board of directors may, at any time prior to the adoption of the merger agreement by our stockholders, in response to a superior proposal or an intervening event (as defined in the merger agreement and as described below under this heading), effect an adverse recommendation change; provided that:

•	our board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law;
•	our board of directors provides prior written notice to IBM (an “adverse recommendation change notice”) that our board of directors is prepared to effect an adverse recommendation change;
•	our board of directors provides to IBM the most current version of any written agreement relating to the superior proposal and, in the case of an intervening event, provides information describing the intervening event in reasonable detail;
•	IBM has been given five business days to make a proposal that would, in the reasonable good faith judgment of our board of directors (after consultation with a financial advisor of national reputation and outside legal counsel), cause the superior proposal to no longer constitute a superior proposal or obviate the need for an adverse recommendation change as a result of the intervening event (any amendment or modification of such superior proposal other than a non-substantive amendment or modification requires a new adverse recommendation change notice and a new five business day period); and
•	during the five business day period before our board of directors effects an adverse recommendation change, we and our officers, directors and representatives negotiate in good faith with IBM and its officers, directors and representatives regarding any revisions to the terms of the merger and the other transactions contemplated by the merger agreement proposed by IBM.

The covenant in the merger agreement generally prohibiting us from soliciting takeover proposals does not prevent us from complying with Rule 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to our stockholders if our board of directors determines in good faith that failure to make such disclosure would be inconsistent with applicable law; provided, however, that in no event will we or our board of directors take, agree or resolve to take any action with respect to an adverse recommendation change that is prohibited by the merger agreement.

A “takeover proposal” means any inquiry, proposal or offer from any person or group (other than IBM or merger sub or their affiliates) relating to, or that could reasonably be expected to lead to, in one or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving us or any direct or indirect acquisition, including by way of merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of:

•	assets or businesses that constitute or represent 10% or more of the total consolidated revenue, net income, EBITDA or assets of us and our subsidiaries, taken as a whole; or
•	10% or more of the outstanding voting equity interests of the Company or of any class of capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to above.

A “superior proposal” means any binding bona fide unsolicited written offer of any person (other than IBM or merger sub or their affiliates) that did not result from a breach of the non-solicitation covenants contained in the merger agreement and that, if consummated, would result in such person or its stockholders acquiring:

•	more than 50% of the voting power of our capital stock; or

•	all or substantially all of our and our subsidiaries assets, taken as a whole; and

which offer, in the reasonable good faith judgment of our board of directors, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, (i) provides consideration that is more favorable to our stockholders than the consideration payable in the merger (taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by IBM in response to such superior proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

An “intervening event” is any event, circumstance, or fact developing after the date of the merger agreement unknown to our board of directors as of the date of the merger agreement which becomes known before our stockholders adopt the merger agreement and which causes our board of directors to reasonably conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an adverse recommendation change would be reasonably likely to result in a breach of its fiduciary duties to our stockholders under applicable law. The term “intervening event” does not include the receipt, existence or terms of a takeover proposal or any matter relating to a takeover proposal or any consequence of a takeover proposal.

Stockholders Meeting

We have agreed, subject to any applicable legal restraints, to convene and hold a stockholders meeting, for the purpose of the adoption of the merger agreement by our stockholders, no earlier than the 30th calendar day or no later than the 40th calendar day (or, if such day is not a business day, the first business day thereafter) immediately following the date of mailing of the definitive proxy statement to our stockholders. Notwithstanding the foregoing, we may:

•	extend the date of the stockholders meeting to the extent (and only to the extent) necessary to obtain a quorum of the stockholders to vote on the adoption of the merger agreement (and we are required to use commercially reasonable efforts to obtain such a quorum as promptly as practicable);
•	delay the stockholders meeting to the extent (and only to the extent) we reasonably determine that such a delay is required by applicable law;
•	adjourn or postpone the stockholders meeting until five business days after the date on which the stockholders meeting would have been held if the Company receives a takeover proposal or an amendment or modification to the price or material terms of a previously received takeover proposal, or an intervening event occurs, during the five days prior to the stockholders meeting; and
•	adjourn or postpone the stockholders meeting to the extent (and only to the extent) required by a court of competent jurisdiction in connection with any proceedings in connection with the merger agreement.

We are required to hold the stockholders meeting regardless of whether our board of directors determines prior to the date of such meeting that the merger agreement is no longer advisable, recommends that our stockholders reject the merger agreement or makes any other adverse recommendation change. Further, our obligation to hold the stockholders meeting will not be affected by the commencement, public proposal, public disclosure or communication to us or any other person of any takeover proposal.

Efforts to Consummate the Merger; Regulatory Matters

IBM, merger sub and we have each agreed to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including using commercially reasonable efforts to accomplish the following:

•	satisfying the conditions to closing, as discussed below under “—Conditions to the Closing of the Merger” beginning on page 65;
•	obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from, and giving of any necessary notices to, governmental entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act);

•	taking commercially reasonable steps to provide any supplemental information requested by a governmental entity, including participating in meetings with officials of such entity;
•	taking commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity or third party; and
•	obtaining all necessary consents, approvals or waivers from any third party.

In connection with and without limiting the generality of the foregoing, we and our board of directors will, if any state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the stockholders agreement or any of the merger and the other transactions contemplated by the merger agreement, including transactions contemplated by the stockholders agreement, take commercially reasonable actions necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement, including transactions contemplated by the stockholders agreement, and otherwise to minimize the effect of such statute or regulation on the merger agreement, the stockholders agreement, the merger and the other transactions contemplated by the merger agreement.

However, IBM is not required to agree to, or offer to, divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets or any portion of its or its subsidiaries businesses and we have also agreed not to agree to, or offer to, divest or hold separate or enter into any such arrangement with respect to our or our subsidiaries’ assets or any portion of our or our subsidiaries’ businesses without the prior written consent of IBM. Furthermore, IBM and its subsidiaries are not obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding brought by any governmental entity which:

•	challenges or seeks to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement or stockholders agreement;
•	seeks to obtain damages from IBM or its subsidiaries in relation to the merger or the other transactions contemplated by the merger agreement or stockholders agreement;
•	seeks to prohibit or limit in any respect, or place any conditions on, the ownership or operation by us, IBM or any of our or their affiliates of all or any portion of our business or assets or any of our or IBM’s products or our or IBM’s respective subsidiaries’ business or assets or any of their products, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement;
•	seeks to require any such party to dispose of, license or hold separate all or any portion of its business or assets or any product, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement;
•	seeks to impose limitations on the ability of IBM or its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of its subsidiaries or our or the surviving corporation’s capital stock; or
•	seeks to prohibit IBM or its affiliates from effectively controlling any of the business or operations of us, our subsidiaries or IBM’s subsidiaries, or prevent us, our subsidiaries or IBM’s subsidiaries from operating their respective businesses in substantially the same manner as operated immediately prior to the date of the merger agreement.

We and IBM shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other promptly following the receipt of any comments from any governmental entity and of any request by any governmental entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such governmental entity.

Conditions to the Closing of the Merger

Our, IBM’s and merger sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of any waiting period applicable to the merger required under the HSR Act;
•	the receipt of any other approval or the termination or expiration of any other waiting period under any other applicable competition, merger control, antitrust or similar law that is applicable to the merger; and
•	the absence of any temporary restraining order, preliminary or permanent injunction, or other judgment, injunction, order, writ or decree issued by a court of competent jurisdiction or other law that restrains, enjoins or otherwise prohibits the consummation of the merger.

IBM’s and merger sub’s obligations to effect the merger are further subject to the satisfaction by us or waiver by them of the following conditions:

•	our representations and warranties contained in the merger agreement that are qualified as to materiality or material adverse effect shall be true and correct as so qualified, and our representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date, in each case other than any failure to be so true and correct that do not make it inadvisable, in the reasonable judgment of IBM, to proceed with the merger, and IBM shall have received a certificate to that effect from us;
•	our performance, in all material respects, of all obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger, and IBM shall have received a certificate to that effect from us;
•	the absence of any claim, suit, action or proceeding brought or threatened by a governmental entity:
•	challenging or seeking to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement;
•	seeking to obtain material damages from IBM or its subsidiaries;
•	seeking to prohibit or limit in any respect, or place conditions on, the ownership or operation by us, IBM or our or its respective affiliates of all or any portion of the business or assets or any product, or requiring any such party to dispose of, license or hold separate all or any portion of the business or assets or any product of us, IBM or any of our or its subsidiaries, in each case, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement;
•	seeking to directly or indirectly impose limitations on the ability of IBM or any of its affiliates to acquire or hold, or exercise full rights of ownership of, our capital stock or the common stock of the surviving corporation or any of IBM’s subsidiaries, in each case, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement;
•	seeking to directly or indirectly prohibit IBM or any of its affiliates from effectively controlling any of the business or operations of us or our or IBM’s subsidiaries, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement; or
•	seeking to directly or indirectly prevent us or our or IBM’s subsidiaries from operating our or their respective businesses in substantially the same manner as operated by us or them prior to the date of the merger agreement, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement;
•	the absence of any temporary restraining order, preliminary or permanent injunction, or other judgment, injunction, order, writ or decree issued by a court of competent jurisdiction that is reasonably likely to result, directly or indirectly, in any of the effects described in the immediate preceding condition;

•	IBM shall have received from us a pay-off letter with respect to our credit agreement entered into on April 29, 2014, by and among us, certain of our subsidiary guarantors, certain lenders party thereto and Guggenheim Corporate Funding, LLC, as administrative agent, as well as executed lien release documents reasonably satisfactory to IBM with respect to all such liens granted or incurred under our credit agreement;
•	IBM shall have received evidence, in form and substance reasonably satisfactory to it, that we have terminated: the investor rights agreement, dated as of February 25, 2015, by and between us and the investors party thereto; the purchase agreement, dated as of February 25, 2015, by and between us and the investors party thereto; the registration rights agreement, dated as of June 4, 2008, by and between us and Merrick RIS, LLC; and the securities purchase agreement, dated as of May 21, 2008, by and among us, our subsidiaries party thereto and Merrick RIS, LLC;
•	the consulting agreement, as amended and restated as of May 29, 2015, by and between us and Merrick Ventures, as further amended by the amendment to the consulting agreement, dated as of August 6, 2015, by and between us and Merrick Ventures, shall be in full force and effect and shall not have been further amended; and
•	a material adverse effect has not occurred with respect to us since the date of the merger agreement, and IBM shall have received a certificate to that effect from us.

Our obligations to effect the merger are subject to the further satisfaction by IBM and/or merger sub or waiver by us of the following conditions:

•	IBM’s and merger sub’s representations and warranties contained in the merger agreement that are qualified as to materiality shall be true and correct as so qualified, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date, and we shall have received a certificate to that effect from IBM; and
•	IBM’s and merger sub’s performance, in all material respects, of all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger, and we shall have received a certificate to that effect from IBM.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time before the effective time of the merger, whether before or after our stockholders approve the merger, under the following circumstances:

•	by our, IBM’s and merger sub’s mutual written consent;
•	by either IBM or us, if:
•	the merger is not consummated by March 31, 2016, but this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;
•	any temporary restraining order, preliminary or permanent injunction, or other judgment, injunction, order, writ or decree issued by a court of competent jurisdiction or other law that restrains, enjoins or otherwise prohibits the consummation of the merger is in effect and has become final and nonappealable; or
•	our stockholders do not adopt the merger agreement at the stockholders meeting (or at any adjournment or postponement thereof) that we have held for such purpose;
•	by us, if IBM breaches a representation or warranty or fails to perform a covenant or other agreement contained in the merger agreement so that the related closing conditions cannot be satisfied and such breach or failure to perform cannot be cured or is not cured by IBM or merger sub within 30 business days after its receipt of written notice from us of such breach or failure to perform, or, if such breach or failure to perform is curable by such date, IBM or merger sub, as the case may be, does not commence to cure such breach or failure to perform within 10 business days after receipt of written notice from us and diligently pursue such cure thereafter; or

•	by IBM, if:
•	prior to our stockholders meeting, we deliver a written notice to IBM that our board of directors is prepared to withdraw or modify its recommendation that the merger agreement or the merger or both are advisable based on (i) the receipt of an unsolicited superior proposal from a third party which in the reasonable good faith judgment of the board provides consideration that is more favorable to our stockholders than the consideration payable in the merger and is reasonably capable of being completed or (ii) an intervening event which occurs that would cause our board of directors, after consulting with its outside legal counsel and financial advisor, to reasonably conclude in good faith that the failure to modify or withdraw its recommendation would be reasonably likely to result in a breach of its fiduciary duties;
•	we breach a representation or warranty or fail to perform a covenant or other agreement contained in the merger agreement so that the related closing conditions cannot be satisfied and such breach or failure to perform cannot be cured or is not cured by us within 30 business days after its receipt of written notice from IBM of such breach or failure to perform, or if such breach or failure to perform is curable by such date, we do not commence to cure such breach or failure to perform within 10 business days after receipt of written notice from IBM and diligently pursue such cure thereafter; or
•	any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction or other legal restraint or prohibition is in effect and has become final and nonappealable that has the effect of (i) restraining or prohibiting the consummation of the merger, (ii) requiring payment of damages from IBM or any of its subsidiaries that are material in relation to the value of us and our subsidiaries, taken as a whole, (iii) prohibiting or limiting in any respect, or placing conditions on, the ownership or operation by us, IBM or our or its respective affiliates of all or any portion of the business or assets or any product, or requiring any such party to dispose of, license or hold separate all or any portion of the business or assets or any product of us, IBM or any of our or its subsidiaries, in each case, as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement, (iv) directly or indirectly imposing limitations on the ability of IBM or any of its affiliates to acquire or hold, or exercise full rights of ownership of, our common stock or the common stock of the surviving corporation or any of IBM’s subsidiaries, (v) directly or indirectly prohibiting IBM or any of its affiliates from effectively controlling any of the business or operations of us or our or IBM’s subsidiaries, or (vi) directly or indirectly preventing us, our subsidiaries or IBM’s subsidiaries from operating our or their respective businesses in substantially the same manner as operated by us or them prior to the date of the merger agreement.

Termination Fee and Expenses

Each party will generally pay its own fees and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is consummated.

We will be required to pay a termination fee of $26.0 million to IBM, if:

•	after the date of the merger agreement, a takeover proposal has been made to us or our stockholders (whether or not conditional and whether or not withdrawn), or any person has announced an intention to make such a takeover proposal, or such a takeover proposal otherwise becomes known to us or generally known to our stockholders and thereafter:
•	the merger agreement is terminated by either us or IBM because the merger has not been consummated by March 31, 2016 or the merger agreement is terminated by either us or IBM because our stockholders did not adopt the merger agreement at the stockholders meeting (or at any adjournment or postponement thereof) that we have held for such purpose; and

•	within 12 months after such termination of the merger agreement, either we or one of our subsidiaries enters into an acquisition agreement with respect to any takeover proposal or any takeover proposal is consummated (solely for purposes of this provision, all references to 10% in the definition of “takeover proposal” in the merger agreement are deemed to be references to 30%); or
•	IBM terminates the merger agreement because, prior to our stockholders meeting, we deliver a written notice to IBM that our board of directors is prepared to withdraw or modify its recommendation that the merger agreement or the merger or both are advisable based on (i) the receipt of an unsolicited superior proposal from a third party, which in the reasonable good faith judgment of the board, provides consideration that is more favorable to our stockholders than the consideration payable in the merger and is reasonably capable of being completed or (ii) an intervening event occurs that would cause our board of directors, after consulting with its outside legal counsel and financial advisor, to reasonably conclude in good faith that the failure to modify or withdraw its recommendation would reasonably be likely to result in a breach of its fiduciary duties.

Indemnification and Insurance

The surviving corporation will assume, and IBM will cause the surviving corporation and its successors and assigns to comply with and honor, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our and our subsidiaries’ current or former directors or officers as provided in our and their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements as in effect on the date of the merger agreement and set forth on a schedule to the merger agreement.

In the event the surviving corporation or any of its successors or assigns consolidates with or merges into another entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its properties and assets to another entity, or if IBM dissolves the surviving corporation, IBM will cause proper provision to be made so that the successors and assigns of the surviving corporation assume the indemnification and other obligations set forth above.

IBM will obtain or will cause to be obtained as of the effective time of the merger a “tail” insurance policy with a claims period of six years from the effective time of the merger with respect to directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, for acts or omissions occurring prior to the effective time of the merger, on terms that are no less favorable than our policies in effect on the date of the merger agreement. Prior to the closing of the merger, IBM will prepay such insurance for the six-year period, but in no event will IBM or the surviving corporation be required to pay, with respect to the entire six-year period following the effective time of the merger, premiums for insurance which in the aggregate exceed 300% of the aggregate premiums paid by us for the period from June 4, 2015 to, and including, June 4, 2016.

Additional Agreements

Except as would violate applicable law or securities exchange rules, we and IBM have agreed to consult with each other prior to making any press release or other public statements with respect to the merger.

Except as would violate applicable law, we have agreed to give prompt notice to IBM in writing of:

•	the occurrence of any matter or event that:
•	is, or that could reasonably be expected to be, material (individually or in the aggregate) to our and our subsidiaries’ business, assets, properties, condition (financial or otherwise) or results of operations, taken as a whole; or
•	has resulted, or could reasonably be expected to result, in any representation and warranty of us in the merger agreement that is qualified as to materiality becoming untrue or any such representation and warranty that is not so qualified becoming untrue in any material respect; or
•	has resulted, or is reasonably likely to result, in the inability to satisfy any of the conditions to IBM’s and merger sub’s obligations to consummate the merger;
•	our failure to perform in any material respect any of our obligations set forth in the merger agreement;

•	any notice or other communication:
•	from any person (other than a governmental entity) alleging that notice to or consent of such person is required in connection with the merger or the other transactions contemplated by the merger agreement;
•	from any of our customers, distributors or resellers to the effect that such party is terminating or materially adversely modifying its relationship with us or our subsidiaries as a result of the merger; or
•	from any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement, which notice or other communication is material, including a copy of any such notice or communication;
•	any filing or notice made by us with any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement, including a copy of any such filing or notice; and
•	any actions, suits, claims, investigations or proceedings commenced or, to our knowledge, threatened against, relating to or involving or otherwise affecting us or our subsidiaries that, if pending on the date of the merger agreement, would have been required to have been disclosed pursuant to the merger agreement, or that relate to the consummation of the merger or the other transactions contemplated by the merger agreement, including the transactions contemplated by the stockholders agreement.

IBM has agreed to provide us with prompt notice of:

•	any of the representations or warranties made by IBM or merger sub in the merger agreement becoming untrue or inaccurate such that the related condition to our obligation to consummate the merger could not be satisfied; or
•	the failure of IBM or merger sub to perform in any material respect any of their respective obligations under the merger agreement such that the related condition to our obligation to consummate the merger could not be satisfied.

We have also agreed to provide IBM with the opportunity to participate in the defense of any litigation against us, our subsidiaries and/or any of their respective directors or officers related to the merger or the other transactions contemplated by the merger agreement. While we have not agreed to give IBM the right to direct the defense of any such litigation, we have agreed to obtain the prior written consent of IBM prior to settling or satisfying any such claim.

Extension, Waiver and Amendment of the Merger Agreement

IBM, merger sub and we may amend the merger agreement at any time prior to the closing of the merger if agreed upon in writing by all of us. However, after the adoption of the merger agreement by our stockholders, no amendment can be made that by law requires approval by our stockholders without obtaining such approval.

IBM, merger sub or we may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in another party’s representations and warranties and waive compliance with any of the agreements or conditions contained in the merger agreement, in each case if agreed upon in writing by all of us. However, after the adoption of the merger agreement by our stockholders, no waiver can be provided that by law requires approval by our stockholders without obtaining such approval.

STOCKHOLDERS AGREEMENT

As a condition to IBM entering into the merger agreement, the Merrick Entities, which are controlled by or affiliated with Michael W. Ferro, Jr., executed and delivered to IBM the stockholders agreement, dated August 6, 2015. At the close of business on the record date, the Merrick Entities collectively beneficially owned 26,031,298 shares of our common stock, which represents approximately 23.5% of the voting power of our capital stock (including our Series A Convertible Preferred Stock, which votes with our common stock as a single class on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock). In connection with the execution and delivery of the stockholders agreement, IBM did not pay the Merrick Entities any consideration in addition to the consideration they may receive pursuant to the merger agreement in respect of their shares of our common stock. The stockholders agreement is attached hereto as Annex B.

Under the stockholders agreement, the Merrick Entities agreed, among other things, to:

•	appear, or otherwise cause any shares of our capital stock that they own to be counted as present, at any special meeting called to vote upon the merger and the merger agreement, provided that the merger agreement shall not have been amended or modified in a manner adverse to the Merrick Entities;
•	vote or cause to be voted all shares of our capital stock that they own in favor of, and shall consent to (or cause to be consented to), the approval of the merger agreement, the merger and each of the other transactions contemplated by the merger agreement; provided that the merger agreement shall not have been amended or modified in a manner adverse to the Merrick Entities;
•	not (i) sell, transfer, pledge, exchange, assign, tender or otherwise dispose of, or enter into a contract, option, call or other arrangement with respect to the sale, transfer, pledge, exchange, assignment, tender or other disposition of, its shares of our capital stock or any rights to acquire securities of Merge Healthcare, other than pursuant to the stockholders agreement or the merger agreement, unless prior to any such action, the transferee of such shares is a party to the applicable stockholders agreement, agrees to enter into the stockholders agreement pursuant to a joinder agreement satisfactory to IBM or (ii) enter into a voting agreement with respect to its shares of our capital stock or any rights to acquire securities of Merge Healthcare (other than the stockholders agreement); provided that nothing contained in the stockholders agreement shall restrict the ability of the Merrick Entities to convert any shares of our Series A Convertible Preferred Stock into our common stock or to exercise any stock options for our common stock; and
•	waive any rights of appraisal or rights to dissent from the merger that they might have.

Under the stockholders agreement, the Merrick Entities irrevocably granted and appointed IBM, Gregory C. Bomberger (an employee of IBM) and any other individual appointed by IBM, as their proxy and attorney-in-fact to vote in favor of the merger, the merger agreement and each of the transactions contemplated by the merger agreement and otherwise in accordance with the stockholders agreement.

The stockholders agreement will terminate upon the earlier of:

•	the effective time of the merger; and
•	the termination of the merger agreement in accordance with its terms.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 26, 2015 (or such other date as indicated) for:

•	each person, entity or group whom we know to beneficially own more than 5% of our outstanding common stock;
•	each of our executive officers identified as “named executive officers” in our most recent proxy statement and each of our directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock and Series A Convertible Preferred Stock shown as beneficially owned by them, subject to applicable community property laws. Securities that may be beneficially acquired within 60 days of August 26, 2015, including shares subject to options exercisable within 60 days of August 26, 2015 and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, are deemed to be beneficially owned by the person or entity holding such securities for the purpose of computing ownership of such person or entity, but are not treated as outstanding for the purpose of computing the ownership of any other person or entity. The information as to beneficial ownership presented in the table below does not take into account any accelerated vesting that may occur in connection with the closing of the merger. The applicable percentages of beneficial ownership are based on 99,290,064 shares of common stock outstanding as of August 26, 2015 plus shares of common stock otherwise deemed outstanding under applicable SEC rules.

	Outstanding Shares	Right to Acquire Within 60 Days	Total Number Beneficially Owned	% of Common Stock Outstanding
Name and Address of Beneficial Owner(1)
5% Stockholders:
Michael W. Ferro, Jr.(2)	26,431,298	0	26,431,298	26.62%
Merrick Venture Management Holdings, LLC	21,105,857	0	21,105,857	21.26%
Merrick Ventures, LLC	4,925,441	0	4,925,441	4.96%
Guggenheim Capital, LLC; Guggenheim Partners, LLC; Guggenheim Partners Investment Management Holdings, LLC; and Guggenheim Partners Investment Management, LLC(3)	4,103	12,237,608	12,241,711	10.98%
Directors and Executive Officers:
Michael P. Cole	27,766	0	27,766	*
Justin C. Dearborn	561,833	625,000	1,186,833	1.19%
William J. Devers Jr.	486,586	56,250	542,836	*
Nancy J. Koenig	420,662	175,000	595,662	*
Matthew M. Maloney	67,445	160,750	228,195	*
Steven M. Oreskovich	291,893	300,000	591,893	*
Richard A. Reck	333,827	423,750	757,577	*
Neele E. Stearns, Jr.	302,544	525,000	827,544	*
Steven F. Tolle	156,318	155,000	311,318	*
Antonia A. Wells	230,573	125,000	355,573	*
All executive officers and directors as a group (11 persons)	29,355,407	2,503,250	31,858,657	31.3%
*	Less than 1% of the outstanding shares of common stock.
(1)	The business address of each beneficial owner who is also a director or executive officer of Merge Healthcare is c/o Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60654, with the exception of Mr. Oreskovich whose business address is c/o Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. The business address for each of Michael W. Ferro, Jr., Merrick Ventures and Merrick Venture Management Holdings, LLC is 350 North Orleans Street, Tenth Floor, Chicago, Illinois 60654. The business address of Guggenheim Capital, LLC and Guggenheim Partners Investment Management Holdings, LLC is 227 West Monroe, Suite 4900, Chicago, Illinois 60606; the business address of Guggenheim Partners, LLC is 135 East 57th Street, New York, New York 10222; and the business address of Guggenheim Partners Investment Management, LLC and its related affiliates is 100 Wilshire Boulevard, Santa Monica, California 90401, which we refer to as the “Guggenheim Entities” in this proxy statement.

(2)	Includes 21,105,857 shares held by Merrick Venture Management Holdings, LLC, which we refer to as “Merrick Holdings” in this proxy statement, of which Mr. Ferro is the Managing Member. Also includes 4,925,441 shares held by Merrick Ventures as reported on a Form 4 filed with the SEC on November 8, 2013, by Mr. Ferro. Mr. Ferro and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interests in Merrick Holdings. Mr. Ferro serves as the chairman and chief executive officer of each of Merrick Holdings and of Merrick Ventures. Accordingly, Mr. Ferro indirectly controls all of the shares of our common stock owned by Merrick Holdings and Merrick Ventures.
(3)	Represents shares of our common stock obtainable upon conversion of 50,000 shares of Series A Convertible Preferred Stock beneficially owned by the Guggenheim Entities as reported on Form 3, and includes an additional 4,103 shares of our common stock beneficially owned by an indirect, wholly–owned subsidiary of Guggenheim Partners Investment Management Holdings, LLC as reported on Schedule 13D, each filed with the SEC on March 9, 2015 by the Guggenheim Entities.

ADJOURNMENT OF THE SPECIAL MEETING

Adjournment of the Special Meeting

In the event that the number of shares of Merge Healthcare’s common stock and Series A Convertible Preferred Stock present in person and represented by proxy at the special meeting and voting “FOR” the merger is insufficient to adopt the merger agreement, we may move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in favor of the adoption of the merger agreement for a period which may not exceed 60 days. In that event, we will ask our stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors’ Recommendation

Approval of the proposal to adjourn the special meeting to a later date, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting, requires the affirmative vote of the holders of a majority of the shares of our common stock and Series A Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, assuming a quorum is present.

An abstention will count as a vote “AGAINST” the proposal to adjourn the special meeting. The failure to submit a proxy card or vote in person or a broker non-vote will not affect whether this matter has been approved, assuming a quorum is present.

Merge Healthcare’s board of directors recommends that you vote “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ADVISORY VOTE REGARDING COMPENSATION ARRANGEMENTS

Merger-Related Compensation

In accordance with Section 14A of the Securities Exchange Act, Merge Healthcare is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, regarding certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger. As required by those rules, we are asking our stockholders to adopt the following resolution:

RESOLVED, that the compensation that may become payable to Merge Healthcare’s named executive officers in connection with the merger pursuant to agreements and understandings with Merge Healthcare and the agreements and understandings with Merge Healthcare pursuant to which such compensation may become payable, as disclosed and described under the heading “The Merger—Potential Payments in Connection with a Change in Control” beginning on page 41, is hereby APPROVED.

Compensation that may become payable to our named executive officers in connection with the merger pursuant to agreements or understandings between our named executive officers and IBM is not subject to the advisory vote on compensation arrangements but is described under the heading “The Merger—Interests of Merge Healthcare’s Executive Officers and Directors in the Merger” beginning on page 35 and in the table titled “Merger-Related Compensation” beginning on page 41.

Effect of Advisory Vote

The vote on this proposal is a vote separate and apart from the votes on (i) the proposal to adopt the merger agreement or (ii) the proposal to approve adjournments of the special meeting. Accordingly, you may vote to approve either of the other proposals and vote not to approve this proposal on compensation arrangements, and vice versa. Approval of this proposal is not a condition to completion of the proposed merger.

Because the vote on compensation arrangements is only advisory in nature, it will not be binding on either Merge Healthcare or IBM regardless of whether the proposed merger is completed. Accordingly, as the compensation to be paid in connection with the proposed merger is contractual with respect to the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed.

Vote Required and Board of Directors’ Recommendation

Approval of the proposal to approve, on an advisory (non-binding) basis, certain compensation arrangements that may become payable to Merge Healthcare’s named executive officers in connection with the merger, requires the affirmative vote of the holders a majority of the shares of our common stock and Series A Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class and, in the case of our Series A Convertible Preferred Stock, on an as-converted basis in accordance with the terms of the certificate of designation of the Series A Convertible Preferred Stock, assuming a quorum is present.

An abstention will count as a vote “AGAINST” the proposal to approve the compensation arrangements. The failure to submit a proxy card or vote in person or a broker non-vote will not affect whether this matter has been approved, assuming a quorum is present.

Merge Healthcare’s board of directors recommends that our stockholders vote “FOR” this proposal.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons described in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares of common stock or Series A Convertible Preferred Stock which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to submit a proxy via the Internet or telephone.

HOUSEHOLDING OF PROXY STATEMENT

As permitted by the Securities Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless our stockholders have notified us of their desire to receive multiple copies of the proxy statement. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this proxy statement, or requests to receive multiple or single copies of proxy statements at a shared address in the future, should be directed to: Merge Healthcare Incorporated, Attention: Merge Equities Director & Assistant Corporate Secretary, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029, or call (262) 367-0700.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of Merge Healthcare. However, if the merger is not completed, Merge Healthcare’s stockholders will continue to be entitled to attend and participate in our stockholders meetings. If the merger is not completed and a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by January 9, 2016. Proposals should be addressed to Merge Healthcare Incorporated, Attention: Merge Equities Director & Assistant Corporate Secretary, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. In addition, our Bylaws provide that any stockholder wishing to nominate directors or propose any other business at the 2016 annual meeting must give us written notice by no earlier than March 19, 2016 and no later than April 18, 2016. This notice must be sent to Merge Healthcare Incorporated, Attention: Merge Equities Director & Assistant Corporate Secretary, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. That notice must provide certain other information as described in our Bylaws. A copy of our Bylaws is available online at www.merge.com/company/investors/corporate-governance.aspx.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings through the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Merge Healthcare Incorporated
900 Walnut Ridge Drive, Hartland, Wisconsin 53029
Attention: Merge Equities Director & Assistant Corporate Secretary
Telephone: (262) 367-0700

If you would like to request documents from us, please do so by October 2, 2015, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, promptly after we receive your request.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Merge Healthcare Incorporated
900 Walnut Ridge Drive, Hartland, Wisconsin 53029
Attention: Merge Equities Director & Assistant Corporate Secretary
Telephone: (262) 367-0700

You should not send in your Merge Healthcare stock certificates until you receive the transmittal materials from the exchange agent. Our record stockholders who have further questions about their certificates or the exchange of our common stock or Series A Convertible Preferred Stock for cash should contact the exchange agent.

You should rely only on the information contained in this proxy statement to vote on the proposals described herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 11, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. You may vote by returning the enclosed proxy card, submitting a proxy via the Internet or telephone or attending the special meeting and voting in person. Please call our Merge Equities Director at (262) 367-0700 if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

INTERNATIONAL BUSINESS MACHINES CORPORATION

DATONG ACQUISITION CORP.

and

MERGE HEALTHCARE INCORPORATED

Dated as of August 6, 2015

GLOSSARY

Term	Section
1998 Plan	3.01(c)(i)
2005 Plan	3.01(c)(i)
2015 Plan	3.01(c)(i)
409A Authorities	3.01(m)(xi)
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Affordable Care Act	3.01(j)(xii)
Agreement	Preamble
Appraisal Shares	2.02
Assumed Shares	5.04(a)(v)
Bankruptcy and Equity Exception	3.01(d)
Baseline Financials	3.01(e)(i)
Benefit Agreements	3.01(g)(i)
Benefit Plans	3.01(k)(i)
Business Associate Agreements	3.01(j)(iii)
business day	8.03(b)
Cash-Out Restricted Share	5.04(a)(vii)
Cash-Out Stock Option	5.04(a)(vii)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.04(f)
Commonly Controlled Entity	3.01(k)(i)
Common Stock Merger Consideration	2.01(c)
Company	Preamble
Company Affiliated Group	3.01(n)(xx)
Company Additional Agreements	3.01(i)(iv)
Company Bylaws	3.01(a)
Company Capital Stock	2.01
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Letter	3.01
Company Non Voting Preferred Stock	3.01(c)(i)
Company Personnel	3.01(g)(i)
Company Preferred Stock	2.01
Company Preferred Stock Certificate of Designation	3.01(c)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(a)
Contaminants	3.01(p)(ii)(P)
Contract	3.01(d)
Contract Disputes Act	3.01(v)(ii)
Contractors	3.01(j)(ii)
Credit Agreement	6.02(f)
De-Identified Data	3.01(j)(iv)
Demised Premises	3.01(o)(vi)
Derivative Work	3.01(p)(iii)
DGCL	1.01

Term	Section
Effective Time	1.03
Environmental Claims	3.01(l)
Environmental Law	3.01(l)
Environmental Permits	3.01(1)(ii)(A)
Equity Equivalents	3.01(c)(iii)
ERISA	3.01(m)(i)
ESPP	3.01(c)(i)
Exchange Act	3.01(d)
Exchange Ratio	5.04(a)(vii)
FCC	5.02(b)
FCC Licenses	5.02(b)
FCPA	3.01(u)(vi)
FDA	3.01(j)(xii)
FDCA	3.01(j)(xii)
Filed SEC Document	3.01(e)(i)
Firmware	3.01(p)(iv)
GAAP	3.01(e)(i)
Government Contract	3.01(v)(i)
Governmental Entity	3.01(d)
Grant Date	3.01(c)(iii)
Hazardous Materials	3.01(l)
Health Care Laws	3.01(j)(ii)
Health Care Laws Policies and Procedures	3.01(j)(ii)
HIPAA	3.01(j)(xii)
HIPAA Policies and Procedures	3.01(j)(iii)
HSR Act	3.01(d)
Investor Rights Agreement	3.01(c)(iii)
indebtedness	3.01(c)(iv)
Intellectual Property	3.01(p)(iv)
Intervening Event	4.02(b)
Inventory	3.01(r)
IRS	3.01(m)(ii)
Judgment	3.01(d)
knowledge	8.03(c)
Lapse Date	5.04(a)(vii)
Law	3.01(d)
Leased Real Property	3.01(o)(iii)
Legal Restraints	6.01(c)
Liens	3.01(b)
Major Customer	3.01(i)(i)(U)
Major Customer Contract	3.01(i)(i)(U)
Major Supplier	3.01(i)(i)(V)
Major Supplier Contract	3.01(i)(i)(V)
Material Adverse Effect	8.03(d)
Material Contract	3.01(i)(i)
Medical Device	3.01(j)(vi)
Merger	Recitals
Merger Consideration	2.01(c)
Merrick Amendment	3.01(i)(iii)
Merrick Original Consulting Agreement	3.01(i)(iii)
Merrick Updated Consulting Agreement	3.01(i)(iii)
Non-Affiliate Plan Fiduciary	3.01(m)(ix)

Term	Section
Nonqualified Deferred Compensation Plan	3.01(m)(xi)
Offer Letters	Recitals
Parent	Preamble
Parent Common Stock	5.04(a)(ii)
Paying Agent	2.04(a)
PCI Data Security Standards	3.01(j)(v)
Pension Plan	3.01(m)(i)
Permits	3.01(j)(i)
Permitted Liens	3.01(i)(i)(E)
Personal Information	3.01(j)(iii)
person	8.03(e)
Post-Signing Returns	4.01(b)
Preferred Stock Merger Consideration	2.01(c)
Privacy Laws	3.01(j)(iii)
Privacy Laws Policies and Procedures	3.01(j)(iii)
Proxy Statement	3.01(d)
Receivables	3.01(s)
Release	3.01(l)
Restricted Share Applicable Amount	5.04(a)(vii)
Restricted Share Holder	5.04(a)(vii)
Restricted Shares	3.01(c)(i)
Restricted Share Agreements	3.01(c)(v)
Residual Shares	5.04(a)(v)
Rollover Stock Option	5.04(a)(vii)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.02
Securities Act	3.01(e)(i)
Social Security Act	3.01(j)(xii)
Software	3.01(p)(iv)
SOX	3.01(e)(ii)
Specified Contracts	3.01(i)(i)
Stock Option Agreements	3.01(c)(v)
Stock Options	3.01(c)(i)
Stockholders Agreements	Recitals
Stockholder Approval	3.01(x)
Stockholders Meeting	5.01(c)
Sub	Preamble
Subsidiary	8.03(f)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
tax actions	4.01(b)
tax return	3.01(n)(xx)
taxes	3.01(n)(xx)
taxing authority	3.01(n)(xx)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(p)(iv)
UK Bribery Act	3.01(u)(vi)
User Data	3.01(j)(xii)
Welfare Plan	3.01(m)(iv)

AGREEMENT AND PLAN OF MERGER dated as of August 6, 2015 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), DATONG ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and MERGE HEALTHCARE INCORPORATED, a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement, declared its advisability and recommended that this Agreement be adopted by the stockholders of the Company or Sub, as the case may be;

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Sub to enter into this Agreement, certain stockholders of the Company are entering into stockholders agreements with Parent (the “Stockholders Agreements”), pursuant to which such stockholders shall agree, among other things, to take certain actions in furtherance of the Merger;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, (a) certain individuals associated with the Company are entering into agreements with Parent pursuant to which such individuals shall agree, among other things, to certain non-competition, non-solicitation and no hire restrictions, and (b) certain stockholders of the Company are entering into agreements with Parent pursuant to which such stockholders shall agree, among other things, to certain non-interference, non-solicitation and no hire restrictions; and

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company have executed offer letters (the “Offer Letters”) regarding the employment of such employees following the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the fifth business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such fifth business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall properly file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws. a)The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or the holders of any shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”; the Company Common Stock and the Company Preferred Stock are collectively referred to in this Agreement as the “Company Capital Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Capital Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Company Capital Stock held by a Subsidiary of the Company, if any, shall be converted into a number of shares of common stock of the Surviving Corporation such that each Subsidiary of the Company owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary of the Company owned in the Company immediately prior to the Effective Time.

(c) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b), (ii) except as provided in Section 2.02, the Appraisal Shares and (iii) except as provided in Section 2.03, the Restricted Shares that are not Cash-Out Restricted Shares) shall be converted into (x) with respect to each share of the Company Common Stock, the right to receive $7.13 in cash, without interest (the “Common Stock Merger Consideration”) and (y) with respect to each share of the Company Preferred Stock, the right to receive $1,500 in cash, without interest (the “Preferred Stock Merger Consideration”; and together with the Common Stock Merger Consideration, as applicable, the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration in accordance with the terms of this Agreement. The right of any holder of any share of Company Capital Stock to receive the applicable Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.04(f) and any applicable tax Law.

SECTION 2.02. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the applicable Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the applicable Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Capital Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.03. Restricted Shares. Notwithstanding anything in this Agreement to the contrary, at the Effective Time, each Restricted Share outstanding immediately prior to the Effective Time (other than any Cash-Out Restricted Share) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and cease to exist, and the Restricted Share Holder thereof shall be entitled to receive no consideration in respect of such Restricted Shares, except as provided in Section 5.04(a)(iii).

SECTION 2.04. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the applicable Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the applicable Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall include an accompanying substitute IRS Form W-9 or the applicable IRS Form W-8, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest, equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of

Company Capital Stock that is not registered in the stock transfer books of the Company, payment of the applicable Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Capital Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the applicable Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable to any person pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g) Termination of Fund. At any time following the six-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.04(a) and that have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.04(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided, that disclosure contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement) delivered by the Company to Parent at least one day prior to the date of this Agreement (the “Company Letter”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted by the Company and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation of the Company, including any related certificate of designation, each as amended to the date of this Agreement (the “Company Certificate”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2012 (other than portions of any minutes (or drafts thereof) related to the transactions contemplated by this Agreement or any Takeover Proposal). The Company has made available to Parent complete and correct copies of all resolutions of the Board of Directors of the Company, and each committee thereof, in respect of this Agreement and the transactions contemplated hereby.

(b) Subsidiaries. Section 3.01(b) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of each Subsidiary of the Company, its place and form of organization, and its address. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c) Capital Structure. (i)The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 1,050,000 shares of Preferred Stock, par value $0.01 per share, of the Company, of which (x) 50,000 shares have been designated Series A Non Voting Preferred Stock (“Company Non Voting Preferred Stock”) and (y) 50,000 shares have been designated Company Preferred Stock. At the close of business on July 31, 2015, (1) 98,901,314 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, 1,734,358 of which (I) were subject to vesting or transfer restrictions in favor of the Company and/or subject to forfeiture back to the Company or repurchase by the Company and (II) were granted pursuant to the 2015 Equity Incentive Plan (the “2015 Plan”) or the 2005 Equity Incentive Plan (the “2005 Plan”) or otherwise (such shares, the “Restricted Shares”), (2) 0 shares of Company Common Stock were held by the Company as treasury shares, (3) 50,000 shares of Company Preferred Stock were outstanding, with a Liquidation Value equal to $1,000 per share, a Conversion Price equal to $4.14 per share and Series A Unpaid Dividends applicable to each share equal to $7.2192 (in each case, as such terms are defined in the certificate of designation with respect to the Company Preferred Stock attached to the Company Certificate (the “Company Preferred Stock Certificate of Designation”) and which were convertible into 12,164,483 shares of Company Common Stock and (4) 11,655,557 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to the 2015 Plan, the 2005 Plan, the 1998 Stock Option Plan for Directors (the “1998 Plan”) and

the 2000 Employee Stock Purchase Plan (the “ESPP”, and together with the 2015 Plan, the 2005 Plan and the 1998 Plan, the “Company Stock Plans”), of which (A) 6,272,868 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (such options whether granted pursuant to the Company Stock Plans or otherwise, the “Stock Options”), (B) [RESERVED] and (C) 464,125 shares of Company Common Stock were reserved and available for issuance pursuant to the ESPP. The Merger will constitute a Change of Control (as such term is defined in the Company Preferred Stock Certificate of Designation) and therefore the consideration payable in respect of the Company Preferred Stock (other than shares of Company Preferred Stock converted into Company Common Stock prior to the Closing) pursuant to the Merger is equal to the Change of Control Payment (as such term is defined in the Company Preferred Stock Certificate of Designation) of $1,500 per share as specified in Section 5(b)(1) of the Company Preferred Stock Certificate of Designation. As of the date of this Agreement, other than the Restricted Shares, none of the issued and outstanding Company Common Stock is subject to vesting or forfeiture conditions or a right of repurchase by the Company. All outstanding Stock Options and Restricted Shares have been granted under the Company Stock Plans. Other than the Company Stock Plans, there is no plan, Contract or arrangement providing for the grant of Stock Options or Restricted Shares. No shares of Company Non Voting Preferred Stock or any other preferred stock (other than the Company Preferred Stock) are issued or outstanding. No shares of Company Capital Stock are owned by any Subsidiary of the Company. Section 3.01(c)(i) of the Company Letter sets forth (a) a complete and correct list, as of the close of business on July 31, 2015, of all outstanding Stock Options, the number of shares of Company Common Stock subject to each such Stock Option, the grant date, exercise price per share, vesting schedule and expiration date of each such Stock Option, the name of the holder thereof, an indication of whether or not each such holder is a current director, employee or consultant of the Company or any of its Subsidiaries, whether or not such Stock Option (or any portion thereof) is intended to qualify as an “incentive stock option” under Section 422 of the Code and the name of the Company Stock Plan pursuant to which each such Stock Option was granted and (b) a complete and correct list, as of the close of business on July 31, 2015, of all outstanding Restricted Shares, the grant date, vesting schedule, purchase price (if any) and repurchase price (if any) of each such Restricted Share, the name of the holder thereof, an indication of whether or not each such holder is a current director, employee or consultant of the Company or any of its Subsidiaries, an indication of whether an election pursuant to Section 83(b) of the Code has been made with respect to such Restricted Share and the name of the Company Stock Plan pursuant to which such Restricted Share was granted. As of the date of this Agreement, other than the outstanding Stock Options and the outstanding Restricted Shares and the rights under the ESPP, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise. As of the close of business on July 31, 2015, there were outstanding Stock Options to purchase 6,271,174 shares of Company Common Stock with exercise prices on a per share basis lower than the Common Stock Merger Consideration, and the weighted average exercise price of such Stock Options was equal to $3.82 per share. As of the close of business on July 31, 2015, there were outstanding rights to purchase 11,667 shares of Company Common Stock on the last day of the current offering period in effect under the ESPP (assuming the fair market value per share of Company Common Stock on the last day of the current offering period in effect under the ESPP will be equal to the Common Stock Merger Consideration, the shares calculated are based on a share price at 85% of the lesser of the Common Stock Merger Consideration and the closing price on the first day of the current offering period, and a Canadian dollar to U.S. dollar conversion rate of 1:0.7639 for contributions from Canadian employees). As of the last day of the most recent payroll period ending prior to the date of this Agreement, the aggregate amount credited to the accounts of participants in the ESPP was $45,558 and the aggregate amount credited to such accounts for such payroll period was $22,620 (assuming the same Canadian dollar to U.S. dollar conversion rate set forth in the immediately preceding sentence).

(ii) Except for outstanding shares of Company Capital Stock, Stock Options and Restricted Shares set forth in Section 3.01(c)(i), as of the close of business on July 31, 2015, no shares of capital stock of, or other equity or voting interests in, the Company, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Capital Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. From the close of business on July 31, 2015 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options or rights under the ESPP, in each case outstanding as of July 31, 2015, and only if and to the extent required by their respective terms as in effect on such date and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Capital Stock or the value of the Company or any part thereof, other than rights under the ESPP.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and, except as provided in the Investor Rights Agreement, dated as of February 25, 2015, by and between the Company and the investors party thereto (the “Investor Rights Agreement”), are not subject to preemptive rights. Except as set forth in this Section 3.01(c), there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (B) collectively, “Equity Equivalents”). Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Stock Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (3) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The NASDAQ Stock Market LLC and any other exchange on which Company securities are traded, (4) the per share exercise price of each Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Stock Option intended to qualify as an “incentive stock option” and within the meaning of Section 409A of the Code, in the case of each other Stock Option) of a share of Company Common Stock on the applicable Grant Date and (5) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s SEC Documents in accordance with the Exchange Act and all other applicable Laws. The ESPP qualifies as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code and Treasury Regulation Section 1.423-2. To the knowledge of the Company, each election pursuant to Section 83(b) of the Code that has been made with respect to a Restricted Share has been validly made in accordance with Section 83(b) of the Code and the Treasury Regulations thereunder, including with respect to correctly reporting the fair market value of such Restricted Share on the applicable Section 83(b) election form. Except pursuant to the Company Certificate with respect to the Company Preferred Stock and the forfeiture conditions of the Stock Options and Restricted Shares outstanding as of the date of this Agreement and except pursuant to the cashless exercise or tax withholding provisions of such Stock Options and Restricted Shares, in each case as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, other than the Stockholders Agreements, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(iv) As of the date of this Agreement, other than as set forth on Section 3.01(c)(iv) of the Company Letter, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property, (E) capital lease obligations, (F) obligations in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging agreements or (G) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (F) above of any other person (other than, in the case of clauses (A), (B) and (D), accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business that are not past due) (collectively, “indebtedness”).

(v) All Stock Options and Restricted Shares may, by their terms, be treated in accordance with Section 5.04(a), and all rights to purchase shares of Company Common Stock under the ESPP may, by their terms, be treated in accordance with Section 5.04(b). No holder of any Stock Option, Restricted Share or right under the ESPP is entitled to any treatment of such Stock Option, Restricted Share or right under the ESPP other than as provided with respect to such Stock Option, Restricted Share or right under the ESPP in Section 5.04(a) or Section 5.04(b), as applicable, and after the Closing no holder of a Stock Option, Restricted Share or right under the ESPP (or former holder of a Stock Option, Restricted Share or right under the ESPP) or any current or former participant in the Company Stock Plans or any other Benefit Plan or Benefit Agreement shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom stock or stock appreciation rights). All outstanding Stock Options are evidenced by individual written stock option agreements (the “Stock Option Agreements”) and all outstanding Restricted Shares are evidenced by individual written restricted share agreements (the “Restricted Share Agreements”), in each case substantially identical to the applicable form set forth in Section 3.01(c)(v) of the Company Letter, copies of which individual agreements have previously been delivered in complete and correct form to Parent and its counsel, and no Stock Option Agreement or Restricted Share Agreement contains terms that are materially inconsistent with, or in addition to, the terms contained in such forms.

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval. Assuming the accuracy of Section 3.02(e), the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a meeting duly called and held at which all of the directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, (ii) approving the transactions contemplated by the Stockholders Agreements, (iii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iv) declaring that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders, (v) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (vi) recommending that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent expressly permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, including the transactions contemplated by the Stockholders Agreements, and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, binding arrangement, understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”), or Permit to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule, regulation, standard, directive or guidance of any Governmental Entity (each, a “Law”), assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of The NASDAQ Stock Market LLC and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement.

(e) SEC Documents. (i) To the extent complete and correct copies are not available on the SEC’s website, the Company has made available to Parent complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the SEC by the Company since January 1, 2012 (such documents available on the SEC’s website or made available to Parent together with all information incorporated therein by reference, the “SEC Documents”). Since January 1, 2012, the Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed or furnished and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed or furnished Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2012 and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end audit adjustments). Except as reflected, disclosed, accrued or reserved against in the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents (the “Baseline Financials”), the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than such liabilities or obligations (A) with respect to or arising from the transactions contemplated by this Agreement, (B) incurred in the ordinary course of business consistent with past practice after the date of the Baseline Financials but prior to the date hereof, (C) incurred on or after the date of the Baseline Financials that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (D) reflected, disclosed, accrued or reserved against in the unaudited financial statements (including the notes thereto) included in the Company’s Form 10-Q for the quarterly period ended June 30, 2015.

(ii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it.

The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics, including any minor violations not material to the Company’s business.

(iii) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were and are accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other SEC Documents.

(v) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(vi) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events. (i) From December 31, 2014 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent in all material respects with past practice and there has not been (A) any state of facts, change, development, event, effect (including any effect resulting from an occurrence prior to December 31, 2014), condition, occurrence, action or omission that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (C) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (D) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities (other than pursuant to the forfeiture conditions of stock options or restricted shares or the cashless exercise or tax withholding provisions of stock options or restricted shares, as applicable, in each case in accordance with the applicable Company Stock Plan as in effect on the date of this Agreement), (E)(1) any grant by the Company or any of its Subsidiaries to any current or former director, officer, employee, contractor or consultant of the Company or any of its

Subsidiaries (collectively, “Company Personnel”) of any bonus or award opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base cash compensation, in each case, in the ordinary course of business consistent with past practice, or (2) any payment by the Company or any of its Subsidiaries to any Company Personnel of any bonus or award, except for bonuses or awards paid prior to the date of this Agreement in the ordinary course of business consistent with past practice, (F) any grant by the Company or any of its Subsidiaries to any Company Personnel of any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein or of the right to receive any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein, (G) any adoption or establishment of or entry by the Company or any of its Subsidiaries into, any amendment of, modification to or termination of, or agreement to amend, modify or terminate, or any termination of (or announcement of an intention to amend, modify or terminate), (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, equity or equity-based compensation, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event), (3) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, concerning non-competition, non-solicitation or customers or employees, non-disclosure of information, ownership of Intellectual Property Rights or any other restrictive covenant or (4) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts under this clause (G), including any such Contract that is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (H) any grant or amendment of any award under any Benefit Plan or Benefit Agreement (including the grant or amendment of Stock Options, Restricted Shares, restricted stock units, stock appreciation rights, performance units, stock repurchase rights or other equity or equity-based compensation) or the removal or modification of any restrictions in any such award, (I) any payment to any Company Personnel of any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of base cash compensation or incentive or bonus payments in the ordinary course of business consistent with past practice, (J) other than the execution and delivery of this Agreement, the taking of any action to accelerate, or that is reasonably likely to result in the acceleration of, the time of vesting or payment of any rights, compensation, benefits or funding obligations, or the making of any material determinations, under any Benefit Plan or Benefit Agreement or otherwise, (K) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law, (L) any material tax election or change in any material tax election or any settlement or compromise of any material tax liability, (M) any material write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries or (N) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

(ii) From December 31, 2014 to the date of this Agreement, each of the Company and its Subsidiaries has continued all pricing, sales, receivables, or payables practices in accordance with the ordinary course of business consistent with past practice and has not engaged, except in the ordinary course of business consistent with past practice, in (A) any trade loading practices or any other promotional sales or discount activity, with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case under this clause (D) in a manner outside the ordinary course of business or inconsistent with past practice. From December 31, 2014 to the date of this Agreement, all software revenue recognized through resellers relates to software that has been installed with end users, and there are no rights of return or any other refund provisions related to these sales.

(iii) From December 31, 2014 to the date of this Agreement, each of the Company and its subsidiaries has invested and made expenditures, including with respect to sales, marketing and development activities, in the ordinary course of business consistent with past practice of the Company and its subsidiaries.

(h) Litigation. Section 3.01(h) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of each claim, action, suit or judicial, administrative or regulatory proceeding or investigation pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries (i) for money damages (other than for immaterial amounts), (ii) that seeks injunctive relief, (iii) that may give rise to any legal restraint on or prohibition against or limit the material benefits to Parent of the Merger or the other transactions contemplated by this Agreement or (iv) that, if resolved in accordance with plaintiff’s demands, is reasonably likely to have a Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or proceeding, notice of violation, order of forfeiture, complaint or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

(i) Contracts. (i) Section 3.01(i) of the Company Letter sets forth, as of the date of this Agreement, (with specific reference to the subsection of this Section 3.01(i) to which such Contract relates) a complete and correct list of:

(A) each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(B) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way, or which after the Effective Time could restrict Parent or any of its Subsidiaries in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise with respect to the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of non-compliance with any such exclusive or restrictive requirements or which requires the Company or any of its Subsidiaries to refrain from granting license or franchise rights to any other person;

(C) each Contract to or by which the Company or any of its Subsidiaries is a party or bound or with respect to which the Company or any of its Subsidiaries has any obligation with (1) any affiliate of the Company or any of its Subsidiaries (excluding Contracts entered into between the Company and any of its Subsidiaries), (2) any Company Personnel, (3) any union or other labor organization or (4) any affiliate of any such person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), (II) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its Subsidiaries not involving the payment of money (other than compensation for the service of employees and non-employee directors) and (III) Benefit Plans and Benefit Agreements other than offer letters or employment agreements);

(D) each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness having an aggregate principal amount in excess of $500,000;

(E) each Contract to or by which the Company or any of its Subsidiaries is a party or bound creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales,

capital leases or other title retention or security devices), other than (1) Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”);

(F) each Contract to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing any provisions (1) contemplating or relating in any way to a “change in control” or similar event with respect to the Company or one or more of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of a change in control of the Company or one or more of its Subsidiaries, or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration of any obligation, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person or (2) having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(G) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for payments of royalties or other license fees to third parties in excess of $50,000 annually that is not terminable without penalty on 90 days’ or less notice;

(H) each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting a third party any license to Intellectual Property that is not limited to the internal use of such third party;

(I) each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than software licenses for generally commercially available off-the-shelf software (such as Symphony, Microsoft Word or Excel, WordPerfect or other word processing, spreadsheet, desktop operating system or e-mail software) readily substitutable in the operation of the business of the Company and its Subsidiaries;

(J) each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation or its Subsidiaries;

(K) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code, to provide for source code to be put in escrow or to grant a contingent license to source code;

(L) each Contract containing any “non-solicitation”, “no-hire” or similar provision that restricts the Company or any of its Subsidiaries in any material respect;

(M) each Contract to or by which the Company or any of its Subsidiaries is a party or bound for any joint venture (whether in partnership, limited liability company or other organizational form) or alliance or similar arrangement;

(N) each Contract to or by which the Company or any of its Subsidiaries is a party or bound for any development, marketing, resale, distribution or similar arrangement relating to any product or service;

(O) each Contract to or by which the Company or any of its Subsidiaries is a party or bound with any Governmental Entity;

(P) each material Contract to or by which the Company or any of its Subsidiaries is a party or bound entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding that has any material continuing obligations, liabilities or restrictions;

(Q) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for future performance by the Company or any of its Subsidiaries in consideration of amounts previously paid;

(R) [RESERVED];

(S) each Contract (other than the Company’s standard form service level agreements) to or by which the Company or any of its Subsidiaries is a party or bound providing for liquidated damages (other than in an immaterial amount);

(T) each material Contract to or by which the Company or any of its Subsidiaries is a party or bound for professional services engagements for a fixed fee that guarantees a specific result;

(U) each Contract between the Company or any of its Subsidiaries and any of the 100 largest customers of the Company and its Subsidiaries (determined on the basis of revenues received by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended March 31, 2015 (each such customer, a “Major Customer”, and each such Contract, a “Major Customer Contract”));

(V) each Contract between the Company or any of its Subsidiaries and any of the 40 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended March 31, 2015 (each such licensor or other supplier, a “Major Supplier”, and each such Contract, a “Major Supplier Contract”));

(W) each Contract which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, in excess of $50,000 either during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement or during the life of the Contract; and

(X) except for the Contracts disclosed above, each material Contract to or by which the Company or any of its Subsidiaries is a party or bound not made in the ordinary course of business consistent with past practice.

The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (X) of this subsection (i) are collectively referred to in this Agreement as “Specified Contracts”. The Company has made available to Parent a complete and correct copy of each of the Specified Contracts, including all amendments thereto. Each Contract of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries (taken as a whole) (a “Material Contract”), as well as each Specified Contract, is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms subject to the Bankruptcy and Equity Exception. Each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Material Contracts and Specified Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and has not knowingly waived or failed to enforce any material rights or benefits thereunder other than in the ordinary course of business consistent with past practice, and, to the knowledge of the Company, no other party to any of the Material Contracts or Specified Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder. To the knowledge of the Company, as of the date of this Agreement, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Material Contract or Specified Contract. To the knowledge of the Company, there are no circumstances that are reasonably likely to occur that would reasonably be likely to adversely affect the ability of the Company or any of its Subsidiaries to perform its material obligations under any Material Contract or Specified Contract.

(ii) The Company has disclosed to Parent the material terms and status, as of the date hereof, of all negotiations in respect of any proposed Contracts with any Major Customer or Major Supplier. None of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts or Major Supplier Contracts, or any of its existing relationships (other than amendments in the ordinary course of business not adverse in any material respect to the Company or its Subsidiaries, taken as a whole), with the Company or any of its Subsidiaries.

(iii) The Company has made available complete and correct copies of the Company Additional Agreements to Parent. The Consulting Agreement, as amended and restated as of May 29, 2015, by and between the Company and Merrick Ventures, LLC (the “Merrick Original Consulting Agreement”), has been further amended pursuant to the Amendment to Consulting Agreement, dated as of August 6, 2015, by and between the Company and Merrick Ventures, LLC (the “Merrick Amendment”) attached as Exhibit B hereto. The Merrick Original Consulting Agreement, as amended by the Merrick Amendment, is referred to as the “Merrick Updated Consulting Agreement.”

(iv) For all purposes of this Agreement, “Company Additional Agreements” means (A) the Investor Rights Agreement, (B) the Purchase Agreement, dated as of February 25, 2015, by and between the Company and the investors party thereto, (C) the Registration Rights Agreement, dated as of June 4, 2008, by and between the Company and Merrick RIS, LLC, (D) the Securities Purchase Agreement, dated as of May 21, 2008, by and among the Company, its Subsidiaries party thereto and Merrick RIS, LLC and (E) the Merrick Original Consulting Agreement.

(j) Permits; Compliance with Laws. (i) The Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted by the Company. Section 3.01(j)(i) of the Company Letter sets forth, as of the date of the Agreement, a complete and correct list of the Permits that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is, and since January 1, 2012 has been, in compliance in all material respects with all applicable Laws and Judgments, and no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any applicable Law or Judgment. The Company and its Subsidiaries maintain monitoring programs that are designed to monitor their respective distributors’ and franchisees’ compliance in all material respects with all applicable Laws in connection with the sale and distribution of the Company’s products. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof are not reasonably likely to, cause the revocation or cancelation of any material Permit. Neither the Company nor any of its Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to liability under, any Permit, Law or Judgment or relating to the revocation or modification of any material Permit. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated. None of the Company or any of its Subsidiaries is party to any individual integrity agreement or corporate integrity agreement with any Governmental Entity.

(ii) To the knowledge of the Company, there are no material investigations, suits, claims, actions or proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under (A) the FDCA and the regulations of the FDA promulgated thereunder or similar Laws, (B) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws or (C) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state laws pertaining to the Medicare and Medicaid programs, United States federal and state laws applicable to health care fraud and abuse, kickbacks (including Section 6002 of the Affordable Care Act and the rules and regulations promulgated thereunder), physician self-referral, false claims made to a government or private health care program, and United States federal or state laws pertaining to contracting with the government and similar Laws (collectively, the “Health Care Laws”). Each of the Company and its Subsidiaries (1) currently maintains and has maintained plans, controls, policies and procedures in material compliance with all applicable Health Care Laws (the “Health Care Laws Policies and Procedures”) since such Health Care Laws first became applicable to it and (2) is compliant in all material respects, has complied in all material respects and is currently conducting its business in material compliance with the Health Care Laws Policies and Procedures. Each of the Company and its Subsidiaries has required through executed current, legal, valid and binding agreements all of its third party contractors, including vendors, affiliates and other persons providing services to the Company or any of its Subsidiaries (“Contractors”) to comply with all Health Care Laws applicable to such Contractor in the context of such Contractor’s relationship with the Company and its Subsidiaries. None of the Company, any of its Subsidiaries nor any of their respective officers, directors, managers or employees is listed on the Office of the Inspector General’s Excluded Individuals/Entities list prohibiting it, he or she from participating in Medicare or state healthcare programs for engaging in activities prohibited under 42 U.S.C. §§ 1320a-7 et seq. None of the Company or any of its Subsidiaries render or have rendered services related to, or furnished data utilized in, meaningful use attestation.

(iii) Each of the Company and its Subsidiaries: (A) is compliant in all material respects and is currently conducting its business in material compliance with HIPAA, (B) has complied in all material respects and has conducted its business in material compliance with HIPAA since HIPAA first became applicable to it, (C) is compliant in all material respects and is currently conducting its business in compliance in all material respects with all applicable Laws governing the privacy, security or confidentiality of “Personal Information” (or similar terms such as “Personally Identifiable Information”, as defined by applicable state and federal laws) (“Personal Information”), data breach notification, medical records and/or other records generated in the course of providing or paying for health care services, including all laws and regulations to the extent not preempted by HIPAA (collectively, the “Privacy Laws”), (D) has complied in all material respects and has conducted its business in material compliance with the Privacy Laws since such laws first became applicable to it, (E) currently maintains and has maintained plans, controls, policies and procedures in material compliance with HIPAA (the “HIPAA Policies and Procedures”) since HIPAA first became applicable to it, (F) is compliant in all material respects, has complied in all material respects and is currently conducting its business in material compliance with the HIPAA Policies and Procedures, (G) currently maintains and has maintained plans, controls, policies and procedures in material compliance with all applicable Privacy Laws (the “Privacy Laws Policies and Procedures”) since such Privacy Laws first became applicable to it, (H) is compliant in all material respects, has complied in all material respects and is currently conducting its business in material compliance with the Privacy Laws Policies and Procedures, (I) has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) at least once every 12 months since the requirement to perform such a security risk analysis first became applicable to it, and (J) has provided training to applicable members of its workforce reasonably designed to ensure material compliance with HIPAA, the Privacy Laws, the HIPAA Policies and Procedures and the Privacy Laws Policies and Procedures. The Company and each of its Subsidiaries has executed current and valid “Business Associate Agreements” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) (“Business Associate Agreements”) with each (1) “covered entity” (as defined at 45 C.F.R. § 160.103) for whom the Company or such Subsidiary provides functions or activities that render the Company or such Subsidiary a “business associate” (as defined at 45 C.F.R. § 160.103)), and (2) “subcontractor” (as defined at 45 C.F.R. § 160.103) of the Company or such Subsidiary that is a business associate (pursuant to paragraph (3)(iii) of the definition of “business associate” at 45 C.F.R. § 160.103). Neither the Company nor any of its Subsidiaries has materially breached any such business associate agreement or other data privacy or data security covenants and, to the Company’s knowledge, no covered entity or subcontractor has materially breached any such business associate agreement with the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has executed current, legal, valid and binding agreements with all Contractors that have access to or receive Personal Information from or on behalf of such Company or Subsidiary that require such Contractors to comply with all applicable Privacy Laws, and to take all reasonable steps to ensure that all Personal Information in such third parties’ possession or control is protected against damage, loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Company’s knowledge, there have been no complaints to or investigations by the Office for Civil Rights with respect to HIPAA compliance by the Company, any of its Subsidiaries or their respective subcontractors, and there have been no complaints to or investigations by state authorities with respect to the Company’s or any of its Subsidiaries’ Privacy Law compliance. Neither the Company or any of its Subsidiaries nor, to the Company’s knowledge, any of its or their subcontractors has experienced any (x) breach of security, as defined by the Privacy Laws, with respect to Personal Information, (y) Breach of Unsecured Protected Health Information as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA, or (z) any Security Incident as “Security Incident” is defined by HIPAA, except, with respect to clause (z), for those Security Incidents that, individually or in the aggregate, have not had or are not reasonably likely to have a Material Adverse Effect. The Company has identified, documented, mitigated, remediated and in all other necessary respects addressed Security Incidents that have the potential to materially impact the security and/or integrity of user data and/or the contractual obligations of the Company or any of its Subsidiaries. To the extent User Data is “Protected Health Information” as defined by HIPAA, the Company and its Subsidiaries have obtained the right to use and disclose such data to the extent required by its use or disclosure of such data in its current operations.

(iv) To the extent the Company and its Subsidiaries have de-identified User Data (the “De-Identified Data”), the Company and its Subsidiaries have obtained all rights necessary to undertake de-identification of such User Data and have de-identified such User Data in accordance with the requirements of HIPAA. The De-Identified Data contains only de-identified health information that meets the requirements of 45 C.F.R. § 164.514(b)(2), and the Company and its Subsidiaries have obtained, or confirmed that others have obtained, any and all required patient consents and authorizations, or permitted waivers of the same, under HIPAA, the Privacy Laws, the HIPAA Policies and Procedures and the Privacy Laws Policies and Procedures, and any other rights, necessary authority, or permission, pursuant to an applicable Business Associate Agreement, services agreement or other agreement, to create, use and disclose the De-Identified Data for any lawful purpose. To the extent the Company and its Subsidiaries have used De-Identified Data, the Company and its Subsidiaries have obtained all rights necessary for such use of such De-Identified Data.

(v) Each of the Company and its Subsidiaries (A) is compliant in all material respects and is currently conducting its business in material compliance with applicable Payment Card Industry Data Security Standards (the “PCI Data Security Standards”) established by the PCI Security Standards Council, (B) has complied in all material respects and has conducted its business in material compliance with the PCI Data Security Standards since the PCI Data Security Standards first became applicable to it, (C) currently maintains and has maintained plans, policies and procedures in material compliance with the PCI Data Security Standards since the PCI Data Security Standards first became applicable to it and (D) has validated its compliance with the PCI Data Security Standards as required by any contractual obligations and the applicable rules and guidelines issued by the card associations.

(vi) As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Laws in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), each such Medical Device is being or has been developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder and similar Laws, including those relating to investigational use, premarket clearance, registration and listing, approval to market a Medical Device, good manufacturing practices, quality systems regulations, International Organization for Standardization requirements, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security, except for failures in compliance that, individually or in the aggregate, have not had or are not reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the

FDA or any other Governmental Entity (A) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any material violation of any Law applicable to any Medical Device by the Company or any of its Subsidiaries.

(vii) No Medical Device is under consideration by the Company or any of its Subsidiaries for or, to the Company’s knowledge, by any Governmental Entity for, or has been recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons that are not in any way related to safety, regulatory requirements, noncompliance with any Law or any other similar reason) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, any licensee or distributor of any Medical Device.

(viii) As to each Medical Device of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 355, 360 and 360e, 42 U.S.C. § 262 and 21 C.F.R. Parts 312, 314, 600 and 601, 801, 803, 805, 807, 812, 814 and 820, respectively, as applicable, and similar Laws and all terms and conditions of such applications, except for any such failure or failures to be in compliance which, individually or in the aggregate, has not had or is not reasonably likely to have a Material Adverse Effect. As to each such Medical Device, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such Medical Device, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Laws and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601, 805 and 807 and all similar Laws.

(ix) No article of any Medical Device manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (C) a product that is in violation of 21 U.S.C. §§ 355, 360, 350e, 42 U.S.C. § 262 and 21. C.F.R. 1271 (or similar Laws), except for failures to be in compliance with the foregoing that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

(x) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(xi) None of the Company or any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any

Medical Device, (b) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(xii) As used in this Agreement, the following terms shall have the meanings specified below:

“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“FDA” means the Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations issued respectively thereto.

“Social Security Act” means the Social Security Act of 1935, as amended.

“User Data” means (A) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that alone or together with other information allows the identification of a natural person or (B) any other data or information collected by or on behalf of the Company or any of its Subsidiaries from users of (1) any Software owned or purported to be owned by, or licensed or purported to be licensed to, the Company or any of its Subsidiaries, or (2) any Software from which the Company or any of its Subsidiaries is currently deriving or planning to derive revenue from the sale, license, maintenance, subscription, support or provision thereof.

(k) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. (i) Since December 31, 2014, none of the Company or any of its Subsidiaries has adopted, entered into, established, terminated, amended or modified or agreed to adopt, enter into, establish, terminate, amend or modify (or announced an intention to adopt, enter into, establish, terminate, amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, but not including the Benefit Agreements (all such plans, programs, policies, arrangements and understandings, including any such plan, program, policy, arrangement or understanding entered into, adopted or established on or after the date of this Agreement, collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

(ii) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since December 31, 2012 neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts and, to the knowledge of the Company, no labor union organizing activity, strike, work stoppage, slowdown or lockout is threatened. None of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council or similar organization with respect to his or her employment by the Company or such Subsidiary. The Company and its Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the Merger or the other transactions contemplated by this Agreement) with respect to any such organization. Each of the Company and its Subsidiaries is, and since December 31, 2012 has been, in compliance in all material respects with all applicable Laws and Judgments relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not, and since December 31, 2012 has not, engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity. No question concerning representation has been raised or is, to the knowledge of the Company, threatened respecting the employees of the Company or any of its Subsidiaries. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(l) Environmental Matters. (i) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any (A) communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (ii) (A) each of the Company and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations, (B) all such Environmental Permits are valid and in good standing and (C) neither the Company nor any of its Subsidiaries has been advised by any Governmental Entity of any actual or potential change in any material respect in the status or terms and conditions of any such Environmental Permit; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of or exposure to any Hazardous Material that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that are reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (vi) to the knowledge of the Company, there are no underground or aboveground storage tanks, generators or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company or any of its Subsidiaries, nor were there any underground storage tanks on, at, under or about any such property in the past; (vii) neither the Company nor any of its Subsidiaries stores, generates or disposes of Hazardous Materials (other than cleaning supplies or office equipment and supplies used in the ordinary course of business) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (viii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such events, conditions, circumstances, activities, practices, incidents, actions or plans are reasonably likely to arise in the future.

For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

(m) Employee Benefits Matters. (i) Section 3.01(m)(i) of the Company Letter sets forth a complete and correct list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has made available to Parent complete and correct copies of the following with respect to each Benefit Plan and Benefit Agreement, to the extent applicable: (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto, (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity with respect to each Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (C) the most recent summary plan description, and any summary of material modifications, prepared for each Benefit Plan for which a summary plan description is required under applicable Law, (D) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under each Benefit Plan and Benefit Agreement and (E) the two most recent actuarial valuations for each Benefit Plan. Each Benefit Plan and Benefit Agreement has been administered, funded and, to the extent applicable, the assets of such Benefit Plan or Benefit Agreement have been invested in all material respects in accordance with its terms. The Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance in all material respects with applicable Law, including ERISA and the Code, and the terms of any collective bargaining agreements or other labor union Contracts.

(ii) Each Pension Plan intended to be tax qualified under the Code is so qualified and has been the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination letter to the effect that such Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect the qualification of such Pension Plan. Each Benefit Plan required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that is reasonably likely to affect any such approval relating thereto or increase the costs relating thereto. The Company has delivered to Parent a complete and correct copy of the most recent determination, qualification, opinion or approval letter or similar document received from a Governmental Entity with respect to each Benefit Plan intended to qualify for favorable tax treatment or other status, as well as a complete and correct copy of each pending application for a determination, qualification, opinion or approval letter or similar document, if any, and a complete and correct list of all amendments to any such Benefit Plans as to which a favorable determination, qualification, opinion or approval letter has not yet been received.

(iii) Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to

Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities, and neither the Company nor any Commonly Controlled Entity could incur any liability with respect to any such plan (under Title IV of ERISA or otherwise).

(iv) No Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (each, a “Welfare Plan”), is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), or is unfunded or self-insured. There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries at or at any time after the Effective Time. No Welfare Plan provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except as required by Section 4980B(f) of the Code or any similar state statute or foreign Law. The Company and its Subsidiaries have complied in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA and any similar state statute or foreign Law with respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state statute).

(v) Section 3.01(m)(v) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of (A) each Benefit Plan and each Benefit Agreement pursuant to which any Company Personnel could become entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits, as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing), or any compensation or benefits the value of which would be calculated on the basis of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing), (B) to the extent permitted by Law, the names of all Company Personnel entitled to any such compensation or benefits actually payable as of the Closing Date or upon termination of employment after the Closing Date, (C) the category or type of each such form of compensation or benefit to which such Company Personnel is entitled, (D) the aggregate value of each such form of compensation or benefit actually payable as of the Closing Date and each such form of compensation or benefit that would be payable upon termination of employment or otherwise after the Closing Date, in each case, to all Company Personnel, and (E) the aggregate value of any such compensation or benefits that would be paid to each individual set forth in Section 3.01(m)(v) of the Company Letter as of the Closing Date and upon termination of employment. Except as expressly set forth in Section 5.04, no Company Personnel will be entitled to any severance, separation, change in control, termination, bonus, retention or other additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits, as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) or any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing). The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and compliance by the Company with the provisions of this Agreement do not and will not (A) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement, (B) trigger the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates or (C) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s or any of its Subsidiaries’ ability to amend, modify or terminate, any Benefit Plan or Benefit Agreement.

(vi) No deduction of any amount payable pursuant to the terms of the Benefit Plans or Benefit Agreements has been disallowed or is subject to disallowance under Section 162(m) or Section 280G of the Code.

(vii) All reports, returns and similar documents with respect to each Benefit Plan required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed. All participant data necessary to administer each Benefit Plan and Benefit Agreement is in the possession of the Company or its Subsidiaries and is in a form that is sufficient for the proper administration of the Benefit Plans and Benefit Agreements in accordance with their terms and all applicable Laws and such data is complete and correct in all material respects. Neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(viii) All material contributions, premiums and benefit payments under or in connection with each Benefit Plan and Benefit Agreement that are required to have been made by the Company or any of its Subsidiaries in accordance with the terms of such Benefit Plan and Benefit Agreement and applicable Laws have been timely made. No Benefit Plan, or any insurance Contract related thereto, requires or permits a retroactive increase in premiums or payments on termination of such Benefit Plan or such insurance Contract. Neither the Company nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement.

(ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any trustee, administrator or other fiduciary of such Benefit Plan or trust created thereunder, in each case, who is not a director, officer or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees or any Non-Affiliate Plan Fiduciary to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, or any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees or any Non-Affiliate Plan Fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable Law. No Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as such term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Merger or the other transactions contemplated by this Agreement.

(x) Neither the Company nor any of its Subsidiaries has any liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(xi) Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. Section 1.409A-1(a)(1)(a) (a “Nonqualified Deferred Compensation Plan”) (A) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (1) Section 409A of the Code and (2) the final Treasury Regulations and other guidance issued by the IRS thereunder, to the extent applicable (clauses (1) and (2), together, the “409A Authorities”) and (B) has been operated in compliance with the 409A Authorities since January 1, 2009. Each Nonqualified Deferred Compensation Plan has been in documentary compliance with the 409A Authorities since January 1, 2009.

(xii) The Company and each of its Subsidiaries have at all times acted consistently with their obligations under the Affordable Care Act, as amended, and the rules and regulations promulgated thereunder, including with respect to providing notice to employees, offering affordable, minimum value medical insurance coverage to substantially all of its full-time employees (within the meaning of Section 4980H of the Code) and otherwise in respect of the “Employer Shared Responsibility” provisions of Section 4980H of the Code, and neither Parent nor any of its affiliates is reasonably likely to have any liability from and after the Closing in connection with such law, rules, regulations or provisions as they relate to the Company and its Subsidiaries. None of the Company or any of its Subsidiaries has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Benefit Plan.

(n) Taxes. (i) Each of the Company and its Subsidiaries and any Company Affiliated Group has timely filed (after taking into account any extensions) all tax returns required to be filed in the manner prescribed by applicable Law. All such tax returns are complete and correct in all material respects. Each of the Company and its Subsidiaries and any Company Affiliated Group has timely paid all taxes due, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve, in accordance with GAAP, for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Neither the Company nor any of its Subsidiaries has any liability for any taxes of any person other than the Company or any of its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of any tax Law), (B) as a transferee or successor or (C) by Contract (other than Contracts of a commercial nature not principally related to taxes).

(ii) No tax return of the Company or any of its Subsidiaries or any Company Affiliated Group is or has ever been under, or has been threatened in writing (or otherwise, to the knowledge of the Company) with, audit or examination by any taxing authority which audit or examination has not been closed, and no written, or to the knowledge of the Company unwritten, notice of such an audit or examination has been received by the Company or any of its Subsidiaries which audit or examination has not been closed. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries or any Company Affiliated Group. Each deficiency resulting from any completed audit or examination or concluded litigation relating to taxes by any taxing authority has been timely paid. No issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The tax returns of the Company and its Subsidiaries have been examined by the relevant taxing authority for all years through December 31, 2010. The relevant statute of limitations is closed with respect to all tax returns of the Company and its Subsidiaries for all years through December 31, 2010.

(iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, and no power of attorney with respect to any taxes (other than powers of attorney authorizing employees of the Company or of any of its Subsidiaries to act on their behalf) has been executed or filed with any taxing authority by or on behalf of the Company or any of its Subsidiaries.

(iv) No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due or Liens for taxes being contested in good faith through appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on the Company’s books and records.

(v) Neither the Company nor any of its Subsidiaries is a party to or bound by or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement (including pursuant to Section 7121 of the Code) or other agreement relating to taxes with any taxing authority).

(vi) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date (i) taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a taxable period prior to the Closing Date but was not recognized for tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of any tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Closing Date) or (ii) income deferred under Section 108(i) of the Code in a taxable period beginning prior to the Closing Date.

(vii) Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to the collection, payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3102 and 3402 of the Code or comparable provisions of any tax Law) and has, within the time and the manner prescribed by Law, collected withheld from and paid over to the proper taxing authorities all amounts required to be so collected, withheld and paid under applicable Laws.

(viii) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.

(ix) No property owned by the Company or any of its Subsidiaries (A) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (B) constitutes “tax exempt use property” within the meaning of Section 168(h) of the Code or (C) is tax exempt bond financed property within the meaning of Section 168(g) of the Code. Neither the Company nor any of its Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Code, as in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982, and none of the assets of the Company or any of its Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(x) Neither the Company nor any of its Subsidiaries (A) is classified as a partnership or disregarded entity for U.S. Federal income tax purposes, (B) has ever made an election under Treasury Regulation Section 301.7701-3(c) to be classified as a partnership or disregarded entity for U.S. Federal income tax purposes, (C) has ever made a similar election under any tax Law or (D) is or has ever been classified as an S corporation for U.S. Federal income tax purposes (or for comparable purposes under any tax Law).

(xi) Section 3.01(n)(xi) of the Company Letter sets forth, as of the date of this Agreement, the following information with respect to the Company and its Subsidiaries: (A) the amount of any net operating losses, unused investment or other credits, unused foreign tax credits or excess charitable contributions of the Company or any of its Subsidiaries for Federal income tax, alternative minimum tax or any other tax purposes (including dates of expiration of such items and any limitations on such items), and (B) a list of all tax audits or examinations that are ongoing or threatened by any taxing authority and an estimate of the amount of taxes at issue in each such audit or examination.

(xii) Since December 31, 2011, there has been no change in ownership, within the meaning of Section 382(g) of the Code, of the Company or any of its Subsidiaries.

(xiii) No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Section 3.01(n)(xiii) of the Company Letter sets forth (A) the Company’s reasonable, good faith estimate of the maximum amount that could be paid to each such “disqualified individual” as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and (B) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such “disqualified individual”, in each case calculated as of the date of this Agreement. No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(xiv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution (A) of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two year period ending on the date of this Agreement or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(xv) Each of the Company and its Subsidiaries has disclosed on its U.S. Federal income tax returns and reports all positions taken therein that could give rise to a substantial understatement of U.S. Federal income tax within the meaning of Section 6662 of the Code.

(xvi) All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law. Each of the Company and its Subsidiaries has maintained all necessary documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law. Section 3.01(n)(xvi) of the Company Letter sets forth a list of the Company’s transfer pricing studies relevant to any taxes or tax return for any period for which the relevant statute of limitations is open.

(xvii) Neither the Company nor any of its Subsidiaries owns any interest in any person that is treated as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code with respect to the Company or such Subsidiary.

(xviii) The Company and each of its Subsidiaries have conducted all aspects of their business in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority.

(xix) Neither the Company nor any of its Subsidiaries has ever participated in any “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b).

(xx) For purposes of this Agreement, (A) “taxes” means all (1) Federal, state and local (in each case, whether domestic or foreign) taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value-added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties or additions imposed with respect thereto, and any -obligations under any Contracts with any other person with respect to such amounts (other than Contracts of a commercial nature not principally related to taxes), (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, and (3) liability for the payment of any amounts as a result of transferee or successor liability with respect to the payment of any amounts of the type described in clause (1) or (2); (B) “Company Affiliated Group” means each affiliated, consolidated, combined, unitary or aggregate group of which the Company or any of its Subsidiaries is or has been a member; (C) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (D) “tax return” means any Federal, state or local (in each case, whether domestic or foreign) return, declaration, report, estimate, form, claim for refund, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document, in each case relating to taxes (including any related or supporting information with respect thereto, any certificate, schedule or attachment thereto and any amendment thereof).

(o) Properties. (i) Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased real property and leased tangible assets has valid and enforceable leasehold interests in, all of its properties and tangible assets, free and clear of all Liens, except for Permitted Liens.

(ii) The material real property and tangible assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, are sufficient (subject to normal wear and tear) to operate their businesses in substantially the same manner as they are currently conducted by the Company. The material tangible assets and real property (including the electrical, power, cooling and mechanical infrastructure) of the Company and each of its Subsidiaries are each in good working order, and have been maintained in accordance with prudent industry practice.

(iii) Section 3.01(o)(iii) of the Company Letter sets forth a complete and correct list of all real property and interests in real property leased by the Company or any of its Subsidiaries as of the date of this Agreement (each such property, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries currently owns in fee any real property or interests in real property.

(iv) With respect to each Leased Real Property, (A) the Merger and the other transactions contemplated by this Agreement do not require the consent of any party to any lease, (B) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof and (C) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(v) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases of Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Bankruptcy and Equity Exception. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the leases to Leased Real Property to which it is a party and under which it is in occupancy.

(vi) Without limiting the generality of the foregoing, all real property and each of the Company’s and its Subsidiaries’ use of or occupancy of all or any portion of the premises demised by the Leased Real Property (e.g., the entire building or land and building or specified suites, units or portions of a building) (the “Demised Premises”) complies with all applicable codes and Laws relating to use and occupancy, including all zoning codes and related rules and regulations and the codes and standards for building quality, fire protection and life safety promulgated by the National Fire Association or a jurisdictional equivalent entity or any certificate of occupancy affecting all or any portion of the Demised Premises. Each of the Company and its Subsidiaries has in effect Permits necessary for it to legally occupy all or any portion of the Demised Premises and to carry on its business as currently conducted and there has occurred no violation of, or default (with or without notice or lapse of time, or both) under, any such Permit or codes or Laws applicable to occupancy thereof. There is no event which is reasonably likely to result in the revocation, cancelation, non-renewal or adverse modification of any such Permit.

(p) Intellectual Property. (i) Section 3.01(p)(i) of the Company Letter sets forth a complete and correct list of all issued patents, patent applications, registered trademarks and applications therefor, trade names, registered service marks, registered copyrights and applications therefor and domain names and applications therefor, if any, owned by the Company or any of its Subsidiaries as of the date of this Agreement. The Company has made available to Parent complete and correct copies of, and Section 3.01(p)(i) of the Company Letter sets forth a complete and correct list of, all material license agreements relating to Intellectual Property to or by which the Company or any of its Subsidiaries is a party or bound as of the date of this Agreement, other than (except with respect to licenses or rights referred to in clause (ii)(L) below) nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

(ii) (A) The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens) all Intellectual Property necessary for or material to the conduct of its business as currently conducted and such rights are not subject to termination by any third party.

(B) All issued patents, patent applications, registered trademarks and applications therefor, trade names, registered service marks, design rights, registered copyrights and applications therefor and domain names and applications therefor owned by the Company or any of its Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(C) To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any person.

(D) There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened with respect to, and neither the Company nor any of its Subsidiaries has been notified in writing of, any possible infringement or other violation in any material respect by the

Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person. Since January 1, 2012, the Company has not been notified in writing of any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person. There is no investigation pending or, to the knowledge of the Company, threatened with respect to any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person.

(E) To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating in any material respect any Intellectual Property rights of the Company or any of its Subsidiaries.

(F) The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of their confidential Intellectual Property. Each of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned or used in the business of the Company or any of its Subsidiaries, have assigned or otherwise transferred to the Company or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such person in any material Intellectual Property owned or used by the Company or any of its Subsidiaries, and such assignment or transfer is effective with respect to all such material Intellectual Property. None of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned or used by the Company or any of its Subsidiaries, have a valid claim against the Company or any of its Subsidiaries with respect to the involvement of such persons in the conception and development of any material Intellectual Property owned, claimed to be owned or intended to be owned or used by the Company or any of its Subsidiaries, and no such claim has been asserted or, to the knowledge of the Company, threatened. To the knowledge of the Company, none of the current or former employees, agents, consultants and independent contractors of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

(G) The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or result in any release of any source code or materials from escrow under, or give rise to any right, license or encumbrance relating to, any material Intellectual Property owned or used by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries now has or has had any agreement with any third party, or any right of termination, cancelation or acceleration of any material Intellectual Property right or obligation set forth in any agreement to or by which the Company or any of its Subsidiaries is a party or bound, or the loss or encumbrance of any material Intellectual Property or material benefit related thereto, or result in the creation of any Lien in or upon any material Intellectual Property or right.

(H) To the extent Third Party Software is distributed or utilized in services provided to customers of the Company or any of its Subsidiaries together with the Intellectual Property of the Company or any of its Subsidiaries in its past or present products or services, (1) the third parties licensing or otherwise providing such Third Party Software to the Company or its Subsidiaries as of the date of this Agreement have been identified in Section 3.01(p)(ii)(H)(1) of the Company Letter, (2) all licenses necessary from such third parties to permit such marketing, distribution or provision of support have been obtained, are active, assignable and have been complied with, (3) no royalties or payments are due (or such royalties and payments are identified in Section 3.01(p)(ii)(H)(3) of the Company Letter)

and (4) there are no obligations under the licenses for such Third Party Software to provide access to any third party to, or permit any third party to copy, modify or distribute, any Intellectual Property owned or distributed, marketed or used in the provision of services or support by the Company or any of its Subsidiaries.

(I) None of the source code or other material trade secrets of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a non-disclosure agreement that is, in all material respects, in the standard form used by the Company that has been made available to Parent prior to the date of this Agreement, or, to the knowledge of the Company, by any other person to any person except pursuant to licenses or Contracts requiring such other person to keep such trade secrets confidential.

(J) No person has any marketing or distribution rights to any material Intellectual Property of the Company or any of its Subsidiaries.

(K) Neither the Company nor any of its Subsidiaries has assigned, sold or otherwise transferred ownership of any material issued patent, patent application, registered trademark or application therefor, service mark, registered copyright or application therefor or any other material Intellectual Property since January 1, 2011.

(L) No licenses or rights have been granted by the Company or any of its Subsidiaries to a third party to distribute the source code for, or to use any source code to create Derivative Works of, any product or service currently marketed by, commercially available from or under development by the Company or any of its Subsidiaries for which the Company or one of its Subsidiaries possesses the source code.

(M) The Company and each of its Subsidiaries has (1) created and has safely stored back-up copies of all their material computer programs and Software (including object code, source code and associated data and documentation) and (2) taken reasonable steps to protect their material Intellectual Property and their rights thereunder and, to the knowledge of the Company, no such rights to any material Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company or any of its Subsidiaries.

(N) Section 3.01(p)(ii)(N) of the Company Letter identifies any and all open source, public source or freeware Software or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License, Affero General Public License, GNU Lesser General Public License or limited general public license, that is used in, incorporated into, integrated or bundled with any Intellectual Property, product or service of the Company or any of its Subsidiaries as of the date of this Agreement.

(O) The Company and its Subsidiaries are in compliance with all Contracts pursuant to which any source code of the Company or any of its Subsidiaries has been placed into escrow (other than any noncompliance which would not (with or without notice or lapse of time or both) affect whether such source code would be released from such escrow), neither the Company nor any of its Subsidiaries is in material breach or default under any such Contract and no source code has been released from escrow pursuant to any such Contract.

(P) The Company and its Subsidiaries have taken all commercially reasonable steps and have implemented commercially reasonable procedures to protect their information technology systems (including software and data) from Contaminants, and to the knowledge of the Company there have been no unauthorized intrusions or breaches of the security of such information technology systems. “Contaminants” means all “back doors,” “time bombs,” “Trojan horses,” “worms,” “drop dead devices,” “viruses” and other software routines and hardware components that permit unauthorized access to or unauthorized disablement or erasure of any software, data or information technology system.

(iii) For purposes of this Agreement, “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iv) For purposes of this Agreement, (A) “Intellectual Property” means Software, trademarks (registered or unregistered), design rights (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, Software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; (B) “Software” means all types of computer software programs, including operating systems, application programs, software tools, Firmware and software imbedded in equipment, including both object code and source code; the term “Software” shall also include all written or electronic data, documentation and materials that explain the structure or use of Software or that were used in the development of Software, including software specifications, or are used in the operation of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases; the term “Firmware” shall include all types of firmware, firmware specifications, masks, circuit layouts, hardware and hardware descriptions; and (C) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries).

(q) Products. Except as is not reasonably likely to be material, individually or in the aggregate, to the Company and its Subsidiaries, each of the products and services made available, produced or sold by the Company and its Subsidiaries (i) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws, (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and (iii) when used in accordance with its associated documentation, is capable of correctly processing, providing and/or receiving data for non-English speaking countries (including those that use double-byte characters) and data specific to a particular country’s language. There is no material design defect with respect to any of such products.

(r) Inventory. As of the date of this Agreement, each item of Inventory, whether reflected in the Baseline Financials or subsequently acquired, (i) is free of any material defect or deficiency and (ii) is in good, usable and currently marketable condition (subject, in the case of raw materials and work-in-process, to the completion of the production process) and are and will be in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice. For purposes of this Agreement, “Inventory” means inventories of any of the products of the Company and its Subsidiaries, and raw materials, work-in-process, wrappings, supply and packaging items relating thereto, in each case owned by the Company or any of its Subsidiaries.

(s) Receivables. As of the date of this Agreement, all the Receivables (i) represent actual indebtedness or other obligations incurred by the applicable account debtors and (ii) have arisen from bona fide transactions in the ordinary course of business. As of the date of this Agreement, all the Receivables are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts. For purposes of this Agreement, “Receivables” means all receivables constituting the right of the Company or any of its Subsidiaries to receive payments in respect of goods or services.

(t) Insurance. The Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary for businesses in the Company’s and its Subsidiaries’ business. Section 3.01(t) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of the insurance policies maintained by the Company and its Subsidiaries and the annualized premium payable with respect to each such policy. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed.

(u) Unlawful Payments. (i) Neither the Company nor any of its affiliates, nor any director, officer, employee, agent or representative of the Company or any of its affiliates, nor any other person acting for or on behalf of the Company or any of its affiliates:

(A) has directly or indirectly (I) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (II) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (III) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage or (IV) violated any provision of the FCPA, the UK Bribery Act or any other Law that prohibits corruption or bribery; or

(B) has been investigated by any Governmental Entity, or been the subject of any allegation, with respect to conduct within the scope of subsection (A) above.

(ii) There have been no, and, as of the Closing Date, will be no, false or fictitious entries made in the books or records of the Company or any of its affiliates relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither the Company nor any of its affiliates has established or maintained, or will establish or maintain, a secret or unrecorded fund.

(iii) [RESERVED]

(iv) The Company and its affiliates have in place policies, procedures and controls that are designed to mitigate the risk of any conduct within the scope of subsection (i)(A) above occurring.

(v) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries, and each of their respective employees, consultants, agents and representatives, is in compliance with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under any Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Entity. Section 3.01(u)(v)(A) of the Company Letter sets forth, as of the date of this Agreement, each filing with a Governmental Entity relating to such lobbying activities and campaign contributions, including the name of any registered lobbyist or influencer and the Governmental Entity to which such filing was provided. Section 3.01(u)(v)(B) of the Company Letter sets forth, as of the date of this Agreement, each campaign contribution made by the Company or its Subsidiaries, including the amount thereof, the name of the beneficiary thereof and the Governmental Entity that regulates campaign contributions to such beneficiary.

(vi) For the avoidance of doubt, any reference to “other thing of value” in this Section 3.01(u) includes meals, entertainment, travel and lodging. For purposes of this Agreement, the “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder, and “UK Bribery Act” means Bribery Act 2010 (c.23), as amended, and any rules, regulations and guidance promulgated thereunder.

(v) Government Contracts. (i) None of the employees, consultants, agents, franchisees or distributors of the Company or any of its Subsidiaries is or during the last six years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity. There is no pending, and during the last six years there has been no, audit or investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to any Contract between or among the Company or any of its Subsidiaries, or any of their respective franchisees or distributors and any Governmental Entity (a “Government Contract”). During the last six years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, has had reason to conduct, initiate or report any internal investigation, or has made a voluntary disclosure that confirmed the existence of or disclosed any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. None of the Company, its Subsidiaries or any of their respective employees, consultants, agents, franchisees or distributors has made any intentional misstatement or omission in connection with any voluntary disclosure that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in the immediately preceding two sentences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(ii) There are (A) no outstanding written and, to the knowledge of the Company, no threatened claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract and (B) no disputes between the Company or any of its Subsidiaries and a Governmental Entity under the Contract Disputes Act of 1978, as amended (the “Contract Disputes Act”), or similar applicable Law or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. No event, condition or omission has occurred that would constitute grounds for a claim or a dispute under clause (A) or (B). Neither the Company nor any of its Subsidiaries has an interest in any pending or potential claim under the Contract Disputes Act or similar applicable Law against a Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(iii) None of the Company, its Subsidiaries or any of their respective employees, consultants, agents, franchisees or distributors is (or during the last six years has been) suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iv) All material test and inspection results that the Company or its Subsidiaries have provided to a Governmental Entity or any other entity pursuant to a Government Contract or as a part of the delivery to a Governmental Entity pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or its Subsidiaries were complete and correct in all material respects. Either the Company or one of its Subsidiaries has provided all test and inspection results to the relevant Governmental Entity pursuant to each Government Contract as required by applicable Law and the terms of the applicable Government Contract.

(v) With respect to each Government Contract (A) the Company and each of its Subsidiaries, as applicable, have complied in all material respects with the terms and conditions of such Government Contract; (B) the Company and each of its Subsidiaries, as applicable, have complied with all requirements of all applicable Law or agreements pertaining to such Government Contract; (C) all representations and certifications set forth in or pertaining to such Government Contract were current, complete and correct as of their effective date, and the Company or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (D) no Governmental Entity, nor any prime contractor, subcontractor, vendor or other entity, has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has breached or violated any applicable Law pertaining to such Government Contract; (E) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract and, to the knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds to any such action; (F) no material cost incurred by the Company or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Entity; (G) no money due to the Company or its Subsidiaries pursuant to such Government Contract has been withheld or set off; and (H) such Government Contract is valid and subsisting.

(w) State Takeover Statutes. Assuming the accuracy of Section 3.02(e), the approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement, the Stockholders Agreements, the Merger, the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, and compliance with the terms of this Agreement and the Stockholders Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Stockholders Agreements, the Merger, the other transactions contemplated by this Agreement, including transactions contemplated by the

Stockholders Agreements, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, or compliance with the terms of this Agreement.

(x) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting as a single class and, in the case of the Company Preferred Stock, on an as-converted basis in accordance with the terms of Section 10 of the Company Preferred Stock Certificate of Designation in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(y) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by the Company or one or more of its Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and correct copies of all agreements under which such fee or commission is payable and all indemnification and other agreements related to the engagement of the persons to whom such fee is payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company or any of its Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(y) of the Company Letter.

(z) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid in accordance with Section 2.01(c) of this Agreement to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company, solely for informational purposes, has provided to Parent a copy of any such opinion, or if such opinion has not been delivered to the Board in written form as of the execution of this Agreement, then the Company shall deliver to Parent a copy of any such opinion received by the Board in written form for informational purposes only promptly following receipt thereof.

(aa) Auditor Relationship. Section 3.01(aa) of the Company Letter sets forth a complete and correct list of all relationships, audit or otherwise (including a description of services that the Company or any of its Subsidiaries has received, or is receiving, in connection with each such relationship), between the Company or any of its Subsidiaries, on the one hand, and PricewaterhouseCoopers LLP or any of its affiliates, on the other hand.

SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.

(b) Authority; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Sub, (ii) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, is not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, is not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(e) State Takeover Statutes. None of Parent, Sub or any other affiliate of Parent has been an “interested stockholder” with respect to the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of DGCL.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other employees, to preserve their assets and technology, their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and to maintain their franchises, rights and Permits. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01 to which the information set forth in such Section relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, warrants, restricted shares, calls or rights to acquire any such shares or other securities (including any Stock Options or Restricted Shares, except pursuant to the forfeiture conditions of such Stock Options or Restricted Shares or the cashless exercise or tax withholding provisions of such Stock Options or Restricted Shares, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any material indebtedness of the Company or any of its Subsidiaries;

(ii) issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than (x) the issuance of shares of Company Common Stock upon the exercise of Stock Options or rights under the ESPP, in each case outstanding as of the date of this Agreement and only if and to the extent required by the terms of the Company Stock Plans as in effect on the date of this Agreement and (y) the issuance of shares of Company Common Stock upon conversion of Company Preferred Stock pursuant to Section 8 of the Company Preferred Stock Certificate of Designation), or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;

(iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than (x) assets purchased for resale by the Company in the ordinary course of business and (y) assets with a purchase price not in excess of $500,000 in the aggregate and acquired in the ordinary course of business consistent with past practice;

(v) sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except (A) grants of nonexclusive licenses in the ordinary course of business consistent with past practice and (B) sales of Inventory or used equipment in the ordinary course of business consistent with past practice and except for Permitted Liens incurred in the ordinary course of business consistent with past practice;

(vi) (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case other than (x) borrowings in the ordinary course of business under the Company’s existing principal credit facility which borrowings are prepayable at any time without premium or penalty and (y) the payment or prepayment of borrowings thereunder in accordance with its terms in the ordinary course of business consistent with past practice without prepayment premium or penalty, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) the Company or any direct or indirect wholly owned Subsidiary of the Company and (2) advances of travel and similar expenses to employees in the ordinary course of business consistent with past practice;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

(viii) (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms on the date of this Agreement, of claims, liabilities or obligations reserved against in the Baseline Financials (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound unless, in the case of clause (C), the failure to grant any such waiver, modification or consent or any action to enforce would reasonably be likely to result in a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law and the Company has given prior written notice of such to Parent;

(ix) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;

(x) modify or amend in any material respect, or accelerate, terminate or cancel, any Material Contract or waive any right to enforce, relinquish, release, transfer or assign any rights or claims thereunder, other than immaterial modifications or amendments made in the ordinary course of business consistent with past practice;

(xi) enter into any Contract that is not in the ordinary course of business or that is inconsistent with past practice;

(xii) except as required to ensure that any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement, (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Personnel, other than as required pursuant to the terms of any applicable Benefit Plans or Benefit Agreements as in effect as of the date of this Agreement, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice, (D) grant or amend any award under any Benefit Plan (including the grant or amendment of Stock Options, Restricted Shares, restricted stock units, stock appreciation rights, performance units, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Personnel, other than payments required pursuant to the terms of any applicable Benefit Plans or Benefit Agreements as in effect as of the date of this Agreement, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (G) take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xiii) form any Subsidiary of the Company;

(xiv) enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law;

(xv) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xvi) [RESERVED]

(xvii) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xviii) write-down any of its material assets, including any Intellectual Property, or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable Law;

(xix) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case in this clause (D) in a manner outside the ordinary course of business or inconsistent with past practice;

(xx) take any action or fail to take any action with the knowledge that such action or failure to act would reasonably be likely to result in the material loss or reduction in value of the Intellectual Property of the Company and its Subsidiaries, taken as a whole;

(xxi) enter into, extend or renew (A) any Contract or amendment thereof which, if executed prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(i)(i)(A), (B), (C), (E), (F), (H), (J), (M), (O) or (T), (B) any Contract or amendment thereof that grants any person the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice or (C) any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, however, that solely for purposes of this clause (C) (and not clauses (A) or (B)

above) the Company may enter into, extend or renew any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, that with respect to this clause (C), in each case (x) such entry, extension or renewal is in the ordinary course of business and is not inconsistent with past practice and (y) if the entry, extension or renewal is other than on standard terms and conditions, including any terms and conditions relating to geographic exclusivity, the Company shall have provided Parent with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(xxii) enter into any Contract or material amendment thereof which, if executed prior to the date of this Agreement, would have been disclosed pursuant to Section 3.01(i)(i)(G), (I), (K), (L), (Q) or (S), other than any Contract pursuant to which the Company or any of its Subsidiaries has been or is being granted a license to source code in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(xxiii) amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the Merger; or

(xxiv) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity before the Closing (after taking into account any extensions), and all Post-Signing Returns shall be complete and correct and shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); provided that no Post-Signing Returns shall be filed with any taxing authority without Parent’s prior written consent (which consent shall not be unreasonably delayed or withheld); (ii) the Company and each of its Subsidiaries shall timely pay all taxes due and payable owed by each such entity other than any taxes being contested in good faith through appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on the Company’s books and records; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company shall promptly notify Parent of any suit, claim, action, assessment, investigation, proceeding or audit (collectively, “tax actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any tax and will not settle or compromise any such tax action without Parent’s prior written consent (which consent shall not be unreasonably delayed or withheld); (v) none of the Company or any of its Subsidiaries will make, revoke or change any material tax election without Parent’s prior written consent (which consent shall not be unreasonably delayed or withheld); and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

(c) Additional Tax Matters. (i) The Company and each of its Subsidiaries shall cooperate, and shall, to the extent within its control, cause its respective affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives reasonably to cooperate, with Parent in preparing and filing all tax returns, resolving tax disputes and in all other tax matters, including by maintaining and making available to Parent and its affiliates all books and records relating to taxes.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(iii) No later than five business days prior to the Closing Date, the Company shall deliver to Parent a list of the holders of Company Capital Stock, Stock Options and Restricted Shares, in each case along with such holders’ address and taxpayer identification numbers for U.S. Federal income tax purposes. The Company acknowledges and consents that Parent shall be entitled to deliver such list (including the holders’ addresses and taxpayer identification numbers) to the Paying Agent for the purpose of facilitating the payment of the Merger Consideration and the treatment of Stock Options and Restricted Shares as contemplated by Section 5.04.

(iv) All tax sharing agreements, arrangements and practices between the Company (and any affiliates of the Company) on the one hand, and any other party, on the other hand, (other than such tax sharing agreements, arrangements and practices of a commercial nature not principally related to taxes) shall be terminated on or before the Closing. After the Closing, none of the Company or any affiliate of the Company shall have any rights or obligations under any such tax sharing agreement, arrangement or practice.

SECTION 4.02. No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information that could reasonably be expected to lead to, or otherwise knowingly cooperate in any way with, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide unsolicited written Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, and which unsolicited Takeover Proposal did not result from a breach of this Section 4.02 or any other provision of this Agreement, the Company may, and may permit and authorize its Subsidiaries and its representatives and advisors and its Subsidiaries’ representatives and advisors to, in each case subject to compliance with Section 4.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives and advisors) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the Agreement for Exchange of Confidential Information, Agreement Number WH15001, dated as of May 27, 2015 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”); provided that all such information had been provided or made available, or is substantially concurrently provided or made available, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives and advisors) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries that executed an Offer Letter on or prior to the date hereof or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent or Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 10% or more of the total consolidated revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 10% or more of the outstanding voting equity interests of the Company or of any class of capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (i) above.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written offer which did not result from a breach of Section 4.02(a) made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Capital Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) provides consideration that is more favorable to the stockholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)), or resolve or agree to take any such action (each, an “Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change; provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; and provided further, that the Board of Directors of the Company may not effect such an Adverse Recommendation Change unless (A) the Board of Directors of the Company shall have first provided prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (B) Parent does not make, within five business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), (x) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (y) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event (it being understood and agreed that any amendment or modification of such Superior Proposal (other than a non-substantive amendment or modification) shall require a new Adverse Recommendation Change Notice and a new five business day period). The Company agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent.

For purposes of this Agreement, the term “Intervening Event” means any event, circumstance or fact developing after the date of this Agreement, unknown to the Board of Directors of the Company, as of the date of this Agreement, which becomes known prior to the Stockholder Approval and which causes the Board of Directors of the Company to reasonably conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall, as promptly as possible and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall

(A) on a daily basis at mutually agreeable times, advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and any other matters identified with reasonable specificity by Parent (or its outside counsel) and the material details (including material amendments or proposed amendments as to price and other material terms) of any such Takeover Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and written or electronic communications relating to any such Takeover Proposal (including the financing thereof), request or inquiry exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the one hand, and the person making a Takeover Proposal or any of its affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, the failure to make such disclosure would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

SECTION 4.03. Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and, no later than the twenty-fifth calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of this Agreement, file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) if the Board of Directors of the Company shall not have made an Adverse Recommendation Change, shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the

Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference therein. Parent agrees that none of such information will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint that has the effect of preventing such action, cause to occur no earlier than the 30th calendar day or later than the 40th calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of (x) obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time and (y) requesting an advisory vote on change-in-control payments to executives of the Company as required by applicable SEC rules; provided, however, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and the Company shall use its commercially reasonable efforts to obtain such a quorum as promptly as practicable, (ii) the Company may delay the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law, (iii) if the Company receives a Takeover Proposal, the price or material terms of a previously received Takeover Proposal are modified or amended or an Intervening Event occurs, in any such case during the five calendar day period immediately prior to the day of the Stockholders Meeting, the Company may adjourn or postpone the Stockholders Meeting until the date that is the fifth business day after the date on which the Stockholders Meeting would have otherwise been held and (iv) the Company may adjourn or postpone the Stockholders Meeting to the extent (and only to the extent) required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b), (x) the Board of Directors of the Company shall recommend to holders of Company Capital Stock that they adopt this Agreement and shall include such recommendation in the Proxy Statement and (y) the Company shall use its commercially reasonable efforts to solicit the Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal. The Company shall provide updates to Parent with respect to the proxy solicitation for the Stockholders Meeting (including interim results) as reasonably requested by Parent.

SECTION 5.02. Access to Information; Confidentiality. (a) Subject to compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, make available to Parent any information concerning its business as Parent may reasonably request (including the work papers of BDO USA LLP). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, as and to the extent reasonably requested by Parent, provide Parent, to the extent applicable, with (i) a complete and correct list of all licenses issued by the Federal Communications Commission (the “FCC”) and held by the Company or any of its Subsidiaries (the “FCC Licenses”), (ii) complete and correct copies of each FCC License, (iii) the address and physical location of the device(s) covered by each FCC License, (iv) a written description of the purpose of the device(s) covered by each FCC License, (v) complete and correct copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its Subsidiaries and (vi) all reasonably available information in the possession of the Company or any of its Subsidiaries reasonably necessary for Parent to make an independent determination that the Company and its Subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control).

(c) Subject to applicable law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

SECTION 5.03. Commercially Reasonable Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including transactions contemplated by the Stockholders Agreements), including using its commercially reasonable efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of commercially reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholders Agreements or any of the Merger and the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, take commercially reasonable actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Stockholders Agreements, the Merger and the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets

(whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (A) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (C) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Company Capital Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Parent’s Subsidiaries, respectively; or (D) seeking to (1) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries or (2) directly or indirectly prevent the Company or its or Parent’s Subsidiaries from operating any of their respective businesses in substantially the same manner as operated by the Company and its or Parent’s Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity.

(b) (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, changes in the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii) Except as prohibited by applicable Law, the Company shall promptly, upon having knowledge, notify Parent in writing of:

(A) the occurrence of any matter or event that (1) is, or that could reasonably be expected to be, material (individually or in the aggregate) to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) has resulted, or could reasonably be expected to result, in (I) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (II) any such representation and warranty that is not so qualified becoming untrue in any material respect or (III) any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B) the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement;

(C) any notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required in connection with the Merger or the other transactions contemplated by this Agreement;

(D) any notice or other communication from any customer, distributor or reseller to the effect that such customer, distributor or reseller is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the Merger or the other transactions contemplated by this Agreement;

(E) any material notice or other material communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent, together with the Company’s written notice;

(F) any filing or notice made by the Company with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Parent together with the Company’s written notice; and

(G) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(h) or that relate to the consummation of the Merger or the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements;

provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii) Parent, upon having knowledge, shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) could not be satisfied or (B) the failure of Parent or Sub to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) could not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(c) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or the other transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

(d) Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Sub, will adopt this Agreement.

SECTION 5.04. Equity Awards. (a) As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) at the Effective Time, each Cash-Out Stock Option shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Cash-Out Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of Company Common Stock subject to such Cash-Out Stock Option, which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

(ii) each Rollover Stock Option shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option (other than with respect to exercisability prior to vesting or the ability to pay the exercise price by tendering previously owned shares of Company Common Stock), the number of shares of Parent common stock, par value $0.20 per share (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Rollover Stock Option divided by (B) the Exchange Ratio;

(iii) at the Effective Time, each Restricted Share outstanding immediately prior to the Effective Time that is not a Cash-Out Restricted Share shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the Restricted Share Holder thereof shall be entitled to receive no consideration, except as further provided in this Section 5.04(a)(iii). Parent shall pay to each Restricted Share Holder promptly, and in no event later than 20 business days after each applicable Lapse Date, the Restricted Share Applicable Amount; provided that if such Restricted Share Holder’s employment with Parent or its affiliates terminates for any reason on or before any such Lapse Date, Parent shall have no obligation to pay, and such Restricted Share Holder shall have no right to receive, such Restricted Share Applicable Amount or the Restricted Share Applicable Amount attributable to any subsequent Lapse Date;

(iv) each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, Restricted Shares, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company shall, in accordance with the terms of such Benefit Plan or Benefit Agreement, as applicable, be deleted prior to the Effective Time, and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, Restricted Shares, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation;

(v) any shares of Company Common Stock that remain available for issuance pursuant to any Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with such Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of Parent Common Stock, the “Assumed Shares”); and

(vi) each Cash-Out Restricted Share outstanding as of the Effective Time shall be converted at the Effective Time into the right to receive an amount in cash equal to the Common Stock Merger Consideration in accordance with Section 2.01(c);

(vii) as used in this Agreement, the following terms shall have the meanings specified below:

“Cash-Out Restricted Share” means any Restricted Share that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Cash-Out Stock Option” means (a) any Stock Option that is outstanding immediately prior to the Effective Time to the extent vested and unexercised as of immediately prior to the Effective Time (taking into account any acceleration of vesting resulting from the transactions contemplated by this Agreement (alone or in combination with any other event) pursuant to the terms of such Stock Option (or the Company Stock Plan pursuant to which such Stock Option was granted) as in effect on the date of this Agreement), (b) any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time that has an exercise price per share of Company Common Stock subject to such Stock Option greater than or equal to the Common Stock Merger Consideration and (c) any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Exchange Ratio” means a fraction, the numerator of which is the Common Stock Merger Consideration and the denominator of which is the average closing price per share of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the 20 trading days immediately preceding the date on which the Effective Time occurs.

“Lapse Date” means, with respect to a Restricted Share Holder, any date after the Effective Time on which any Restricted Share held by such Restricted Share Holder immediately prior to the Effective Time would have vested or in respect of which the Company’s right to repurchase would have lapsed, in each case, pursuant to the Company Stock Plans or any other terms of such Restricted Share as in effect immediately prior to the Effective Time.

“Restricted Share Applicable Amount” means, with respect to any Lapse Date, an amount in cash equal to the product of (a) the Common Stock Merger Consideration and (b) the number of Restricted Shares held by the applicable Restricted Share Holder immediately prior to the Effective Time that, on such Lapse Date, would have vested or in respect of which the Company’s right to repurchase would have lapsed pursuant to the Company Stock Plans or any other terms of such Restricted Shares as in effect immediately prior to the Effective Time.

“Restricted Share Holder” means any person who, immediately prior to the Effective Time, is a holder of Restricted Shares that are not Cash-Out Restricted Shares.

“Rollover Stock Option” means any Stock Option other than a Cash-Out Stock Option that is outstanding immediately prior to the Effective Time.

(b) As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) the ESPP shall terminate, effective upon the earlier of the first purchase date following the date of this Agreement and the last trading day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ESPP) or termination of such purchase rights on such last business day (as provided for in the following clause (v)), as applicable, and (v) if the ESPP remains in effect on the last trading day prior to the Effective Time, each purchase right under the ESPP outstanding at such time shall be terminated in exchange for a cash payment equal to the excess of (A) the Common Stock Merger Consideration over (B) 85% of the lesser of (1) the closing price of a share of Company Common Stock on the NASDAQ Global Select Market on the last trading day before the commencement of the last offering period and (2) the closing price of a share of Company Common Stock on the NASDAQ Global Select Market on the last trading day before the Effective Time; provided that the number of purchase rights with respect to which clause (v) shall be applicable shall be subject to the limitations under the ESPP regarding the maximum number and value of shares of Company Common Stock purchasable per participant with respect to any offering period.

(c) The adjustments provided in Section 5.04(a)(ii) with respect to any Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code.

(d) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(e) The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(f) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans (other than the ESPP), with the result that Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its affiliates.

(g) As soon as practicable following the Effective Time, Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Rollover Stock Options and/or (ii) assume such Rollover Stock Options under an existing equity incentive plan of Parent or any of its Affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. To the extent permitted by the Federal securities Laws, Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses required thereby) as long as any Rollover Stock Option may remain outstanding.

SECTION 5.05. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement and set forth in Section 5.05 of the Company Letter shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation and its successors and assigns to comply with and honor the foregoing obligations.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

(c) Parent shall obtain, or cause to be obtained, as of the Effective Time a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six-year period; provided that in no event shall Parent or the Surviving Corporation be required to pay, with respect to the entire six-year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period from June 4, 2015 to, and including, June 4, 2016, for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $370,999); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the Effective Time, as may be obtained for such 300% amount. For the avoidance of doubt, nothing in this Section 5.05(c) shall require Parent to make expenditures exceeding $1,112,997 in the aggregate. If requested by Parent, the Company shall issue a broker of record letter naming the insurance broker selected by Parent to effect such runoff coverage, and the Company shall provide all cooperation and information reasonably requested by Parent and the selected insurance broker with respect to the procurement of such runoff coverage.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and shall be binding on Parent and the Surviving Corporation and their successors and assigns and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.05 shall survive the consummation of the Merger.

SECTION 5.06. Fees and Expenses. (a) Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Stockholders Agreements and the transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) after the date of this Agreement, a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or to its stockholders generally or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to the Company or generally known to the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) and (B) prior to the date that is 12 months after such termination, (x) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (y) any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 10% shall be deemed references to 30%) or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay Parent a fee equal to $26,000,000 (the “Termination Fee”) by wire transfer of same-day funds (A) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of the events referred to in clauses (x) and (y) above, in each case to an account designated by Parent; provided, however that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) The Company acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 5.07. Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement, including transactions contemplated by the Stockholders Agreements, shall be in the form heretofore agreed to by the parties. The Company shall consult with Parent before making, and give Parent a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that these restrictions shall not apply to any Company communications regarding any Takeover Proposal or Adverse Recommendation Change.

SECTION 5.08. Resignation of Directors and Officers. At the Closing, if requested by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of any or all the directors and/or officers of the Company and any Subsidiary of the Company, effective at the Effective Time; provided, that any such resignations of any officer shall not affect such officer’s employment status with the Company or its Subsidiaries.

SECTION 5.09. Sub and Surviving Corporation Compliance. Parent shall cause Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement.

SECTION 5.10. Certain Pre-Closing Actions. Prior to the Closing, the Company shall take each of the actions set forth in Section 5.10 of the Company Letter.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other Law (collectively, “Legal Restraints”) that restrains, enjoins or otherwise prohibits the consummation of the Merger shall be in effect.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of Parent, to proceed with the Merger. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Company Capital Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Parent’s Subsidiaries, respectively, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries or (B) directly or indirectly prevent the Company or its or Parent’s Subsidiaries from operating any of their respective businesses in substantially the same manner as operated by the Company and its or Parent’s Subsidiaries prior to the date of this Agreement, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement.

(d) Legal Restraint. No Legal Restraint that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect.

(e) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or the Company shall have obtained all consents, approvals and waivers set forth in Section 6.02(e) of the Company Letter.

(f) Credit Agreement. The Company shall have provided Parent with a customary pay-off letter with respect to the Credit Agreement, dated as of April 29, 2014, by and among the Company, the Subsidiary Guarantors party thereto, the lenders from time to time party thereto and Guggenheim Corporate Funding, LLC, as administrative agent, as amended (the “Credit Agreement”), reasonably satisfactory to Parent, which will become effective upon payment of the amount specified in such pay-off letter, as well as executed lien release documents, reasonably satisfactory to Parent, with respect to all Liens granted or incurred pursuant to the Credit Agreement and any related agreement.

(g) Termination of Certain Company Additional Agreements. The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the termination of the Company Additional Agreements (other than the Merrick Original Consulting Agreement) effective upon Closing. The Merrick Updated Consulting Agreement shall be in full force and effect and shall not have been further amended.

(h) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, development, event, condition, occurrence or action that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or was caused by such party’s breach of any other provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by March 31, 2016 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c) by Parent, in the event the Company has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;

(d) [RESERVED];

(e) by Parent, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) either is incapable of being cured or is not cured by the Company by the date that is 30 business days after its receipt of written notice from Parent of such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (ii) if any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; or

(f) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) either is incapable of being cured or is not cured by Parent or Sub by the date that is 30 business days after its receipt of written notice from the Company of such breach or failure or, if capable of being cured by Parent or Sub by such date, Parent or Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(y), the last sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any material and intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which material and intentional breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Facsimile:	(914) 499-7803

Attention:	Kevin J. Reardon
Vice President, Corporate Development

with a copy to:

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Facsimile:	(914) 499-6006

Attention:	Gregory C. Bomberger
Vice President and Assistant General Counsel, Corporate Development

and with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile:	(212) 474-3700

Attention:	George F. Schoen, Esq.
O. Keith Hallam, Esq.

if to the Company, to:

Merge Healthcare Incorporated
350 North Orleans Street
Chicago, IL 60654
Facsimile:	(312) 994-9495

Attention:	Justin C. Dearborn
Jared Green

with a copy to:

Jenner & Block LLP
353 North Clark Street
Chicago, IL 60654
Facsimile:	(312) 527-0484

Attention:	Mark A. Harris
Brian R. Boch

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b) “business day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or obligated by Law or executive order to close;

(c) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry of (i) the officer of the Company who has primary responsibility for the subject matter in question if such officer is not listed in Section 8.03(b) of the Company Letter, or (ii) any officer or employee of the Company identified in Section 8.03(b) of the Company Letter;

(d) “Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) a prohibition of, material impediment to or material delay in the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or (iii) a material impairment on the ability of Parent and its Subsidiaries to continue operating the business of the Company and its Subsidiaries after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that in no event shall any of the following events, effects or circumstances, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect: (A) any change in general economic, business, financial, credit or market conditions that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in their industry; (B) any change in GAAP or applicable Law or the interpretation thereof that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in their industry in the United States; (C) any act of terrorism, war (whether or not declared), natural disaster or any national or international calamity affecting the United States that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in their industry in the United States; (D) any failure to meet internal or published projections, forecasts, or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect); (E) any change in the price or trading volume of the Company Capital Stock in and of itself (provided that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect) or (F) the announcement of this Agreement or the transactions contemplated hereby, including any loss of employees or customers resulting from the publication of this Agreement or the identity of Parent or any of its affiliates as the acquirer of the Company (provided that the exceptions in this clause (F) shall not apply to the representations made in the fifth and final sentences of Section 3.01(d) and shall not apply to clause (ii) above) or (G) any action or omission of the Company or any of its Subsidiaries taken with the prior written consent of Parent;

(e) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and

(f) a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 8.04. Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Except as otherwise provided, any information “made available” to Parent by the Company or its Subsidiaries shall include only that information contained in such documents stored on the hard disk reflecting the contents of that certain virtual data room maintained by the Company through Ansarada and that Parent’s representatives have been granted access to as of 6:00 p.m., New York City time, on August 5, 2015, a copy of which has been provided to Parent prior to the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with any Exhibit hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and the Stockholders Agreements, and (b) except for the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub may assign, in their sole discretion, any or all their rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve the assigning party of any of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09. Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

SECTION 8.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective signatories thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS
MACHINES CORPORATION,

by
/s/ Kevin Reardon
	Name:	Kevin Reardon
	Title:	VP, Corporate Development
DATONG ACQUISITION CORP.,

by
/s/ George Kotlarz
	Name:	George Kotlarz
	Title:	President
MERGE HEALTHCARE
INCORPORATED,

by
/s/ Justin C. Dearborn
	Name:	Justin C. Dearborn
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Merge Healthcare Incorporated.

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801 and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent permitted by the law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this ARTICLE VIII shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this ARTICLE VIII shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

A-A-1

ARTICLE IX

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this ARTICLE IX shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

A-A-2

EXHIBIT B

August 6, 2015

Merrick Ventures, LLC
320 N. Orleans Street, 10th Floor
Chicago, IL 60654

Re:	Consulting Agreement

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Consulting Agreement (as amended, the “Consulting Agreement”), dated as of May 29, 2015, by and between Merge Healthcare Incorporated, a Delaware corporation (the “Company”), and Merrick Ventures, LLC, a Delaware limited liability company (“Merrick”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Consulting Agreement. This letter agreement (this “Agreement”) shall amend the terms of the Consulting Agreement, as set forth below.

Now, therefore, Merrick and the Company hereby agree as follows.

1.   Fees and Expenses. The following is added to the end of Section 4 of the Consulting Agreement as a new paragraph:

“Notwithstanding anything in the Consulting Agreement to the contrary, the Fee will not be paid or payable in connection with the execution and delivery of the that certain Agreement and Plan of Merger by and among International Business Machines Corporation (“IBM”), Datong Acquisition Corp. and the Company, dated as of the date hereof, as such agreement may be amended, modified and waived from time to time in accordance with its terms (the “Merger Agreement”) or consummation of the transactions contemplated thereby; provided, that the foregoing shall only be effective with respect to the Merger (as defined in the Merger Agreement) if and when consummated and no other transaction. In consideration of the foregoing, whether or not the Merger is consummated, the Company hereby agrees to pay by wire transfer of immediately available funds upon written request of Merrick all reasonable, actual and documented expenses (including attorneys’ fees and expenses) incurred by Merrick or its Affiliates (as defined in the Merger Agreement) (the “Transaction Expenses”) in connection with the Merger Agreement, this Agreement, any other agreement between Merrick and its Affiliates and the Company, any agreement between Merrick, Michael W. Ferro, Jr. and their respective Affiliates and IBM and the transactions contemplated thereby.”

2.   Entire Agreement. This Agreement embodies the entire agreement between the Parties with respect to the amendment of the Consulting Agreement. In the event of any conflict or inconsistency between the provisions of the Consulting Agreement and this Agreement, the provisions of this Agreement shall control and govern.

3.   No Other Amendments. Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Consulting Agreement remain in full force and effect.

4.   Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of the Parties bind and inure to the benefit of their respective successors and assigns whether so expressed or not.

5.   Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but which together shall constitute one instrument.

A-B-1

6.   Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the United States and the State of Delaware, exclusive of its conflicts of laws provisions.

Please confirm our mutual understanding by signing and returning to the Company a copy of this Agreement.

Very truly yours,

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin C. Dearborn
Name:	Justin C. Dearborn
Title:	Chief Executive Officer

Agreed and accepted as of the date first written above:
MERRICK VENTURES, LLC

By:	/s/ Michael W. Ferro, Jr.
Name:	Michael W. Ferro, Jr.
Title:	Chief Executive Officer

A-B-2

ANNEX B

STOCKHOLDERS AGREEMENT dated as of August 6, 2015 (this “Agreement”), among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), and each of THE INDIVIDUALS AND OTHER PARTIES LISTED ON SCHEDULE A ATTACHED HERETO (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS Parent, Datong Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and MERGE HEALTHCARE INCORPORATED, a Delaware corporation (the “Company”), have contemporaneously with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS each Stockholder is the record or beneficial owner of the number of shares of Company Common Stock or Company Preferred Stock, as applicable, set forth opposite such Stockholder’s name on Schedule A (such shares of capital stock of the Company, the “Original Shares”, and together with any New Shares (as defined below), the “Subject Shares”); and

WHEREAS as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representa-tions, warranties, covenants and agreements set forth herein and in the Merger Agreement, each party hereto agrees as follows:

SECTION 1. Representations and Warranties of Each Stockholder. Each Stockholder jointly and severally hereby represents and warrants to Parent as follows:

(a) Organization; Authority; Execution and Delivery; Enforceability. (i) Such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement and the compliance by such Stockholder with the provisions of this Agreement have been duly authorized by all necessary action on the part of such Stockholder and its governing body, members, stockholders and trustees, as applicable, and (iii) no other proceedings on the part of such Stockholder (or such Stockholder’s governing body, members, stockholders or trustees, as applicable) are necessary to authorize this Agreement, to consummate the transactions contemplated by this Agreement or to comply with the provisions of this Agreement. Such Stockholder has all requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement (and each person (used herein as defined in the Merger Agreement) executing this Agreement on behalf of such Stockholder that is not a natural person has full power, authority and capacity to execute and deliver this Agreement on behalf of such Stockholder and to thereby bind such Stockholder), to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

(b) No Conflicts; Consents. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, (i) any provision of any certificate of incorporation, bylaws or trust (or similar organizational documents) of such Stockholder, (ii) any Contract to or by which such Stockholder is a party or bound or to or by which any of the properties or assets of such Stockholder (including such Stockholder’s Subject Shares) is bound or subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to such Stockholder or to such Stockholder’s properties or assets (including such Stockholder’s Subject Shares) other than, in the case of clauses (ii) and (iii) of this paragraph, conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, rights, losses, Liens or entitlements that individually or in the aggregate would not reasonably be expected to (x) impair in any material respect the ability of such Stockholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to any Governmental Entity or other person (“Consent”) is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the provisions of this Agreement, except for (1) filings under the HSR Act and any other applicable competition, merger control, antitrust or similar law or regulation, (2) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (3) those Consents the failure of which to be obtained or made individually or in the aggregate are not reasonably likely to impair in any material respect the ability of such Stockholder to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement and (4) those Consents which have already been obtained.

(c) Ownership. Such Stockholder is the beneficial owner of the number of Original Shares set forth opposite such Stockholder’s name on Schedule A, and such Stockholder’s Original Shares constitute all of the shares of Company Capital Stock held of record, beneficially owned or for which voting power or disposition power is held by such Stockholder. Such Stockholder has good and marketable title, free and clear of any Liens, to those Original Shares of which such Stockholder is the record owner. Such Stockholder has the right to vote those Original Shares of which such Stockholder is the beneficial owner but not the owner of record. Such Stockholder does not own, of record or beneficially, (i) any shares of capital stock of the Company other than the Original Shares or (ii) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in the Company, other than those set forth opposite such Stockholder’s name on Schedule B. Such Stockholder has the sole right to vote and Transfer such Stockholder’s Original Shares, and none of such Stockholder’s Original Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Stockholder’s Original Shares that would in any way limit the ability of such Stockholder to perform its obligations hereunder, except as set forth in Sections 3 and 4 of this Agreement.

(d) Information. None of the information relating to such Stockholder provided by or on behalf of such Stockholder for inclusion in the Proxy Statement or any filing required to be made with the SEC by the Company, Parent or Sub will, at the respective times such documents are filed with the SEC and at the respective times such documents are first published, sent or given to the Company’s stockholders, at the time of any amendment or supplement of any such document or at the time of the Stockholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) Compliance. Neither the Stockholder nor any of its affiliates, nor any director, officer, employee, agent or representative of the Stockholder or any of its affiliates, nor any other person acting for or on behalf of the Stockholder or any of its affiliates will directly or indirectly use all or any portion of the amounts paid by Parent under the Merger Agreement (i) for or in connection with or in furtherance of the making, offering or promising to make, or the authorization of the making of any unlawful payment to any person, (ii) for or in connection with or in furtherance of the giving, offering or promising to give, or the authorization of the giving of any unlawful gift, political or charitable contribution or other thing of value or advantage to any person or (iii) in a manner that may violate any provision of the FCPA, the UK Bribery Act or any other Law that prohibits corruption or bribery. Neither Stockholder nor any of its affiliates is a “foreign official” within the meaning of the FCPA or a “foreign public official” as defined by the UK Bribery Act.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows: Parent has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement and the compliance by Parent with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming due authorization (in the case of each Stockholder that is not a natural person), execution and delivery by each Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance by Parent with the terms of this Agreement do not and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws of Parent, (ii) any Contract or Permit to which or by which Parent is a party or bound or to or by which any of the properties or assets of Parent is subject or bound or otherwise under which Parent has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to Parent or its properties or assets other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, Liens, rights or entitlements that individually or in the aggregate would not reasonably be expected to (x) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (y) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. No Consent is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, other than as contemplated by the Merger Agreement.

SECTION 3. Covenants of Each Stockholder. Each Stockholder severally and not jointly covenants and agrees as to itself as follows:

(a) At any meeting of the stockholders of the Company called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or at any postponement or adjournment thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) with respect to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall (i) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of such Stockholder’s Subject Shares in favor of, and shall consent to (or cause to be consented to), the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement; provided that, in each case, the Merger Agreement shall not have been amended or modified in a manner adverse to such Stockholder.

(b) Such Stockholder shall not, and shall not commit or agree to, (i) sell, transfer, pledge, exchange, assign, tender or otherwise dispose of (including by gift, merger or otherwise by operation of law) (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of the Company, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit-sharing or other derivative arrangement) of any Subject Shares (or any interest therein) or any rights to acquire any securities or equity interests of the Company, to any person other than pursuant to this Agreement or the Merger Agreement, unless prior to any such Transfer the transferee of such Stockholder’s Subject Shares is a party to this Agreement, enters into a stockholder agreement with Parent on terms substantially identical to the terms of this Agreement and otherwise satisfactory to Parent or agrees to become a party to this Agreement pursuant to a joinder agreement satisfactory to Parent, or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any Subject Shares or rights to acquire any securities or equity interests of the Company, other than this Agreement; provided that nothing contained herein shall restrict the ability of such Stockholder to convert any shares of Company Preferred Stock to Company Common Stock or to exercise any Stock Options for Company Common Stock. Each certificate or other instrument representing any Subject Shares shall bear a legend that such Subject Shares are subject to the provisions of this Agreement, including this Section 3(b).

(c) (i) Such Stockholder shall not commit or agree to take any action inconsistent with the transactions contemplated by, or the terms of, this Agreement or the Merger Agreement. Such Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving and declaring advisable the Merger. Such Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have.

(ii) Such Stockholder shall not, and such Stockholder shall not permit any of its Subsidiaries to, or authorize or permit any affiliate (other than the Company or any of its Subsidiaries in accordance with the terms of the Merger Agreement), director, officer, trustee, spouse, employee or partner of such Stockholder or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of such Stockholder or any of its Subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or by this Agreement without the prior written consent of Parent, except as may be required by applicable Law or court process; provided that the foregoing shall not apply to any disclosure required to be made by such Stockholder to the SEC or other Governmental Entity, including any amendment of any Statement of Schedule 13D, so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the public statements made by the Company and Parent pursuant to the Merger Agreement.

(d) Such Stockholder hereby agrees that, in the event (i) of any stock or extraordinary dividend or other distribution, stock split, reverse stock split, recapitalization, reclassification, reorganization, combination or other like change, of or affecting the Subject Shares or (ii) that such Stockholder purchases or otherwise acquires beneficial ownership of or an interest in, or acquires the right to vote or share in the voting of, any shares of capital stock of the Company, in each case after the execution of this Agreement (including by conversion, exercise, operation of law or otherwise) (collectively, the “New Shares”), such Stockholder shall deliver promptly to Parent written notice of its acquisition or receipt of New Shares which notice shall state the number of New Shares so acquired or received. Such Stockholder agrees that any New Shares acquired or received by such Stockholder pursuant to clause (i) or (ii) of this paragraph shall be subject to the terms of this Agreement and shall be deemed to be Subject Shares, including all covenants, agreements, obligations, representations and warranties set forth herein, and shall constitute Subject Shares to the same extent as if those New Shares were owned by such Stockholder on the date of this Agreement. Such Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any person to which record or beneficial ownership of such Stockholder’s Subject Shares shall pass, whether by operation of Law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy. ii)Each Stockholder hereby irrevocably grants to, and appoints, Parent, Gregory C. Bomberger and any other individual designated in writing by Parent, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares at any meeting of stockholders of the Company or any adjournment or postponement thereof, or grant a consent or approval in respect of such Stockholder’s Subject Shares, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement and (ii) otherwise in accordance with Section 3 of this Agreement. The proxy granted in this Section 4 shall expire upon the termination of this Agreement.

(b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

SECTION 5. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 4 of this Agreement.

SECTION 6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent may in its sole discretion assign, in whole or in one or more parts, any or all of its rights, interests or obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement if the applicable assignee does not perform such obligations. Any purported assignment in violation of this Section 6 shall be void. Subject to the preceding sentences of this Section 6, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 7. Termination. This Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, other than Section 9, which shall survive and instead shall expire upon the expiration of all rights of Parent and Sub thereunder.

SECTION 8. Reserved.

SECTION 9. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto; provided that this Section 9(a), Section 9(b) and the proviso in Section 9(f) may not be amended, waived or modified without the prior written consent of the Company.

(b) Additional Covenants. Each Stockholder severally and not jointly covenants and agrees as to itself to take any actions necessary to cause the conditions set forth in Section 6.02(g) of the Merger Agreement to be satisfied on a timely basis that does not delay the Closing.

(c) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A (or at such other address for a party as shall be specified by notice given in accordance with this Section 9(c)).

(d) Interpretation. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties hereto and their respective successors and assigns any rights (legal, equitable or otherwise, except the rights conferred upon those persons specified as proxies in Section 4) or remedies, whether as third party beneficiaries or otherwise; provided that each of the parties acknowledge and agree that the Company is a third party beneficiary of Section 9(b) hereof.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and terms of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matter to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Stockholders hereby appoints the Company as its agent for service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

(k) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9(k).

(l) Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such fees, costs and expenses.

[Signature page follows]

IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION,

by	/s/ Kevin Reardon
Name: Kevin Reardon
Title: VP, Corporate Development

STOCKHOLDERS:

MERRICK VENTURE MANAGEMENT HOLDINGS, LLC,

by	/s/ Michael W. Ferro, Jr.
Name: Michael W. Ferro, Jr.
Title: Chief Executive Officer

MERRICK VENTURES, LLC,

by	/s/ Michael W. Ferro, Jr.
Name: Michael W. Ferro, Jr.
Title: Chief Executive Officer

Schedule A

Company Common Stock

Name and Address of Stockholder	Number of Subject Shares Owned of Record	Number of Subject Shares Owned Beneficially
Merrick Venture Management Holdings, LLC 350 North Orleans Street 10th Floor Chicago, Illinois 60654	21,105,857	21,105,857
Merrick Ventures, LLC 350 North Orleans Street 10th Floor Chicago, Illinois 60654	4,925,441	4,925,441

Company Preferred Stock

Name and Address of Stockholder	Number of Subject Shares Owned of Record	Number of Subject Shares Owned Beneficially

None

Schedule B

Name and Address of Stockholder	Number of Shares Subject to Unexercised Options

None

ANNEX C

Goldman
Sachs

PERSONAL AND CONFIDENTIAL

August 6, 2015

Board of Directors
Merge Healthcare Incorporated
350 North Orleans Street, 1st Floor
Chicago, IL 60654

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than International Business Machines Corporation (“IBM”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Merge Healthcare Incorporated (the “Company”) of the $7.13 in cash per Share to be paid in accordance with Section 2.01(c) of the Agreement (as defined below) to such holders pursuant to the Agreement and Plan of Merger, dated as of August 6, 2015 (the “Agreement”), by and among IBM, Datong Acquisition Corp., a wholly owned subsidiary of IBM (“Acquisition Sub”), and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, IBM, any of their respective affiliates and third parties, including Merrick Ventures, LLC, a significant shareholder of the Company (“Merrick”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to IBM and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a joint bookrunner with respect to public offerings of IBM’s Floating Rate Notes due 2016 (aggregate principal amount $1,000,000,000), Floating Rate Notes due 2019 (aggregate principal amount $750,000,000), 1.95% Notes due 2019 (aggregate principal amount $750,000,000), and 3.625% Notes due 2024 (aggregate principal amount $2,000,000,000), each in February 2014, and 1.875% Notes Due November 6, 2020 (aggregate principal amount €1,500,000,000), and 2.875% Notes Due November 7, 2025 (aggregate principal amount €1,000,000,000), each in October 2013, as an active commercial paper dealer on IBM’s commercial paper program since January 2013, and as financial advisor to IBM on the divestiture of its Microelectronics business to GlobalFoundries in July 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, IBM, Merrick and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Merrick and its affiliates from time to time and may have invested in limited partnership units of affiliates of Merrick from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”), including a summary analysis of the Company’s net operating losses prepared by the management of the Company, as approved for our use by the Company (the “NOL Analysis”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare information software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the NOL Analysis, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than IBM and its affiliates) of Shares, as of the date hereof, of the $7.13 in cash per Share to be paid in accordance with Section 2.01(c) of the Agreement to such holders pursuant to this Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of Restricted Shares (as defined in the Agreement) who, as of immediately prior to the Effective Time, are not non-employee directors, consultants or independent contractors of the Company or any of its subsidiaries, or any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $7.13 in cash per Share to be paid in accordance with Section 2.01(c) of the Agreement to the holders (other than IBM and its affiliates) of Shares, pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or IBM or the ability of the Company or IBM to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $7.13 in cash per Share to be paid in accordance with Section 2.01(c) of the Agreement to the holders (other than IBM and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to the holders (other than IBM and its affiliates) of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX D
Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, §255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

MERGE HEALTHCARE INCORPORATED

350 North Orleans Street, First Floor
Chicago, Illinois 60654

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MERGE HEALTHCARE INCORPORATED
THIS PROXY MUST BE EXECUTED FOR YOUR VOTE TO BE COUNTED

The undersigned hereby appoints Justin C. Dearborn, Jared Green and Steven M. Oreskovich, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock, par value $0.01 per share, and Series A Convertible Preferred Stock, par value $0.01 per share, of Merge Healthcare Incorporated (the "Company") held of record by the undersigned on September 10, 2015, at the Special Meeting of Stockholders to be held on October 13, 2015, and any adjournment or postponement thereof. The undersigned further hereby acknowledges receipt of the notice of the Special Meeting and proxy statement and hereby revokes all prior proxies with respect to the matters set forth herein.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted FOR proposals One, Two and Three. This proxy also delegates discretionary authority with respect to any other business which may properly come before the Special Meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1 14475

SPECIAL MEETING OF STOCKHOLDERS OF

MERGE HEALTHCARE INCORPORATED

October 13, 2015

PROXY VOTING INSTRUCTIONS

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. It is not necessary to return this proxy if you vote by telephone or Internet. Please note that the last vote received in accordance with the instructions contained in this proxy card, whether by telephone, Internet or mail, will be the vote counted.

Your vote is important! You can vote in one of the following ways:

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/telephone until 11:59 PM EST the day before the Special Meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.

00030003003000000000 5 101315

THE BOARD OF DIRECTORS OF MERGE HEALTHCARE INCORPORATED RECOMMENDS A VOTE "FOR" PROPOSALS ONE, TWO AND THREE.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

The Board of Directors recommends a vote FOR proposals One, Two and Three.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name, or names, appears on your stock certificate. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Where stock is issued in the name of two or more persons, all such persons should sign.